As Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-123580

PROSPECTUS

AMES TRUE TEMPER, INC.

$150,000,000

OFFER TO EXCHANGE

Senior Floating Rate Notes due 2012
for any and all outstanding
Senior Floating Rate Notes due 2012
of
Ames True Temper, Inc.

The exchange offer will expire at 12:00 midnight, New York City time, on May 13, 2005, which is at least 20 business days after the commencement of the exchange offer, unless extended.

The Company:

•	We are the leading North American manufacturer and marketer of non-powered lawn and garden tools and accessories.

The Offering:

•	Offered securities: the securities offered by this prospectus, which we refer to as the New Notes, are senior floating rate notes, which are being issued in exchange for senior floating rate notes sold by us in our private placement that we consummated on January 14, 2005, which we refer to as the Original Notes. The New Notes are substantially identical to the Original Notes and are governed by the same indenture governing the Original Notes. Original Notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

•	Expiration of offering: the exchange offer expires at 12:00 midnight, New York City time, on May 13, 2005, which is at least 20 business days after the commencement of the exchange offer, unless extended.

The New Notes:

•	Maturity: January 15, 2012.

•	Interest Rate: will accrue at the rate per annum, reset quarterly, equal to LIBOR plus 4.00%.

•	Interest Payments: quarterly in cash in arrears on each January 15, April 15, July 15 and October 15 of each year, starting on April 15, 2005.

•	Guarantee: the New Notes will be guaranteed by our parent, ATT Holding Co., on a senior unsecured basis.

•	Redemption: we can redeem the New Notes on or after January 15, 2007, except we may redeem up to 35% of the New Notes prior to January 15, 2007 with the proceeds of one or more public equity offerings. We are required to redeem the New Notes under some circumstances involving changes of control and asset sales.

•	Ranking: the New Notes and the guarantee described above will be unsubordinated unsecured obligations of Ames True Temper, Inc. and our parent and will rank senior in right of payment to all of our existing and future subordinated indebtedness, including our existing senior subordinated notes due 2012; rank equally in right of payment with all of our future unsubordinated unsecured indebtedness; be effectively subordinated in right of payment to our secured indebtedness to the extent of the value of the assets securing such indebtedness, including all borrowings under our senior secured credit facility; and be structurally subordinated to all of the existing and future indebtedness and other liabilities of our subsidiaries, including trade payables.

•	Neither an exchange of an Original Note for a New Note nor the filing of a registration statement with respect to the resale of the New Notes should be a taxable event to you, and you should not recognize any taxable gain or loss or any interest income as a result of such exchange or such filing.

See "Risk Factors," beginning on page 11, for a discussion of some factors that should be considered by holders in connection with a decision to tender Original Notes in the exchange offer.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 14, 2005

INFORMATION ABOUT THE TRANSACTION

THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. SUCH INFORMATION IS AVAILABLE WITHOUT CHARGE TO THE HOLDERS OF OUR ORIGINAL NOTES BY CONTACTING US AT OUR ADDRESS, WHICH IS 465 RAILROAD AVENUE, CAMP HILL, PENNSYLVANIA 17011 OR BY CALLING US AT (717) 737-1500. TO OBTAIN TIMELY DELIVERY OF THIS INFORMATION, YOU MUST REQUEST THIS INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE                                       , WHICH IS AT LEAST 20 BUSINESS DAYS AFTER THE COMMENCEMENT OF THE EXCHANGE OFFER, UNLESS EXTENDED.

TERMS USED IN THIS PROSPECTUS

Unless otherwise noted, or indicated by the context, in this prospectus:

•	the terms the "company," "we," "us," "Ames True Temper" and "our" refer to Ames True Temper, Inc. and its subsidiaries and, for periods prior to June 28, 2004, our predecessor companies;

•	the term "parent" refers to ATT Holding Co., the owner of 100% of our capital stock, which has no assets other than our capital stock;

•	the term "Predecessor Company I" refers to our company for the period from January 14, 2002 to June 27, 2004, under the ownership of Wind Point Partners;

•	the term "Predecessor Company II" refers to Ames True Temper Group, a division of U.S. Industries, Inc, during the period prior to January 14, 2002;

•	references to our fiscal years are to our parent's 52-week period that generally ends on the Saturday nearest September 30 of such year; for example "fiscal 2004" is the 52-week period ended September 25, 2004;

i

•	references to fiscal 2004 are to the 52-week period that is combined from the thirteen-week period ended September 25, 2004 with the 39-week period ended June 27, 2004 for Predecessor Company I;

•	references to fiscal 2002 are to the period from September 30, 2001 to January 13, 2002 for Predecessor Company II combined with the period from January 14, 2002 to September 28, 2002 for Predecessor Company I to form a 52-week period; and

•	the term the "transactions" refers to the acquisition of Predecessor Company I by Castle Harlan Partners IV, L.P., or CHP IV, in June 2004, our related entry into a $215.0 million senior credit facility, the issuance of the 10% senior subordinated notes, and the receipt by CHATT Holdings LLC, the "buyer parent", of a $110.5 million equity capital contribution from CHP IV and its affiliates and management.

ii

PROSPECTUS SUMMARY

This summary contains basic information about us and this exchange offer. It likely does not contain all the information that you may consider important in making your investment decision. For a more complete understanding of this exchange offer, we encourage you to read this entire prospectus and the documents to which we have referred you. You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements included elsewhere in this prospectus. You should also carefully consider the matters discussed in "Risk Factors." All references to years made in connection with our financial statements or operating results generally refer to the fiscal year ended on the Saturday nearest to September 30 of such year. For example, "fiscal 2004" refers to our fiscal year ended September 25, 2004.

Our Company

We are a leading North American manufacturer and marketer of non-powered lawn and garden tools and accessories. We believe we have the leading market share in product categories representing over 80% of our fiscal 2004 net sales. We offer the following 11 distinct product lines with over 5,000 active SKUs:

• long handle tools	• pots and planters
• wheelbarrows	• pruning tools
• decorative accessories	• repair handles
• garden hoses	• snow tools
• hose reels	• striking tools
• lawn carts

We sell our products primarily in the U.S. and Canada through (1) retail centers, including home centers and mass merchandisers, (2) wholesale chains, including hardware stores and garden centers, and (3) industrial distributors. We have a large portfolio of recognized brands that enables us to offer specific branding strategies for our large retail customers. We believe that our global manufacturing strategy, based primarily upon a blend of domestic manufacturing and sourced product, makes us cost-competitive while allowing us to provide a high level of customer service.

Our brands are among the most recognized across our primary product categories in the North American non-powered lawn and garden tools and accessories market. Our brand portfolio includes Ames, True Temper, Ames True Temper and Stanley (licensed from The Stanley Works), as well as contractor-oriented brands including Jackson, Kodiak and Pony. This strong portfolio of brands has allowed us to develop specific branding strategies tailored to each of our large retail customers, including The Home Depot, Lowe's and Wal-Mart, which differentiates us from our competitors. We have long-standing relationships with the leading companies that sell our product categories and our top 20 customers, based on fiscal 2004 net sales, have been purchasing our products for an average of over 18 years.

We have sought to achieve the appropriate balance between the time-to-market efficiency of domestic manufacturing and the lower costs realized from foreign sourcing, primarily from China. Since 2002, when our current executive management team joined us, we have implemented significant cost saving measures, including the closure of a redundant corporate office, the consolidation of seven manufacturing facilities and the move of labor-intensive manufacturing offshore. We continue to evaluate each of our product lines to determine the appropriate balance between domestic manufacturing and foreign sourcing. We believe the continued implementation of our blended manufacturing strategy, combined with our strong portfolio of brands, will help us enhance revenue growth, increase margins and strengthen our leading market position, without sacrificing quality or customer service.

Competitive Strengths

We believe that the following competitive strengths will allow us to remain a leading manufacturer and marketer of non-powered lawn and garden tools and accessories. The following competitive strengths are discussed under "Business—Competitive Strengths":

•	our leading market positions;

•	our strong customer relationships;

•	our extensive, well-recognized brand portfolio;

•	our high level of customer service and logistical support;

•	our flexible manufacturing capabilities;

•	our wood manufacturing expertise; and

•	our experienced management team with a significant equity interest.

Business Strategy

We intend to continue to expand our business, enhance our market position and increase our net sales and cash flow by focusing on the following key initiatives. The following key initiatives are discussed under "Business—Business Strategy":

•	Further refining our manufacturing mix;

•	Increasing our penetration with existing customers by focusing on new product innovation and growing underdeveloped categories;

•	Growing via channel expansion; and

•	Pursuing strategic acquisitions.

Our Equity Sponsor

In June 2004, affiliates of Castle Harlan, Inc., a New York-based private-equity investment firm, together with certain of our employees, completed the acquisition of our company. Affiliates of Castle Harlan, Inc. own approximately 87% of CHATT Holdings LLC, the "buyer parent," and management owns approximately 13%.

Castle Harlan is a New York-based private equity investment firm founded in 1987 specializing in investments in middle-market companies through leveraged buyouts, industry consolidations, divestitures, restructurings, turnarounds, workouts, and bankruptcies. Since its inception, Castle Harlan has invested, on behalf of the private equity funds which it manages, in 40 companies with a total enterprise value of approximately $7.0 billion. Castle Harlan has maintained a disciplined strategy and achieved success in making control investments in middle-market companies, becoming one of the premier equity sponsors within this sector. Castle Harlan's investment in Ames True Temper of approximately $96.5 million was funded by Castle Harlan Partners IV, L.P., or CHP IV, and its affiliates. CHP IV is an investment fund closed in August 2003, which together with its affiliates, totals approximately $1.2 billion in committed capital. Castle Harlan's portfolio companies include Advanced Accessory Systems, Morton's Restaurant Group, Inc., Horizon Lines, LLC and Caribbean Restaurants, LLC.

Our company is incorporated under the laws of the State of Delaware. Our principal executive offices are located at 465 Railroad Avenue, Camp Hill, Pennsylvania 17011. Our telephone number is (717) 737-1500.

The Exchange Offer

Expiration Date	12:00 midnight, New York City time, on May 13, 2005, which is at least 20 business days after the commencement of the exchange offer, unless we extend the exchange offer.

Exchange and Registration Rights	In the registration rights agreement dated January 14, 2005, the holders of our senior floating rate notes due 2012, which are referred to in this prospectus as the "Original Notes", were granted exchange and registration rights. This exchange offer is intended to satisfy these rights. You have the right to exchange the Original Notes that you hold for our senior floating rate notes due 2012, which are referred to in this prospectus as the "New Notes," with substantially identical terms. Once the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Original Notes.

Accrued Interest on the New Notes and Original Notes	The New Notes will bear interest from January 14, 2005. Holders of Original Notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on those Original Notes accrued to the date of issuance of the New Notes.

Conditions to the Exchange Offer	The exchange offer is conditioned upon some customary conditions that we may waive. All conditions to which the exchange offer is subject must be satisfied or waived on or before the expiration of the offer.

Procedures for Tendering Original Notes	Each holder of Original Notes wishing to accept the exchange offer must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; or

•	arrange for The Depository Trust Company, or DTC, to transmit required information in accordance with DTC's procedures for transfer to the exchange agent in connection with a book-entry transfer.

You must mail or otherwise deliver this documentation together with the Original Notes to the exchange agent. Original Notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

Special Procedures for Beneficial Holders	If you beneficially own Original Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Original

Notes in the exchange offer, you should contact the registered holder promptly and instruct them to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your Original Notes, either arrange to have your Original Notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery Procedures	You must comply with the applicable procedures for tendering if you wish to tender your Original Notes and:

•	time will not permit your required documents to reach the exchange agent by the expiration date of the exchange offer; or

•	you cannot complete the procedure for book-entry transfer on time; or

•	your Original Notes are not immediately available

Withdrawal Rights	You may withdraw your tender of Original Notes at any time on or prior to 12:00 midnight, New York City time, on the expiration date.

Failure to Exchange Will Affect You Adversely	If you are eligible to participate in the exchange offer and you do not tender your Original Notes, you will not have further exchange or registration rights and you will continue to be restricted from transferring your Original Notes. Accordingly, the liquidity of the Original Notes will be adversely affected.

Federal Tax Considerations	We believe that the exchange of the Original Notes for the New Notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. A holder's holding period for New Notes will include the holding period for Original Notes, and the adjusted tax basis of the New Notes will be the same as the adjusted tax basis of the Original Notes exchanged. See "Material U.S. Federal Income and Estate Tax Considerations."

Exchange Agent	The Bank of New York, trustee under the indenture under which the New Notes will be issued, is serving as exchange agent.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Summary Terms of the New Notes

The summary below describes the principal terms of the New Notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The "Description of Notes" section of this prospectus contains a more detailed description of the terms and conditions of the New Notes. You should refer to "Risk Factors" for an explanation of certain risks of investing in the New Notes.

Issuer	Ames True Temper, Inc., a Delaware corporation.

Securities	The form and terms of the New Notes will be the same as the form and terms of the Original Notes except that:

•	the New Notes will bear a different CUSIP number from the Original Notes;

•	the New Notes will have been registered under the Securities Act of 1933, or the Securities Act, and, therefore, will not bear legends restricting their transfer; and

•	you will not be entitled to any exchange or registration rights with respect to the New Notes.

The New Notes will evidence the same debt as the Original Notes. They will be entitled to the benefits of the indenture governing the Original Notes and will be treated under the indenture as a single class with the Original Notes.

Maturity	January 15, 2012.

Interest Rate	Interest on the New Notes will accrue at the rate per annum, reset quarterly, equal to LIBOR plus 4.00%.

Interest Payment Dates	January 15, April 15, July 15 and October 15, commencing April 15, 2005.

Ranking	The New Notes will be the unsecured unsubordinated obligations of Ames True Temper, Inc. Accordingly, they will rank:

•	effectively behind all of its existing and future senior secured debt, to the extent of the assets securing such debt, including borrowings under the senior secured credit facility;

•	equally with any of its future senior unsecured debt;

•	ahead of any of its existing and future senior subordinated debt, including its existing senior subordinated notes due 2012; and

•	effectively behind all of the existing and future liabilities of its subsidiaries, including trade payables.

In the event that our secured creditors, including the lenders under our senior secured credit facility, exercise their rights with respect to our assets pledged to them, our secured creditors would be entitled to be repaid in full from the proceeds of those assets before those proceeds would be available for distribution to other creditors, including holders of the New Notes.

As of December 25, 2004, after giving pro forma effect to the issuance of the Original Notes:

•	the issuer and its subsidiaries would have had $301.8 million principal amount of indebtedness on a consolidated basis (including the Notes), of which $2.6 million would have been secured debt; and

•	subsidiaries of the issuer would have had $10.5 million of indebtedness and other liabilities, including trade payables but excluding intercompany liabilities.

Guarantee.	Our parent will guarantee the New Notes on a senior unsecured basis.

The guarantee will be an unsecured senior obligation of our parent. Accordingly, it will rank behind our parent's guarantee of our senior secured credit facility, equal to all future unsubordinated unsecured indebtedness of our parent and ahead of all existing and future subordinated debt of our parent, including our parent's guarantee of our senior subordinated notes due 2012.

Optional Redemption.	We may redeem the New Notes, in whole or in part, at any time on or after January 15, 2007 at the redemption prices described in the section "Description of Notes—Optional Redemption," plus accrued and unpaid interest, if any.

In addition, before January 15, 2007, we may redeem up to 35% of the New Notes with the net cash proceeds from specified equity offerings at the redemption price listed in "Description of Notes—Optional Redemption," plus accrued and unpaid interest, if any. However, we may only make such a redemption if at least 65% of the aggregate principal amount of New Notes issued under the indenture remains outstanding immediately after the redemption.

Change of Control.	If we experience specific kinds of changes in control, we must offer to purchase the New Notes at 101% of their face amount, plus accrued and unpaid interest, if any.

Certain Covenants.	The indenture governing the New Notes will, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	borrow money, guarantee debt or sell preferred stock;

•	create liens;

•	pay dividends on or redeem or repurchase stock;

•	make specified types of investments;

•	sell stock in our restricted subsidiaries;

•	restrict dividends or other payments from restricted subsidiaries;

•	enter into transactions with affiliates; and

•	sell assets or merge with other companies.

These covenants contain important exceptions, limitations and qualifications. For more details, see "Description of the New Notes."

Exchange Offer; Registration Rights	You have the right to exchange the Original Notes for New Notes with substantially identical terms. This exchange offer is intended to satisfy that right. The New Notes will not provide you with any further exchange or registration rights.

Resales Without Further Registration	We believe that the New Notes issued in the exchange offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are acquiring the New Notes issued in the exchange offer in the ordinary course of your business;

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in the distribution of the New Notes issued to you in the exchange offer; and

•	you are not our "affiliate," as defined under Rule 405 of the Securities Act.

Each of the participating broker-dealers that receives New Notes for its own account in exchange for Original Notes that were acquired by it as a result of market-making or other activities must acknowledge that it will deliver a prospectus in connection with the resale of the New Notes. We do not intend to list the New Notes on any securities exchange.

Summary Consolidated Historical and Unaudited Pro Forma Financial Data

The following table sets forth summary consolidated financial data of our parent, ATT Holding Co. Our parent, under Predecessor Company I, was incorporated on December 20, 2001 for the purpose of acquiring certain assets and liabilities of Predecessor Company II, from U.S. Industries, Inc., or USI, on January 14, 2002. Our parent did not have any operations prior to January 14, 2002 when it acquired Predecessor Company II. Summary consolidated financial data for the periods prior to January 14, 2002 are derived from the combined financial statements of Predecessor Company II. Separate financial information for Ames True Temper, Inc. is not presented because our parent has no operations or assets separate from its investment in Ames True Temper, Inc. and because the New Notes will be guaranteed by our parent.

The summary consolidated financial data presented below for the fiscal year ended September 27, 2003 has been derived from our parent's audited consolidated financial statements, while under control of Predecessor Company I. For comparison purposes, we have presented the financial information and results of operations for the 52-week period ended September 25, 2004 and the 52-week period ended September 28, 2002 on a combined basis. The 52-week period ended September 25, 2004 consists of the results of our parent for the period ended June 27, 2004, which have been derived from our parent's audited consolidated financial statements, while under control of Predecessor Company I, and the results of our parent for the period ended September 25, 2004, which has been derived from our parent's audited consolidated financial statements. The 52-week period ended September 28, 2002 consists of the results for the period ended January 13, 2002, which has been derived from Predecessor Company II's audited combined financial statements, and the results of the period ended September 28, 2002, under Predecessor Company I, which have been derived from our parent's audited consolidated financial statements while under control of Predecessor Company I. We have determined that this presentation is more meaningful than disclosing these periods separately, as the combined amounts represent a 52-week period that is comparable to our other fiscal years presented.

The unaudited consolidated financial data as of December 25, 2004 and for the thirteen weeks ended December 25, 2004 have been derived from our parent's unaudited consolidated financial statements, and the thirteen weeks ended December 27, 2003 have been derived from our parent's unaudited consolidated financial statements, while under control of Predecessor Company I included elsewhere in this propectus and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of our parent's financial position, results of operations and cash flows at the end of and for the periods presented when read in connection with the audited consolidated financial statements and notes to those statements. Our parent's historical results included below and elsewhere in this prospectus are not necessarily indicative of our future performance. The results of operations for the thirteen-week period ended December 25, 2004 are not necessarily indicative of the results to be expected for the full fifty-three week fiscal year ended October 1, 2005.

The information below is only a summary and should be read in conjunction with "Unaudited Pro-Forma Financial Statements," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.

The summary unaudited pro forma financial data as of December 25, 2004 has been derived from the unaudited pro forma condensed consolidated balance sheet included elsewhere in this prospectus. The summary unaudited pro forma condensed consolidated balance sheet data presented herein gives pro forma effect to the issuance of the Original Notes and the use of proceeds therefrom as if they had occurred on December 25, 2004. The summary unaudited pro forma financial data for the combined 52-week period ended September 25, 2004 and the thirteen weeks ended December 25, 2004 has been derived from the unaudited pro forma condensed statement of operations included elsewhere in this prospectus. The summary unaudited pro forma condensed income statement data presented herein gives pro forma effect to the transactions as if they occurred on September 28, 2003.

	Predecessors			Predecessor
	Combined 52 Weeks Ended September 28,	Fiscal Year Ended September 27,	Combined 52 Weeks Ended September 25,	Thirteen Weeks Ended December 27,	Thirteen Weeks Ended December 25,	Pro Forma Combined 52 Weeks Ended September 25,	Pro Forma Thirteen Weeks Ended December 25,
	2002	2003	2004	2003	2004	2004	2004
	(unaudited)		(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(dollars in thousands)
Statement of Operations Data:
Net sales	$354,954	$407,426	$438,487	$84,415	$82,046	438,487	82,046
Cost of goods sold	281,614	294,487	329,257	61,714	60,985	330,202	60,985
Gross profit	73,340	112,939	109,230	22,701	21,061	108,285	21,061
Selling, general and administrative expenses	65,562	72,262	70,575	16,705	16,605	71,061	16,605
Amortization of intangible assets	—	3,508	3,780	1,137	414	1,908	414
Other operating expenses	—	797	799	—	—	799	—
Operating income	7,778	36,372	34,076	4,859	4,042	34,517	4,042
Interest expense (1)	9,300	10,377	13,462	2,493	6,195	25,737	6,798
Other (income) expense	(2,531)	(1,065)	163	(1,948)	(215)	163	(215)
Income (loss) before income taxes	1,009	27,060	20,451	4,314	(1,938)	8,617	(2,541)
Income tax expense (benefit)	2,250	10,495	8,890	1,626	(818)	3,801	(1,071)
Net (loss) income	$(1,241)	$16,565	$11,561	$2,688	$(1,120)	4,816	(1,470)
Other Data:
Cash flows provided by (used in):
Operating activities	$73,035	$7,205	$6,552	(6,147)	2,499
Investing activities	(171,859)	(44,561)	(307,351)	(1,327)	(1,877)
Financing activities	132,048	5,705	300,679	6,576	450
Depreciation and amortization	3,900	10,993	12,359	3,067	2,769
Capital expenditures	6,647	7,053	5,843	1,176	1,435
EBITDA (2)	11,593	46,485	41,642	7,938	6,792
EBITDA margin (2)	3.3%	11.4%	9.5%	9.4%	8.3%

	As of December 25, 2004
	Actual	As Adjusted (3)
	(dollars in thousands)
	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$2,615	$2,615
Working capital (4)	105,792	106,842
Total assets	492,893	492,793
Debt:
Short-term debt (5)	7,100	2,550
Long-term debt, including current maturities (6)	289,650	299,250
Total debt	296,750	301,800

(1)	Includes $2.3 million of interest payments by Predecessor Company II to USI for the 52 weeks ended September 28, 2002.

(2)	"EBITDA" is calculated as net (loss) income before income tax expense (benefit), interest expense, other (income) expense and (gain) loss on disposal of fixed assets plus depreciation and amortization. EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. EBITDA is included in this prospectus because it is a basis upon which our management assesses financial performance. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. The following table reconciles EBITDA to net (loss) income:

	Predecessors			Predecessor
	Combined 52 Weeks Ended September 28,	Fiscal Year Ended September 27,	Combined 52 Weeks Ended September 25,	Thirteen Weeks Ended December 27,	Thirteen Weeks Ended December 25,
	2002	2003	2004	2003	2004
	(unaudited)		(unaudited)	(unaudited)	(unaudited)
	(dollars in thousands)

Net (loss) income	$(1,241)	$16,565	$11,561	$2,688	$(1,120)
Income tax expense (benefit)	2,250	10,495	8,890	1,626	(818)
(Gain) loss on disposal of fixed assets	(85)	(880)	(4,793)	12	(19)
Other (income) expense	(2,531)	(1,065)	163	(1,948)	(215)
Interest expense	9,300	10,377	13,462	2,493	6,195
Depreciation and amortization	3,900	10,993	12,359	3,067	2,769
EBITDA	$11,593	$46,485	$41,642	$7,938	$6,792

(3)	As Adjusted data give effect to the sale of the Original Notes and the application of proceeds therefrom as if the sale of the notes and the application of the proceeds had occurred as of December 25, 2004.

(4)	Working capital is defined as current assets, excluding cash and cash equivalents, less current liabilities, excluding short-term borrowings and current portion of long-term debt.

(5)	Upon the closing of the sale of the Original Notes, $4.5 million of our revolving loan facility was repaid.

(6)	In accordance with the terms of our senior secured credit facility, we have made a scheduled amortization payment for term loan B portion of our senior secured credit facility of $350,000 on December 27, 2004, which is not reflected in the "Actual" amounts.

RISK FACTORS

You should carefully consider the risk factors discussed below as well as the other information contained in this prospectus before deciding whether to tender the Original Notes in exchange for the New Notes. The risks discussed below, any of which could materially affect our business, financial condition or results of operations, are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition or results of operations.

Risks Relating to Our Indebtedness

Our substantial debt could adversely affect our cash flow and prevent us from fulfilling our obligations under the New Notes.

We have now, and will continue to have following the transactions contemplated hereby, a significant amount of debt. As of December 25, 2004, assuming we had completed the transactions contemplated hereby as intended, we would have had $301.8 million of total debt, of which $149.2 million would have consisted of the Original Notes, $150.0 million which would have consisted of the senior subordinated notes and $2.6 million would have consisted of borrowings under our senior secured credit facility.

Our substantial amount of debt could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations under the New Notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to make interest and principal payments on our debt, thereby limiting the availability of our cash flow to fund future capital expenditures, working capital, research and development, business activities and other general corporate requirements;

•	limit our flexibility in planning for, or reacting to, changes in our business and the lawn and garden tools and accessories industry;

•	place us at a competitive disadvantage compared with competitors that have less debt; and

•	limit our ability to borrow additional funds, even when necessary to maintain adequate liquidity.

In addition, a substantial portion of our debt, including under our senior secured credit facility and the Notes, bears interest at variable rates. If market interest rates increase, variable-rate debt will create higher debt service requirements, which could adversely affect our cash flow. While we may enter into agreements limiting our exposure to higher interest rates, any such agreements may not offer complete protection from this risk.

Despite our current levels of debt, we may still be able to incur substantial amounts of additional debt. This could further exacerbate the risks associated with our substantial debt.

We may be able to incur additional debt in the future. The terms of our senior secured credit facility and the indentures governing the New Notes and the senior subordinated notes will allow us to incur substantial amounts of additional debt, subject to certain limitations. In addition, we may refinance all or a portion of our debt, including borrowings under our senior secured credit facility, and incur more debt as a result. As of December 25, 2004, assuming we had completed the transactions contemplated hereby as intended, our senior secured credit facility would have permitted additional borrowings of up to $70.8 million, which includes $13.4 million for letters of credit, subject to compliance with the covenants and conditions to borrowing under our senior secured credit facility. If new debt is added to our current debt levels, the related risks we could face would be magnified.

The New Notes are unsecured and effectively subordinated to our secured indebtedness

The New Notes will not be secured. Our senior secured credit facility is secured by substantially all of our assets. If we become insolvent or are liquidated, or if payment under our senior secured credit facility or any of our other existing or future secured debt obligations is accelerated, our lenders would be entitled to exercise the remedies available to a secured lender under applicable law and will have a claim on those assets before the holders of the New Notes. As a result, the New Notes are effectively subordinated to our secured indebtedness to the extent of the value of the assets securing that indebtedness and the holders of the New Notes may recover ratably less than the lenders of our secured debt in the event of our bankruptcy or liquidation. As of December 25, 2004, assuming we completed the transactions contemplated hereby, we would have had $2.6 million of secured debt outstanding under our senior secured credit facility. In addition, our senior secured credit facility would have permitted $70.8 million of additional borrowings, including $13.4 million for letters of credit, subject to compliance with the covenants and conditions to borrowing under the senior secured credit facility, which borrowings would be effectively senior to the New Notes. In addition, subject to the terms of the indentures governing the New Notes and the senior subordinated notes, we will be permitted to incur substantial additional indebtedness, including secured debt, in the future. Accordingly, there can be no assurance that there will be sufficient assets remaining after satisfying our obligations under our secured debt for us to pay the amounts due on the New Notes.

To service our debt, we will require a significant amount of cash, which may not be available to us.

Our ability to make payments on, or repay or refinance, our debt, including the New Notes, and to fund planned capital expenditures and strategic acquisitions, will depend largely upon our future operating performance. Our future performance, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, our ability to borrow funds in the future to make payments on our debt will depend on the satisfaction of the covenants in our senior secured credit facility and our other debt agreements, including the indentures governing the New Notes and the senior subordinated notes, and other agreements we may enter into in the future. Specifically, we will need to maintain certain financial ratios. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our senior secured credit facility or from other sources in an amount sufficient to enable us to pay our debt, including the New Notes, or to fund our other liquidity needs. See "Description of Other Indebtedness."

In addition, prior to the repayment of the New Notes, we will be required to refinance our senior secured credit facility. We cannot assure you that we will be able to refinance any of our debt, including our senior secured credit facility, on commercially reasonable terms or at all. If we were unable to make payments or refinance our debt or obtain new financing under these circumstances, we would have to consider other options, such as:

•	sales of assets;

•	sales of equity; and/or

•	negotiations with our lenders to restructure the applicable debt.

Our senior secured credit facility and the indentures governing the New Notes and the senior subordinated notes may restrict, or market or business conditions may limit, our ability to use some of our options.

The agreements governing our debt, including the New Notes, the senior subordinated notes and our senior secured credit facility, contain various covenants that impose restrictions on us that may affect our ability to operate our business and to make payments on the New Notes.

The indentures governing the New Notes and the senior subordinated notes and/or the agreement governing our senior secured credit facility contain covenants that, among other things, limit our ability to:

•	borrow money, guarantee debt or sell preferred stock;

•	create liens;

•	pay dividends on or redeem or repurchase stock;

•	make specified types of investments;

•	restrict dividends or other payments from restricted subsidiaries;

•	enter into transactions with affiliates; and

•	sell assets or merge with other companies.

Our senior secured credit facility also requires us to comply with specified financial ratios and tests, including, but not limited to, maintenance of a fixed charge coverage ratio and maintenance of a minimum EBITDA, as defined in the credit agreement relating to our senior secured credit facility, of $41.0 million.

Various risks, uncertainties and events beyond our control could affect our ability to comply with these covenants and maintain these financial tests and ratios. Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit lenders to accelerate the maturity for the debt under these agreements and to foreclose upon any collateral securing the debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the New Notes. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing.

None of our subsidiaries will guarantee the New Notes. The assets of these subsidiaries will be subject to the prior claims of all creditors of those subsidiaries.

None of our direct or indirect subsidiaries will guarantee the New Notes. Holders of the New Notes cannot demand payment from our subsidiaries. The assets of our subsidiaries will be subject to the prior claims of all their creditors, including trade creditors. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding to which a subsidiary is subject, holders of its liabilities, including its trade creditors, will generally be entitled to payment on their claims from assets of that subsidiary before any of its assets are made available for distribution to the issuer.

Our subsidiaries had net sales of $16.2 million, or 19.7% of our consolidated net sales for the thirteen weeks ended December 25, 2004, and operating income before income taxes of $1.8 million of our consolidated operating income before income taxes for the thirteen weeks ended December 25, 2004. As of December 25, 2004, these subsidiaries had assets of $76.3 million, or 15.5% of our consolidated assets. Under some circumstances, the terms of the New Notes, the senior subordinated notes and our senior secured credit facility will permit our subsidiaries to incur additional debt.

We may be unable to make a change of control offer required by the indenture governing the New Notes, which would cause defaults under the indentures governing the New Notes and the senior subordinated notes, our senior secured credit facility and our other financing arrangements.

The terms of the New Notes will require us to make an offer to repurchase the New Notes upon the occurrence of a change of control at a purchase price equal to 101% of the principal amount of the New Notes, plus accrued and unpaid interest to the date of the purchase, if any. Upon a change of control, we would be also be required to make an offer to repurchase the senior subordinated notes. The terms of our senior secured credit facility require, and other financing arrangements may require, repayment of amounts outstanding in the event of a change of control and limit our ability to fund the repurchase of your New Notes in certain circumstances. It is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of New Notes or that restrictions in our senior secured credit facility and other financing agreements will not allow the repurchases. See "Description of New Notes—Repurchase at the Option of Holders—Change of Control."

Risks Relating to Our Business

We depend on a small number of customers for a significant portion of our business.

Our two largest customers, The Home Depot and Lowe's, together accounted for 54% (33% and 21%, respectively) of our fiscal 2004 net sales and approximately 74% of our accounts receivable as of

September 25, 2004. Our ten largest customers (including those listed above) accounted for 74% of our fiscal 2004 net sales. The loss of, or reduction in orders from, any of these customers could have a material adverse effect on our business and our financial results, as could customer disputes regarding shipments, fees, brand use and positioning, merchandise condition or related matters. Our business also may be negatively affected by changes in the policies of our significant retail customers, such as return policies or reductions in shelf space allocation to us.

Furthermore, a bankruptcy or a significant deterioration in the financial condition of any of our significant customers or suppliers could have a material adverse effect on our sales, profitability and cash flow. Any of the foregoing could result in a reduction in purchases, a longer collection cycle or an inability to collect accounts receivable.

Further consolidation in the retail industry may adversely affect our profitability.

Home centers and mass merchandisers have consolidated and increased in scale. If, as we expect, this trend continues, our customers will likely seek more favorable terms, including pricing, for their purchases of our products, which will limit our ability to raise prices, including our ability to recoup raw material and other cost increases. Sales on terms less favorable to us than our current terms will have an adverse effect on our profitability.

Increased reliance on third party suppliers and manufacturers may decrease our ability to meet customer demands.

We rely on a limited number of domestic and foreign companies, including our joint venture partners, to supply components and manufacture certain of our products. The percentage of our products, based on net sales, that we source has increased from 2% at the end of fiscal 2001 to over 36% in fiscal 2004. We expect that this percentage will continue to increase in the future. Reliance on third party suppliers and manufacturers may reduce our control over the timing of deliveries and quality of products. Reduced product quality or failure to deliver products quickly may jeopardize our relationships with certain of our key customers. In addition, increased reliance on third party suppliers or manufacturers may result in failure to meet our customer demands, should any of these parties fail to manufacture sufficient supply, go out of business or discontinue a particular component. In such event, we may not be able to find alternative suppliers in a timely manner, if at all. Such events could impact our ability to fill orders, which would have a material adverse effect on our customer relationships.

We are subject to risks associated with our foreign operations.

We have operations in Canada, China and Ireland, either directly or through joint ventures. Our foreign operations are subject to the risk of fluctuations in the relative value of the U.S. dollar and the local unit of currency. It will become more expensive to operate in any of these countries if the value of the U.S. dollar declines relative to the local unit of currency. We have not hedged against any currency risk exposure associated with our foreign operations.

Foreign operations are subject to risks that can materially increase the cost of operating in foreign countries and thereby may reduce our overall profitability. These risks include, but are not limited to:

•	currency exchange rate fluctuations;

•	increases in foreign tax rates and foreign earnings potentially being subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

•	general economic and political conditions in countries where we operate and/or sell our products, including inflation;

•	the difficulties associated with managing our organization spread throughout various countries;

•	required compliance with a variety of foreign laws and regulations; and

•	limited protection of intellectual property in certain foreign jurisdictions.

We are subject to risks associated with our operations in China.

A substantial amount of our sourcing is done through our Chinese joint ventures. Since 1979, many new laws and regulations covering general economic matters have been promulgated in China.

Despite this activity to develop the legal system, China's system of laws is not yet complete. Even where adequate law exists in China, enforcement of existing laws or contracts based on existing law may be uncertain and sporadic, and it may be difficult to obtain swift and equitable enforcement or to obtain enforcement of a judgment by a court of another jurisdiction. The relative inexperience of China's judiciary in many cases creates additional uncertainty as to the outcome of any litigation. In addition, interpretation of statutes and regulations may be subject to government policies reflecting domestic political changes.

Furthermore, a substantial portion of our pruning tools, as well as all of our foam pots and planters, are manufactured in China and must be shipped into the U.S. When they enter the U.S., these products may be subject to import quotas, import duties and other restrictions. Any inability to import these products into the U.S. and any tariffs we may be required to pay with respect to these products may have a material adverse result on our business and results of operations.

The Chinese Yuan is currently pegged to the U.S. dollar. If the Chinese government decides to revalue the Yuan or allows it to float against the U.S. dollar, such an action could adversely impact our business and financial results.

We may not be able to acquire complementary lawn and garden product manufacturers or brands. In addition, our acquisition strategy may negatively impact our operating results, divert management's attention from operating our core business and expose us to other risks.

Part of our growth strategy includes pursuing acquisitions. We may not be able to find suitable acquisition targets, make suitable acquisitions on favorable terms or obtain financing for such acquisitions. In addition, we may not be able to successfully integrate future acquisitions. Future acquisitions may result in significant integration costs, and we may not realize the anticipated strategic benefits of any future acquisitions. Acquisitions may involve a number of special risks, including, but not limited to:

•	adverse short-term effects on our profitability and cash flows as a result of integration costs;

•	diversion of management's attention from the operation of our core business;

•	difficulties assimilating and integrating the operations of the acquired company with our own; and

•	unanticipated liabilities or contingencies relating to the acquired company.

If we are unable to obtain raw materials for our products at favorable prices it could adversely impact our operating performance.

Our suppliers provide resin, wood (mainly ash and hickory) and steel. We cannot assure you that we will not experience shortages of raw materials or components for our products or be forced to seek alternative sources of supply. If temporary shortages due to disruptions in supply caused by weather, transportation, production delays or other factors require us to secure our raw materials from sources other than our current suppliers, we may not be able to do so on terms as favorable as our current terms or at all. In addition, material increases in the cost of any of these items on an industry-wide basis could have an adverse impact on our operating performance and cash flows if we are unable to pass on these increased costs to our customers, which could have a material adverse effect on our business and financial results. During fiscal 2004, we experienced increases in the costs of steel and resin. Although we increased the prices of some of our products, we were unable to fully offset the increased cost of such raw materials. If raw material costs continue to increase in the future, we may be unable to pass on additional increased costs to our customers, which could have a material adverse effect on our business and financial results. We currently do not engage in hedging or other financial risk management strategies with respect to potential price fluctuations in the cost of raw materials.

Our industry is highly competitive and we may not be able to compete successfully.

All aspects of the lawn and garden industry, including attracting and retaining customers and pricing, are competitive. To compete effectively, we must, among other things, maintain our relationships with key retailers, continually develop innovative new products that appeal to consumers and deliver products on a reliable basis at competitive prices. We cannot assure you that we will be able to maintain existing competitive advantages we have in our market. We compete for customers with various consumer product manufacturers and numerous other companies that produce home and garden tools and accessories, including foreign manufacturers that export their products to the United States.

Our current or potential competitors may offer products at a lower price or products and services that are superior to ours. In addition, our competitors may be more effective and efficient in integrating new technologies. Furthermore, as a result of business combinations or acquisitions, some of our competitors could become more formidable and may have substantially more resources at their disposal than we do. Any of these factors may cause price reductions, reduced gross margins, decreased sales and reduced ability to attract and retain customers.

Changing consumer preferences and discretionary spending patterns could have an adverse effect on our business.

Purchases of our products are discretionary for consumers and, therefore, we are susceptible to economic slowdowns. Consumers generally are more willing to make discretionary purchases during periods in which favorable economic conditions prevail. Slowdowns in the United States economy may adversely affect consumer confidence and spending habits, which could adversely affect our sales. The performance of the economy is affected by numerous economic, political and other factors that are beyond our control.

A failure to introduce new products successfully could result in a reduction in sales and floor space at retailers that carry our products.

We believe that our future success will depend, in part, upon our ability to develop, market and produce new products, as well as our ability to continue to improve existing products. We may cease to be successful in the timely introduction and marketing of new products or innovations to our existing products. If we fail to successfully introduce, market and manufacture new products or product innovations and differentiate our products from those of our competitors, our ability to maintain or enhance our industry position could be adversely affected, which in turn could materially adversely affect our business, financial condition or results of operations.

Our business and financial operations may be adversely affected if our licensing agreement with The Stanley Works for the name Stanley is terminated or not renewed on acceptable terms.

We license from The Stanley Works the name Stanley for certain products. This license agreement renews automatically for successive one-year periods unless either party gives prior notice of termination. Currently, the agreement expires on December 31, 2007. We use the Stanley brand exclusively for sales of garden tools and wheelbarrows to Wal-Mart. As a result, our failure to renew the license agreement on acceptable terms could have a material adverse effect on our sales to Wal-Mart and, as a result, on our business and financial results.

We may be subject to litigation, including product liability claims, that could have an adverse effect on our business.

Our business exposes us to potential litigation risks. From time to time, various suits and claims, including product liability claims asserting injury sustained while using our products, have been brought against us. Although we generally seek to insure against these risks, there can be no assurance that our coverage is adequate, and we may not be able to maintain insurance on acceptable terms. Any such claims, whether with or without merit, could be time-consuming and expensive to defend and could divert management's attention and resources. A successful product liability claim in excess of our insurance coverage could have a material adverse effect on us and could prevent us from obtaining adequate product liability insurance in the future on commercially reasonable terms or at all. Moreover, any adverse publicity arising from product liability claims made against us could adversely affect the reputation and sales of our products.

From approximately 1993 through 1999, we manufactured and sold 647,000 wheelbarrows with poly wheel hubs. Various claims were submitted, and lawsuits filed, to recover for injuries sustained while inflating tires on these wheelbarrows. In 2002, we participated in a voluntary "fast track" recall of these wheelbarrows with the Consumer Product Safety Commission. We again voluntarily recalled these wheelbarrows in June 2004 in cooperation with the Consumer Product Safety Commission. However, less than 1% of the total products sold were returned, leaving an unknown number in service. To date, we have received 28 claims involving this product, of which 25 claims have been resolved. Of the three remaining open claims, we have not been named as a defendant in any lawsuits. Although we believe that we have sufficient insurance coverage in place to cover this lawsuit, an adverse finding against us may exceed the limits of our coverage.

On August 3, 2004, Jacuzzi Brands, Inc. ("Jacuzzi Brands") (formerly known as U.S. Industries, Inc.) filed a complaint in the Court of Common Pleas of Cumberland County, Pennsylvania against us, our parent and several Castle Harlan and Wind Point entities. The complaint alleges that, in connection with the acquisition of our parent by affiliates of Castle Harlan, we failed to provide notice to Jacuzzi Brands and to obtain its consent to such acquisition, as allegedly required by the provisions of a leasehold mortgage granted to Jacuzzi Brands on our distribution center in Carlisle, Pennsylvania. The complaint asserts causes of action against us for breach of contract, civil conspiracy and common law fraud. In the complaint, Jacuzzi Brands seeks an unspecified amount of damages, that a letter of credit be posted to secure our remaining rental obligations under the lease for the distribution center and other injunctive relief. Upon the filing of the complaint, Jacuzzi Brands moved for a preliminary injunction, which, following a hearing, the court denied by order dated August 23, 2004. We, our parent and the Castle Harlan defendants have since answered the complaint, and the Wind Point defendants filed preliminary objections seeking to dismiss the claims asserted against them. By order dated December 9, 2004, the court denied Wind Point's preliminary objections to the complaint. On January 6, 2005, Jacuzzi Brands served interrogatories and document demands upon all the defendants. We responded to the interrogatories on February 7, 2005 and served discovery requests on Jacuzzi Brands on March 1, 2005. We believe the complaint is without merit and intend to continue to contest the action vigorously.

Unseasonable weather could have a negative impact on our business and financial results.

Demand for lawn and garden products is influenced by weather, particularly weekend weather during the peak gardening season. As a result, our business, financial results, cash flow and our ability to service our debt could be adversely affected by certain weather patterns such as unseasonably cool or warm temperatures, water shortages or floods. In addition, lack of snow or lower than average snowfall during the winter season may result in reduced sales of certain of our products, such as snow shovels and other snow tools.

Our lawn and garden sales are highly seasonal which could impact our cash flow and operating results.

Because our lawn and garden products are used primarily in the spring and summer, our business is highly seasonal. In fiscal 2004, 62% of our sales occurred during our second and third fiscal quarters. A majority of our operating income and cash flow is generated in this period. Our working capital needs and our borrowings generally peak near the end of our second fiscal quarter because we are generating lower sales while incurring expenses in preparation for the spring selling season. If cash on hand and borrowings under our senior secured credit facility are ever insufficient to meet our seasonal needs or if cash flow generated during the spring and summer is insufficient to repay our borrowings on a timely basis, this seasonality could have a material adverse effect on our business, results of operations, financial condition, cash flow and our ability to service our indebtedness.

Environmental health and safety laws, ordinances and regulations impose risks and costs on us.

Our operations are subject to federal, state, local and foreign laws, ordinances and regulations governing the protection of the environment and health and safety matters, including, but not limited to, those regulating discharges into the air and water, the use, handling and disposal of hazardous or toxic substances, the management of wastes, the cleanup of contamination and the control of noise and odors. We have made, and will continue to make, expenditures to comply with these requirements. While we believe, based upon current information, that we are in substantial compliance with all applicable environmental laws, ordinances and regulations, we cannot assure you of this, and we could be subject to potentially significant fines or penalties for any failure to comply. Moreover, under certain environmental laws, a current or previous owner or operator of real property, and parties that generate or transport hazardous substances that are disposed of at real property, may be held liable for the cost to investigate or to clean up such real property and for related damages to natural resources. We may be subject to liability, including liability for investigation and cleanup costs, resulting from historical or ongoing operations if contamination is discovered at one of our current or former facilities, or at a landfill or other location where we have disposed of, or arranged for the disposal of, wastes. There are currently eight sites where we are engaged in site investigation or active remediation, which arise out of historical facility operations prior to our operations or ownership. We are entitled to indemnification by the former owners for 100% of costs for remediation efforts arising out of certain environmental conditions that were known at the time of closing and 80% of costs for remediation efforts for certain other known items. We also are entitled to indemnification for costs of remediation efforts arising out of certain environmental conditions that were unknown at the time of closing subject to a sliding scale cost allocation scheme. We also carry environmental insurance. While we do not expect to incur significant independent costs associated with these projects, there can be no assurance that all such costs will be covered by indemnification or insurance. In addition, we could be subject to claims brought pursuant to applicable laws, ordinances and regulations for property damage or personal injury resulting from the environmental impacts of our operations. Increasingly stringent environmental requirements, more aggressive enforcement actions, the discovery of unknown conditions or the bringing of future claims may cause our expenditures for environmental, health and safety matters to increase, and we may incur material costs associated with such matters.

We depend on the service of key individuals, the loss of any of which could materially harm our business.

Our success will depend, in part, on the efforts of our executive officers and other key employees. Although we do not anticipate that we will have to replace any of our key employees in the near future, the loss of the services of any of our key employees could have a material adverse effect on us. We do not maintain key man life insurance for our executive officers.

Unionized employees could strike or participate in a work stoppage.

We employ over 2,000 people on a full-time basis, approximately 35% of whom are covered by collective bargaining or similar labor agreements. We currently are a party to six such agreements. If our unionized employees were to engage in a strike or other work stoppage, or if we are unable to negotiate acceptable extensions of our agreements with labor unions resulting in a strike or other work stoppage by the affected workers, we could experience a significant disruption of operations and increased operating costs. In addition, any renegotiation or renewal of labor agreements could result in higher wages or benefits paid to unionized employees, which could increase our operating costs and could have a material adverse effect on our profitability.

Our controlling stockholders may take actions that conflict with your interests.

Substantially all of the voting power of our parent's common stock is held by affiliates of Castle Harlan. Accordingly, they control all of our affairs and policies. The interests of our controlling stockholders could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our controlling stockholders as an equity holder might conflict with your interests as New Noteholder. Our controlling stockholders also may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to you, as holders of the New Notes.

Risks Related to the Exchange Offer

Original Notes that are outstanding after consummation of the exchange offer will continue to be subject to existing transfer restrictions, and the holders of Original Notes after consummation of the exchange offer may be unable to sell their Original Notes.

Original Notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to existing transfer restrictions. We did not register the Original

Notes under the Securities Act or any state securities laws, nor do we intend to do so after the exchange offer. As a result, the Original Notes may be transferred only in limited circumstances under the securities laws. If you do not exchange your Original Notes in the exchange offer, you will lose your right to have the Original Notes registered under the Securities Act, subject to limited exceptions. If you continue to hold Original Notes after the exchange offer, you may be unable to sell the Original Notes.

Some holders that exchange their Original Notes may be deemed to be underwriters, and these holders will be required to comply with registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your Original Notes in the exchange offer for the purpose of participating in a distribution of the New Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

An active public market may not develop for the New Notes, which may hinder your ability to liquidate your investment.

The New Notes are a new issue of securities with no active trading market, and we do not intend to list them on any securities exchange. The initial purchasers of the Original Notes are not obligated to make a market in the New Notes and may cease their market-making in the New Notes at any time. In addition, the liquidity of the trading market in the New Notes, and the market price quoted for the New Notes, may be adversely affected by changes in the overall market for fixed income securities and by changes in our financial performance or prospects or in the prospects for companies in our industry in general. As a result, an active trading market for the New Notes may not develop. If no active trading market develops, you may not be able to resell your New Notes at their fair market value or at all.

The market price for the New Notes may be volatile.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the New Notes. The market for the New Notes, if any, may be subject to similar disruptions, which could adversely affect the value of your New Notes.

INDUSTRY DATA

The data included in this prospectus regarding industry size and relative industry position are based on a variety of sources, including company research, third party studies and surveys, some of which we have commissioned, industry and general publications and estimates based on our knowledge and experience in the industry in which we operate. These sources include the Home Improvement Research Institute, which is a membership-based, independent, nonprofit organization of manufacturers, retailers, wholesalers and allied organizations in the home improvement industry. Our estimates have been based on information obtained from our customers, suppliers, trade and business organizations and other contacts in the industry. We believe these estimates to be accurate as of the respective date of each report. However, this information may prove to be inaccurate due to the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that industry data included in this prospectus, and estimates and beliefs based on that data, may not be reliable. Neither we nor the initial purchasers can guarantee the accuracy or completeness of any such information contained in this prospectus.

FORWARD-LOOKING STATEMENTS

The prospectus contains "forward-looking statements." All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws. Forward-looking statements may include the words "may," "will," "plans," "estimates," "anticipates," "believes," "expects," "intends" and similar expressions. Although we believe that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected or assumed in our forward-looking statements. These factors, risks and uncertainties include, among others, the following:

•	our liquidity and capital resources;

•	sales levels to existing and new customers;

•	increased concentration of our customers;

•	seasonality and adverse weather conditions;

•	competitive pressures and trends;

•	changing consumer preferences;

•	new product and customer initiatives;

•	risks relating to foreign sourcing, foreign operations and availability of raw materials;

•	our ability to successfully consummate and integrate acquisitions; and

•	general economic conditions.

Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. We do not intend, and we undertake no obligation, to update any forward-looking statement. We urge you to review carefully "Risk Factors" in this prospectus for a more complete discussion of the risks of an investment in the New Notes.

TRADEMARKS AND SERVICE MARKS

We own or have the rights to various trademarks, copyrights and trade names used in our business, including Ames™, Ames True Temper™, Bronco™ , Ceramic-Lite™, Classic™, Dynamic Design™, Garant™, GardenScapes™, Homeowner™, IXL™, Jackson™, Kodiak™, Pony™, Site Safe™, Snow Plow™, True Temper™ and Woodings™. In addition, we have a limited license to use the Stanley™ trademark. This prospectus also refers to trade names and trademarks of other companies. Our use or display of other parties' trade names, trademarks or products is not intended to and does not imply a relationship with, or endorsement or sponsorship by us of the trade name or trademark owners.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the Original Notes. We will not receive any proceeds from the exchange offer. In consideration for issuing the New Notes, we will receive Original Notes with like original principal amount. The form and terms of the Original Notes are substantially identical to the form and terms of the New Notes, except for the transfer restrictions and registration rights, relating to the Original Notes. The Original Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the New Notes will not result in any increase in our outstanding debt.

The net proceeds from the sale of the Original Notes were approximately $145.3 million, after deducting the estimated offering fees and expenses payable by us.

We used the net proceeds from the Original Notes, together with the proceeds from the other financings described in this prospectus, to finance the acquisition, repay our outstanding debt and pay related fees and expenses.

CAPITALIZATION

The following table sets forth our parent's consolidated cash, cash equivalents and capitalization as of December 25, 2004 on an actual basis and as adjusted to give effect to the sale of the Original Notes offered hereby and the application of proceeds therefrom. For additional information regarding our indebtedness, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources," "Description of Other Indebtedness" and "Use of Proceeds." You should read this table in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our parent's audited consolidated financial statements and related notes, in each case, included elsewhere in this prospectus.

	As of December 25, 2004
	Actual	As Adjusted
	(unaudited)
	(dollars in millions)
Cash and cash equivalents	$2.6	$2.6

Long-term debt, including current portion:
Senior secured credit facility:
Revolving credit facility (1)	7.1	2.6
Term loan B facility	139.7	—
Original Notes	—	149.2	(2)
Senior subordinated notes due 2012	150.0	150.0
Total long-term debt, including current portion	296.8	301.8
Total shareholders' equity	92.4	89.9	(3)
Total capitalization	$389.2	$391.7

(1)	Our senior secured credit facility provides for borrowings of up to the lesser of $75.0 million and the borrowing base amount. See "Description of Other Indebtedness—Senior Secured Credit Facility." On an as adjusted basis at December 25, 2004, (a) $4.5 million of the outstanding borrowings under our previous revolving loan facility were repaid, (b) we had $1.6 million of outstanding letters of credit under the revolving credit portion of our senior credit facility and (c) we had $70.8 million available for additional borrowing under our revolving senior credit facility.

(2)	This amount reflects approximately $0.8 million of original issue discount.

(3)	We incurred a $2.5 million charge, net of tax, related to the write-off of deferred financing fees in connection with the repayment of our term loan B.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements have been derived from the historical financial statements of our parent, included elsewhere in this prospectus, adjusted to give pro forma effect to the sale of the Original Notes and the application of the proceeds thereof.

The unaudited pro forma condensed consolidated statement of operations information for the combined 52-week period ended September 25, 2004 and the thirteen weeks ended
December 25, 2004 gives pro forma effect to the transactions as if they had occurred on September 28, 2003. The unaudited pro forma condensed consolidated balance sheet data as of December 25, 2004 gives pro forma effect to the sale of the Original Notes and the application of the proceeds therefrom as if they had occurred on December 25, 2004.

Certain information normally included in financial statements prepared in accordance with generally accepted accounting principles in the U.S. has been omitted pursuant to the rules and regulations of the SEC. The unaudited pro forma financial data is not necessarily indicative of our operations or financial position had the sale of the Original Notes and the application of the proceeds thereof taken place on the dates indicated and are not intended to project our results of our operations or financial position for any future period or date.

The pro forma adjustments are based on estimates, available information and certain assumptions that we believe are reasonable. The pro forma adjustments and certain assumptions are described in the accompanying notes. Other information included under this heading has been presented to provide additional analysis. The acquisition has been accounted for using the purchase method of accounting.

We have presented the results of operations for the 52-week period ended September 25, 2004 on a combined basis. The 52-week period ended September 25, 2004 consists of the results of our parent for the period ended June 27, 2004, which have been derived from our parent's audited consolidated financial statements, while under control of Predecessor Company I, and the results of our parent for the period ended September 25, 2004, which has been derived from our parent's audited consolidated financial statements. We have determined that this presentation is more meaningful than disclosing these periods separately, as the combined amounts represent a 52-week period that is comparable to our other fiscal years presented.

The unaudited pro forma financial statements set forth below should be read in conjunction with our financial statements, the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

Pro Forma Condensed Consolidated Balance Sheet
December 25, 2004
(In Thousands)
(Unaudited)

	Historical	Pro Forma Adjustments		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$2,615	$—		$2,615
Trade receivables, net	46,337	—		46,337
Inventories	113,932	—		113,932
Deferred taxes	4,518	—		4,518
Prepaid expenses and other current assets	8,738	—		8,738
Total current assets	176,140	—		176,140
Plant, property, and equipment, net	63,300	—		63,300
Pension asset	235	—		235
Intangibles, net	82,131	—		82,131
Goodwill	158,127	—		158,127
Other noncurrent assets	12,960	(100	) (1)	12,860
Total assets	$492,893	$(100)		$492,793
Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$34,912	$—		$34,912
Accrued payroll and related taxes	3,480	—		3,480
Accrued interest payable	8,572	(1,050	) (2)	7,522
Accrued expenses and other current liabilities	20,769	—		20,769
Revolving loan	7,100	(4,550	) (3)	2,550
Current portion of long-term debt	1,400	(1,400	) (3)	—
Total current liabilities	76,233	(7,000)		69,233
Deferred income taxes	25,619	(1,558	) (1)	24,061
Long-term debt	288,250	11,000	(3)	299,250
Other liabilities	10,332	—		10,332
Total liabilities	400,434	2,442		402,876
Stockholders' equity:
Preferred stock	—	—		—
Common stock	—	—		—
Additional paid-in capital	110,500	—		110,500
Predecessor basis adjustment	(13,539)	—		(13,539)
Retained earnings deficit	(8,940)	(2,542	) (1)	(11,482)
Accumulated other comprehensive income	4,438	—		4,438
Total stockholders' equity	92,459	(2,542)		89,917
Total liabilities and stockholders' equity	$492,893	$(100)		$492,793

(1)	Represents the write-off of approximately $4.1 million ($2.5 million net of tax) of existing debt issuance costs related to the Term Loan B that was repaid with the issuance of the Original Notes. Additional debt issuance costs of approximately $4.0 million were incurred in connection with the offering of the Original Notes.

(2)	Represents the payment of accrued interest on the Term Loan B that was required at the repayment date.

(3)	Net proceeds of $149.3 million from the issuance of the Original Notes were used to repay the Term Loan B of $139.7 million pay down approximately $4.6 million of the revolving loan and pay fees and expenses of approximately $4.0 million.

Pro Forma Condensed Consolidated Statement of Operations
For the Combined fifty-two weeks ended September 25, 2004
(In Thousands)
(Unaudited)

	Historical	Pro Forma Adjustments		Pro Forma(5)
Net sales	$438,487	$—		$438,487
Cost of goods sold	329,257	945	(1)	330,202
Gross profit	109,230	(945)		108,285
Selling, general, and administrative expenses	70,575	486	(2)	71,061
Amortization of intangible assets	3,780	(1,872	) (1)	1,908
Other operating expenses	799	—		799
Operating income	34,076	441		34,517
Interest expense	13,462	12,275	(3)	25,737
Other expense	163	—		163
Income before income taxes	20,451	(11,834)		8,617
Income tax expense	8,890	(5,089	) (4)	3,801
Net income	$11,561	$(6,745)		$4,816

(1)	The acquisition by Castle Harlan was accounted for using the purchase method of accounting. Fixed assets were written up to fair value which accounted for an increase of $0.9 million in depreciation. Additionally, amortization of intangible assets decreased by $1.9 million on a proforma basis as different lives were assigned to the intangible assets based on the Company as a whole.

(2)	Represents pro forma adjustment for the change in management fee. See "Certain Relationships and Related Transactions—Management Agreement" for more information concerning the management fee.

(3)	Represents the net increase in interest expense to reflect the impact of (i) the elimination of interest expense reflected in the historical financial statements, which is replaced by (ii) interest expense of $21.5 million resulting from the Castle Harlan transaction, (iii) amortization of debt issuance costs of $1.8 million and (iv) the additional interest of $2.4 related to the issuance of the Original Notes.

(4)	Represents the income tax expense for entries (1) , (2) and (3) above at our 43% effective rate.

(5)	We incurred the write-off of deferred financing fees of $4.1 million ($2.5 million net of tax benefit at our domestic tax rate) as a result of the repayment of the Term Loan B. These expenses have been excluded from the pro forma statement of operations; however, the effects have been reflected in the pro forma balance sheet.

Pro Forma Condensed Consolidated Statement of Operations
For the thirteen weeks ended December 25, 2004
(In Thousands)
(Unaudited)

	Historical	Pro Forma Adjustments		Pro Forma(3)
Net sales	$82,046	$—		$82,046
Cost of goods sold	60,985	—		60,985
Gross profit	21,061	—		21,061
Selling, general, and administrative expenses	16,605	—		16,605
Amortization of intangible assets	414	—		414
Operating income	4,042	—		4,042
Interest expense	6,195	603	(1)	6,798
Other income	(215)	—		(215)
Loss before income taxes	(1,938)	(603)		(2,541)
Income tax benefit	(818)	(253	) (2)	(1,071)
Net loss	$(1,120)	$(350)		$(1,470)

(1)	Represents the net increase in interest expense to reflect the impact of the issuance of the Original Notes.

(2)	Represents the income tax expense for entry (1) above at our current 42% effective rate.

(3)	We incurred the write-off of deferred financing fees of $4.1 million ($2.5 million net of tax benefit at our domestic tax rate) as a result of our refinancing. These expenses have been excluded from the pro forma statement of operations; however, the effects have been reflected in the pro forma balance sheet.

SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.

The following table sets forth selected consolidated financial data of our parent. Our parent was incorporated on December 20, 2001 for the purpose of acquiring certain assets and liabilities of Predecessor Company II from USI on January 14, 2002. Our parent, under Predecessor Company I, did not have any operations prior to January 14, 2002. Selected consolidated financial data for the periods prior to January 14, 2002 are derived from the combined financial statements of Predecessor Company II. Separate financial information for Ames True Temper, Inc. is not presented since our parent has no operations or assets separate from its investment in Ames True Temper, Inc. and since the New Notes will be guaranteed by our parent.

The selected consolidated financial data presented below for the fiscal years ended September 30, 2000 and September 29, 2001 have been derived from financial statements that are not included in this prospectus. The selected consolidated financial data presented below for the fiscal year ended September 29, 2001 and for the period ended January 13, 2002 have been derived from Predecessor Company II's audited combined financial statements for the fiscal years ended September 29, 2001 and September 30, 2000 and Predecessor Company II's audited combined financial statements for the period ended January 13, 2002. The selected consolidated financial data presented below for the period ended September 28, 2002, the fiscal year ended September 27, 2003 and the period ended June 27, 2004 of our parent, under Predecessor Company I, has been derived from our parent's audited consolidated financial statements, while under control of Predecessor Company I. The selected consolidated financial data presented below for the period from June 28, 2004 through September 25, 2004 has been derived from our parent's audited consolidated financial statements.

The unaudited historical financial data for the thirteen weeks ended December 25, 2004 and December 27, 2003 (Predecessor Company I) has been derived from our parent's unaudited consolidated financial statements and related notes included elsewhere in this prospectus and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of our parent's financial position, results of operations and cash flows at the end of and for the period presented. Our parent's historical results included below and elsewhere in this prospectus are not necessarily indicative of our parent's future performance.

	Predecessor Company II			Predecessor Company I				Predecessor Company I
	Fiscal Year Ended		Period Ended	Period Ended	Fiscal Year Ended	Period Ended	Period Ended	Period Ended		Period Ended
	September 30,	September 29,	January 13,	September 28,	September 27,	June 27,	September 25,	December 27,		December 25,
	2000	2001	2002	2002	2003	2004	2004	2003		2004
	(unaudited)							(unaudited)
	(amounts in thousands)

Income Statement Data:
Net sales	$370,900	$377,500	$75,600	$279,354	$407,426	$355,443	$83,044	$84,415		$82,046
Cost of goods sold	271,600	290,400	58,200	223,414	294,487	256,248	73,009	61,714		60,985
Gross profit	99,300	87,100	17,400	55,940	112,939	99,195	10,035	22,701		21,061
Selling, general and administrative expenses	65,800	75,300	19,100	46,462	72,262	54,022	16,553	16,705		16,605
Amortization of intangible assets	—	—	—	—	3,508	3,303	477	1,137		414
Other operating expenses	1,600	119,000	—	—	797	799	—	—		—
Operating income (loss)	31,900	(107,200)	(1,700)	9,478	36,372	41,071	(6,995)	4,859		4,042
Interest expense	8,100	8,200	2,300	7,000	10,377	7,563	5,899	2,493		6,195
Other expense (income)	—	800	(2,400)	(131)	(1,065)	199	(36)	(1,948)		(215)
Income (loss) before income taxes	23,800	(116,200)	(1,600)	2,609	27,060	33,309	(12,858)	4,314		(1,938)
Income tax expense (benefit)	9,200	8,500	1,200	1,050	10,495	13,928	(5,038)	1,626		(818)
Net income (loss)	$14,600	$(124,700)	$(2,800)	$1,559	$16,565	$19,381	$(7,820)	$2,688		$(1,120)

Other Data:
Cash flows provided by (used in):
Operating activities	$9,000	$1,700	$2,100	$70,935	$7,205	$(14,290)	$20,842	$(6,147)		$2,499
Investing activities	(22,500)	(16,100)	(2,000)	(169,859)	(44,561)	640	(307,991)	(1,327)		(1,877)
Financing activities	14,400	19,100	500	131,548	5,705	12,649	288,030	6,576		450
Depreciation and amortization	12,800	14,500	900	3,000	10,993	9,256	3,103	3,067		2,769
Capital expenditures	22,500	16,100	2,000	4,647	7,053	4,219	1,624	1,176		1,435
Ratio of earnings to fixed charges (1)	3.1x	—	—	—	1.6x	2.1x	—	1.2	x	—

Balance Sheet Data (at end of period):
Cash and cash equivalents	$800	$3,200	$3,200	$32,593	$1,688	$903	$1,250	$1,185		$2,615
Working capital (2)	122,600	124,400	119,800	63,327	92,718	133,612	107,593	104,852		105,792
Total assets	398,800	284,800	286,100	191,154	228,081	279,911	483,237	244,961		492,893
Total debt	126,900	123,700	126,300	74,894	78,488	91,343	296,300	85,165		296,750
Shareholders' equity	191,900	86,400	80,800	62,202	84,173	103,718	91,389	87,667		92,459

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of net income before taxes plus fixed charges. Fixed charges consist of interest (expensed and capitalized) on all indebtedness, plus preferred stock dividends and a proportion of rental expenses deemed to be representative of the interest factor. The earnings were deficient to meet fixed charges by $116.2 million, $1.6 million, $4.2 million, $15.5 million and $4.7 million in fiscal 2001, the periods ended January 13, 2002, September 28, 2002, September 25, 2004 and December 25, 2004, respectively.

(2)	Working capital is defined as current assets, excluding cash and cash equivalents, less current liabilities, excluding short-term borrowings and current portion of long-term debt.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion relates to the consolidated financial performance and results of operations of our parent, ATT Holding Co. A separate discussion for Ames True Temper, Inc. is not presented since our parent has no operations or assets separate from its investment in Ames True Temper, Inc. and since the New Notes will be guaranteed by our parent. The following discussion includes forward-looking statements that involve certain risks and uncertainties. See "Forward-Looking Statements."

Overview

Ames True Temper is a leading North American manufacturer and marketer of non-powered lawn and garden tools and accessories. We offer the following 11 distinct product lines with over 5,000 active SKUs: long handle tools, wheelbarrows, decorative accessories, garden hoses, hose reels, lawn carts, pots and planters, pruning tools, repair handles, snow tools and striking tools. We sell our products primarily in the U.S. and Canada through (1) retail centers, including home centers and mass merchandisers, (2) wholesale chains, including hardware stores and garden centers, and (3) industrial distributors.

Predecessor and Successor Periods

On January 13, 2002, Wind Point Partners, a private equity investment firm, in conjunction with Richard Dell, our president and chief executive officer, and Duane Greenly, our chief operating officer, acquired certain assets and liabilities of Predecessor Company II from USI, including the assets and liabilities of Ames True Temper, Inc., True Temper Ltd., IXL Manufacturing, Inc., and Garant Division of USI Canada, a division of U.S. Industries, Inc. For comparison purposes, we have presented the financial information and results of operations for fiscal 2002 on a combined basis, consisting of Predecessor Company II's audited financial results of operations for the period from September 30, 2001 through January 13, 2002 and Predecessor Company I's audited financial results of operations for the period from January 14, 2002 through September 28, 2002. We have determined that this presentation is more meaningful than disclosing these periods separately, as the combined amounts represent a 52-week period that is comparable to our other fiscal years presented. Financial statements for the periods between January 13, 2002 and June 27, 2004 are referred to as the financial statements of Predecessor Company I. All financial statements prior to that date are referred to as the financial statements of Predecessor Company II and reflect the parent on a consolidated basis prior to the acquisition by Wind Point Partners. Financial statements for periods subsequent to June 28, 2004 are referred to as the financial statements of the Company. For comparison purposes, we have presented the financial information and results of operations for fiscal 2004 on a combined basis, consisting of the Predecessor Company I's audited financial results of operations for the period from September 28, 2003 through June 27, 2004 and the Company's audited financial results of operations for the period from June 28, 2004 through September 25, 2004. We have determined that this presentation is more meaningful than disclosing these periods separately, as the combined amounts represent a 52-week period that is comparable to our other fiscal years presented.

The purchase price of Predecessor Company II from USI included a write-up to the fair market value of inventory acquired, which resulted in an increase in cost of goods sold of $18.8 million, or 5.3% of sales, during fiscal 2002. That amount represents the manufacturing profits acquired.

The purchase price of Predecessor Company I from Wind Point Partners included a write-up to the fair market value of inventory acquired, which resulted in an increase in cost of goods sold of $10.1 million, or 2.3% of sales, during fiscal 2004. That amount represents the manufacturing profits acquired. Additionally, the purchase price allocated to the fair value of tradenames and other finite lived assets was approximately $69.4 million and $13.0 million, respectively. Additionally, a $34.9 million write-up was recorded to adjust fixed assets to fair value.

Restructuring

Following the acquisition of Predecessor Company II described above, our new management embarked on a restructuring plan that resulted in the closure of a corporate office, the consolidation of certain under-utilized manufacturing facilities and the increase in the sourcing of certain products and components from overseas suppliers. Pursuant to this plan, we have identified and realized over $16.0 million in cost savings from fiscal 2002 through fiscal 2004.

In connection with the acquisition of Predecessor Company I, the Company reevaluated the restructuring reserves previously set up by Predecessor Company I. These restructuring reserves were originally established to reduce total workforce and close certain facilities. The Company, as of the date of acquisition of Predecessor Company I, began to assess and formulate an exit and restructuring plan that includes additional reductions of workforce, facility closures and changes in business strategies. This updated exit and restructuring plan is intended to increase operating efficiencies. At June 28, 2004, the Company recorded a liability of $4.8 million related to the reductions of workforce and facility closures and $4.8 million related to changes in business strategies for a product line. These plans also resulted in a $6.8 million decrease to the beginning balance of the pension asset for the period ended September 25, 2004. Adjustments will be made to these reserves as the cost estimates are refined and finalized. The Company expects to complete these plans in the next one to three years.

Business Unit Acquisitions

During fiscal 2003, we acquired three separate businesses: Dynamic Design, Greenlife and Outdoor Inspirations. Dynamic Design and Outdoor Inspirations added new product lines to our portfolio, adding pots and planters and garden hoses, respectively. The acquisition of Greenlife added significant access to low cost manufacturing facilities in China through three separate joint ventures in which Greenlife was a partner. This acquisition has helped us to increase our sourcing of product from 2% at the end of fiscal 2001 to over 36% in fiscal 2004, based on net sales.

Accounting Treatment for Joint Ventures

In August 2003, we purchased Greenlife, which had investments in three cooperative joint ventures in China with certain exclusive marketing rights to sell, outside of China, products manufactured by the three separate joint ventures. We purchased shares of 25%, 30% and 35% in the three joint ventures. We do not share in either the profit or the loss of the joint ventures. We have minority representation on the board of directors of each of the joint ventures. Therefore, the investment is treated under the cost method in our financial statements. See "Business—Joint Ventures."

Seasonality

Our revenue stream is seasonal. In fiscal 2004, 62% of net sales were recorded in the second and third quarter. Weather plays a part in the amount and timing of our sales. For example, during the winter season, lack of snow or lower than average snowfall may result in reduced sales of certain of our products, such as snow shovels and other tools. During the spring and summer season, unseasonably cool or warm temperatures, water shortages or floods may reduce, or impact the timing of, sales.

Acquisition by Castle Harlan

On June 1, 2004, our parent and its equity holders entered into a stock purchase agreement with CHATT Holdings Inc., referred to as the "buyer," and its parent, CHATT Holdings LLC, referred to as the "buyer parent." The buyer and buyer parent were newly formed entities established by Castle Harlan Partners IV, L.P., or CHP IV. Pursuant to the stock purchase agreement, the buyer acquired, on June 28, 2004, all of the outstanding equity interests of our parent for a purchase price of $380.0 million plus transaction costs of $6.3 million and working capital adjustments of $26.6 million. Upon completion of the acquisition, approximately 87% of the equity interests of the buyer parent was owned by CHP IV and its affiliates, and the remainder was issued to members of our management who previously held capital stock in our parent, in lieu of cash consideration that they otherwise would have been entitled to receive in the acquisition. In addition, in a few cases, certain members of management that did not currently hold equity in our parent purchased an equity interest in the buyer parent for cash. In order to finance the acquisition, repay our then-outstanding debt and pay related fees and expenses:

•	we entered into a $215.0 million senior credit facility consisting of a $75.0 million revolving credit facility and a $140.0 million term loan, as described in "—Debt and Other Obligations;"

•	we issued $150.0 million of 10% senior subordinated notes due 2012; and

•	the buyer parent received a $110.5 million equity capital contribution from CHP IV and its affiliates and management.

Closing Purchase Price and Adjustments

The purchase price for the acquisition was $380.0 million in cash (excluding fees and expenses of $6.3 million), subject to the working capital and other adjustments described below. Approximately $92.8 million of the consideration was allocated to the repayment or assumption of all of our and our parent's outstanding debt and accrued interest at the time of the acquisition with the remainder allocated to the purchase of the equity interests of our parent.

The purchase price payable by the buyer for the equity of our parent was subject to the following adjustments:

•	an upward adjustment based on our parent's consolidated cash-on-hand as of June 28, 2004;

•	an upward or downward adjustment based on the estimated amount by which our parent's consolidated working capital as of June 28, 2004 deviated from $100.5 million; and

•	a downward adjustment of approximately $14.0 million, reflecting the estimated value of our management's equity investment discussed more fully below in "—Rollover of Equity; Management Equity Investment."

In accordance with the stock purchase agreement, ten business days prior to the anticipated closing of the acquisition, the sellers provided the buyer with an estimate of the working capital adjustment that would be made to the purchase price on June 28, 2004. Based on that estimate an additional $19.3 million was added to the purchase price. A final purchase price adjustment payment of approximately $7.3 million, reflecting the buyer's review of the actual deviation of our parent's consolidated working capital as of June 28, 2004 from $100.5 million, was made by buyer to Wind Point Investors V., L.P., as representative of the sellers, in September 2004.

Rollover of Equity; Management Equity Investment

In connection with the acquisition, approximately 13% of the equity interests in the buyer parent was issued to members of our management who previously held capital stock in our parent, in lieu of cash consideration that they otherwise would have been entitled to receive in the acquisition and, in a few cases, certain members of management that did not hold equity in our parent at the time of the acquisition purchased an equity interest in buyer parent for cash.

The transaction was accounted for as a purchase in accordance with Statement of Financial Accounting Standards ("SFAS") 141, Business Combinations, and Emerging Issues Task Force ("EITF") Issue 88-16, Basis in Leveraged Buyout Transactions. As such, the acquired assets and assumed liabilities have been recorded at fair market value for the interests acquired and preliminary estimates of assumed liabilities by new investors and at the carryover basis for continuing investors. The acquired assets and assumed liabilities were assigned new book values in the same proportion as the residual interests of the continuing investors and the new interests acquired by the new investors. Under EITF 88-16, our assets and liabilities were revalued at the merger date to the fair value to the extent of the majority stockholder's 87% controlling interest. The remaining 13% is accounted for at the continuing stockholders' carryover basis. The excess of the purchase price over the historical basis of the net assets acquired has been applied to adjust net assets to their fair values to the extent of the majority stockholder's 87% ownership.

See "Security Ownership of Principal Shareholders and Management" and "Certain Relationships and Related Transactions" for additional information concerning equity ownership and transactions involving management.

Stock Purchase Agreement

The stock purchase agreement contains customary representations and warranties, covenants and indemnities by and for the benefit of the buyer, the buyer parent, the sellers, our parent and us.

The sellers' indemnification obligations, which are several and not joint, for breaches of representations and warranties generally survive until 60 days following the earlier of (1) the buyer's receipt of the audited financial statements of our parent and its subsidiaries for fiscal 2005 and (2) February 28, 2006, except for representations and warranties relating to certain title matters which survive indefinitely, certain employee benefits, tax and third party indemnification matters which survive for 60 days beyond the applicable statute of limitations and certain environmental matters which survive for three years following the closing of the acquisition. The sellers' obligations to indemnify the buyer and the buyer's obligation to indemnify the sellers are not triggered, subject to certain exceptions, until the other suffers losses in the aggregate of more than $2.0 million, but only to the extent that such losses exceed $0.5 million. The buyer's and the sellers' aggregate indemnification obligations are generally capped at $30.0 million in the aggregate, respectively, subject to certain exceptions. The sellers have authorized Wind Point Partners V, L.P., Predecessor Company I's majority equity holder, to act on their behalf on substantially all indemnification and other matters arising under the stock purchase agreement.

On June 28, 2004, the buyer deposited $7.0 million of the closing purchase price with a third party escrow agent to secure the sellers' indemnification obligations and certain other contingent payment obligations of the sellers under the stock purchase agreement. The escrow agreement expires and the funds remaining in escrow, if any, will be distributed to the sellers on February 28, 2006, except that if any dispute between the buyer and the sellers' representative, acting as representative for all sellers, exists on that date as to any claim of the buyer to any escrowed funds, the amount in dispute will continue to be held in escrow until the dispute is resolved either by agreement of the buyer and sellers' representative or by a final, non-appealable order of a court of competent jurisdiction.

The stock purchase agreement also provides that the buyer is entitled to indemnification from the sellers, without regard to any threshold, cap or time limitation, for any losses incurred by the buyer or its affiliates in connection with certain pre-acquisition liabilities including (1) the sale by us of our Davisville, West Virginia warehouse and distribution facility; (2) an action brought against us by a former employee involving personal injury and other tort-based claims for which the availability of insurance has been disputed by our insurance carrier; (3) environmental liabilities resulting from conditions which first occurred during the ownership of our parent and its subsidiaries by the sellers; and (4) certain tax liabilities relating to any taxable period ending on or prior to the closing of the acquisition for which a tax return was not due on or prior to the closing of the acquisition.

The stock purchase agreement also provides that the buyer is entitled to indemnification from the sellers, without regard to any threshold, cap or time limitation, for any losses incurred by our parent or its subsidiaries in seeking to enforce the indemnification obligations of third parties under certain contracts relating to pre-acquisition transactions or as a result of pre-acquisition acts or omissions by the sellers, our parent or us or which prejudice or have prejudiced the rights of our parent or us under such contracts.

Under the stock purchase agreement, the buyer has agreed to remit to the sellers any amounts actually received by the buyer, our parent or us after the closing of the acquisition (less related fees, costs, taxes and expenses) with respect to:

(1)    our pending breach of contract action against Connecticut General Life Insurance Company seeking damages in the amount of approximately $0.9 million;

(2)    amounts claimed to be owed to us by customs authorities for the 2003 calendar year and the portion of the 2004 calendar year during which we were owned by the sellers pursuant to anti-dumping legislation commonly known as the "Byrd Amendment" that have not been paid to us; and

(3)    approximately $0.3 million in deferred purchase price we expect to receive in connection with our prior sale of certain real property.

The sellers have agreed to indemnify the buyer, our parent and us, without regard to any threshold, cap or time limitation, for any losses incurred in connection with these matters, including the costs of prosecuting the pursuit of these matters.

Recent Developments

On January 14, 2005, we completed the offering of the Original Notes. Simultaneously with the completion of the offering of the Original Notes, we entered into an amendment (the "Amendment") to the terms of the Senior Secured Credit Facility. As amended, availability under the Senior Secured Credit Facility is restricted to the lesser of $75.0 million and the borrowing-base amount, which is equal to (a) 85% of the amount of eligible receivables, plus (b) the lower of (i) 55% of the cost or fair market value of eligible inventory and (ii) if an inventory appraisal has been performed, 80% of the orderly liquidation value of our inventory, plus (c) a percentage of eligible equipment or real property determined by Bank of America, N.A. as administrative agent, and not objected to by the required lenders.

Results of Operations

The following table presents the major components of our statement of operations together with each component's percentage of net sales for fiscal 2002, fiscal 2003, fiscal 2004 and the thirteen weeks ended December 27, 2003 and December 25, 2004:

	Combined 52 Weeks Ended September 28, 2002		Fiscal Year Ended September 27, 2003		Combined 52 Weeks Ended September 25, 2004		Thirteen Weeks Ended December 27, 2003		Thirteen Weeks Ended December 25, 2004
	(unaudited)				(unaudited)		(unaudited)		(unaudited)
	(dollars in millions)

Net sales	$355.0	100.0%	$407.4	100.0%	$438.5	100.0%	$84.4	100.0%	$82.0	100.0%
Cost of goods sold	281.6	79.3%	294.5	72.3%	329.3	75.1%	61.7	73.1%	61.0	74.4%
Gross profit	73.4	20.7%	112.9	27.7%	109.2	24.9%	22.7	26.9%	21.0	25.6%
Selling, general, and administrative expenses	65.6	18.5%	72.3	17.7%	70.5	16.1%	16.7	19.8%	16.6	20.2%
Special charges	—	0.0%	0.8	0.2%	0.8	0.2%	—	0.0%	—	0.0%
Amortization of intangible assets	—	0.0%	3.5	0.9%	3.8	0.9%	1.1	1.3%	0.4	0.5%
Operating income	7.8	2.2%	36.3	8.9%	34.1	7.7%	4.9	5.8%	4.0	4.9%
Interest expense to affiliates	2.3	0.6%	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Interest expense	7.0	2.0%	10.4	2.6%	13.4	3.1%	2.5	3.0%	6.2	7.6%
Other (income) expense	(2.6)	−0.7%	(1.1)	−0.3%	0.2	0.0%	(1.9)	−2.3%	(0.2)	−0.2%
Income (loss) before taxes	1.1	0.3%	27.0	6.6%	20.5	4.6%	4.3	5.1%	(2.0)	(2.5)%
Income tax expense (benefit)	2.3	0.6%	10.5	2.6%	8.9	2.0%	1.6	1.9%	(0.8)	−1.0%
Net (loss) income	$(1.2)	−0.3%	$16.5	4.0%	$11.6	2.6%	$2.7	3.2%	$(1.2)	−1.5%

Thirteen weeks ended December 25, 2004 compared to thirteen weeks ended December 27, 2003

Net Sales.    Net sales for the thirteen-week period ended December 25, 2004 decreased $2.4 million, or 2.8%, to $82.0 million compared to $84.4 million for the thirteen weeks ended December 27, 2003. Overall sales volume declined in the current quarter, which was driven by a decrease in snow tool sales as a result of less snowfall as compared to the prior year quarter. The sales decrease was partially offset by price increases obtained during the thirteen weeks ended December 25, 2004.

Gross Profit.    Gross profit for the thirteen weeks ended December 25, 2004 decreased $1.6 million to $21.0 million from $22.7 million for the thirteen weeks ended December 27, 2003. This decrease was due to the overall decrease in sales noted above and an increase in commodity costs, primarily steel and resin. Gross profit as a percentage of net sales decreased to 25.7% from 26.9% during this period.

Selling, General and Administrative ("SG&A") Expenses.    SG&A expenses for the thirteen weeks ended December 25, 2004 decreased $0.1 million to $16.6 million from $16.7 million for the thirteen weeks ended December 27, 2003.

Amortization of Intangible Assets.    During the thirteen weeks ended December 25, 2004, we recorded $0.4 million in amortization expense, as compared to $1.1 million during the thirteen week period ended December 27, 2003. This decrease was due to the acquisition by affiliates of Castle Harlan, which reflects a change in valuation and lives of the assets.

Interest Expense.    Interest expense for the thirteen weeks ended December 25, 2004 increased $3.7 million to $6.2 million from $2.5 million during the thirteen weeks ended December 27, 2003. The increase was a result of increased debt in connection with the acquisition by affiliates of Castle Harlan.

Other Income.    Other income for the thirteen weeks ended December 25, 2004 was $0.2 million and was primarily due to gains on foreign currency exchange. Other income during the thirteen weeks ended December 27, 2003 was $1.9 million, primarily related to income from anti-dumping duties.

Income Tax (Benefit) Expense.    Income tax benefit for the thirteen weeks ended December 25, 2004 was $0.8 million, or approximately 42% of loss before taxes. Income tax expense for the thirteen weeks ended December 27, 2003 was $1.6 million, or approximately 37% of income before taxes. At the end of each interim reporting period, we estimate the effective tax rate expected to be applicable for the full fiscal year. The rate determined is used in providing for income taxes on a year-to-date basis. The tax effect of significant unusual items is reflected in the period in which they occur. The increase in the effective tax rate was due to a mixture of tax benefit domestically and in our Irish subsidiary combined with a tax expense in our Canadian subsidiary.

Combined Fiscal 2004 Compared to Fiscal 2003

Net Sales.    Net sales for fiscal 2004 increased $31.1 million to $438.5 million, or 7.6%, from $407.4 million for fiscal 2003. Of this increase, $13.3 million resulted from two of our largest customers awarding us additional product placement of snow tools in two regions. In addition, net sales in fiscal 2004 increased due to additional long handle tool sales to new customers and increased long handle tools, wheelbarrows and hose reel units sold to our existing customers, acquisitions consummated in the second half of fiscal 2003 and stronger than normal snow season sales.

Gross Profit.    Gross profit for fiscal 2004 decreased $3.7 million to $109.2 million, or 3.3%, from $112.9 million for fiscal 2003. This decrease was primarily due to the $10.1 million write up of inventory to fair value, required by GAAP, as a result of the acquisition of Predecessor Company I, partially offset by the sales volume increases noted above. Gross profit as a percentage of net sales decreased to 24.9% from 27.7% during this period primarily due to this non-cash inventory charge, approximately $1.4 million of one-time incremental costs due to the delayed expansion of our largest distribution facility, and increased steel and resin commodity costs, partially offset by new product introductions and changes in product mix.

Selling, General and Administrative Expenses.    SG&A expenses for fiscal 2004 decreased $1.8 million to $70.5 million from $72.3 million for fiscal 2003. This decrease was due to the $4.8 million gain on sale of our idle distribution center in Davisville, WV and one of our manufacturing facilities in Parkersburg, WV, partially offset by increased costs associated with our sales volume increases. SG&A as a percentage of net sales decreased to 16.1% from 17.7% during fiscal 2004 due mainly to the gain on sale of facilities and distribution synergies stemming from the Dynamic Design and Greenlife acquisitions and freight savings in distribution due to the consolidation of plastics facilities, partially offset by higher management fees under our agreement with Castle Harlan (see "Certain Relationships and Related Transactions").

Special Charges.    Special charges of $0.8 million for fiscal 2004 reflect non-capitalizable transaction costs incurred in connection with our acquisition by affiliates of Castle Harlan. Special charges of $0.8 million for fiscal 2003 were the result of an insurance company's refusal to provide stop loss coverage relating to a significant medical claim.

Amortization of Intangible Assets.    During fiscal 2004, we recorded $3.8 million in amortization expense, which included all three acquisitions of Predecessor Company I for the full year, compared to $3.5 million in fiscal 2003, which only included the acquisitions for a portion of the year. The increase was due to our increase in finite life intangible assets as a result of the acquisitions under Predecessor Company I, partially offset by lower amortization under ownership of affiliates of Castle Harlan as a result of changes to the valuation and the lives of the finite life assets acquired, as required.

Interest Expense.    Interest expense for fiscal 2004 increased $3.0 million to $13.4 million from $10.4 million for fiscal 2003. The increase was a result of increased debt in connection with the acquisition of Predecessor Company I on June 28, 2004 and increased borrowings under our previous revolving loan facility partially offset by decreased long-term debt prior to June 28, 2004 as compared to fiscal 2003.

Other Expense (Income).    Other expense was $0.2 million during fiscal 2004 compared to other income of $1.1 million during fiscal 2003. The change was due primarily to a foreign currency gain in fiscal 2003.

Income Tax Expense.    Income tax expense for fiscal 2004 was $8.9 million, or 43.4% of income before taxes, as compared to $10.5 million, or 38.9% of income before taxes, during fiscal 2003. During fiscal 2004, we incurred additional tax expenses of $1.4 million due to a limitation on foreign tax credits related to our Canadian subsidiary, which resulted in a higher effective tax rate.

Net Income.    Net income for fiscal 2004 decreased $4.9 million, or 29.7%, to $11.6 million from $16.5 million for fiscal 2003. This decrease resulted primarily from an decrease in gross profit as a result of the inventory write-up, increased amortization expense and increased interest expense, partially offset by decreased SG&A and income tax expenses.

Fiscal 2003 Compared to Combined Fiscal 2002

Net Sales.    Net sales for fiscal 2003 increased $52.4 million to $407.4 million, or 14.8%, from $355.0 million for fiscal 2002. This increase was driven by price increases of $4.0 million, additional product placement of long handle tools at two of our largest customers, and $43.4 million in sales related to the Dynamic Design acquisition consummated during fiscal 2003.

Gross Profit.    Gross profit for fiscal 2003 increased $39.5 million to $112.9 million, or 53.8%, from $73.4 million for fiscal 2002. This increase was primarily due to the sales volume increases noted above. Gross profit as a percentage of sales increased to 27.7% from 20.7% during fiscal 2003 primarily due to the write-up of inventory to fair value as a result of the acquisition of Predecessor Company II, which reduced the gross profit percentage in the period ended September 28, 2002, as well as from benefits derived from plant consolidations and sourcing.

SG&A Expenses.    SG&A expenses for fiscal 2003 increased $6.7 million to $72.3 million from $65.6 million for fiscal 2002. SG&A as a percentage of sales decreased to 17.7% in fiscal 2003 from 18.5% in fiscal 2002 due to the closure of a corporate office, saving approximately $1.8 million, and freight savings in distribution of $1.7 million due to the consolidation of plastics facilities, as compared to fiscal 2002.

Special Charges.    Special charges of $0.8 million in fiscal 2003 were the result of an insurance company's refusal to provide stop loss coverage relating to a significant medical claim.

Amortization of Intangible Assets.    During fiscal 2003, we entered into three acquisitions, as discussed above, that resulted in $11.5 million of finite life intangible assets and we recorded $3.5 million of amortization expense related to these intangible assets.

Interest Expense.    Interest expense for fiscal 2003 increased $1.1 million to $10.4 million from $9.3 million for fiscal 2002. On January 14, 2002, we entered into a comprehensive debt refinancing in conjunction with the acquisition of the business of the Predecessor Company II. Prior to January 14, 2002, the predecessor's debt was owed to USI. The increase in interest expense resulted from increased interest rates, partially offset by a lower average debt balance.

Other Income.    Other income for the fiscal 2003 was $1.1 million, primarily due to gains on foreign currency exchange. Other income of $2.6 million during fiscal 2002 was primarily due to a $2.4 million cash receipt for anti-dumping duties collected from U.S. government tariffs.

Income Tax Expense.    Income tax expense for fiscal 2003 was $10.5 million, or 38.9% of income before taxes, as compared to $2.3 million, or 209.1% of income before taxes, during fiscal 2002. This difference was attributable to the recording of a deferred tax valuation allowance against certain deferred tax assets that were not expected to be realized by Predecessor Company II in fiscal 2002.

Net Income (Loss).    Net income for fiscal 2003 increased $17.7 million to $16.5 million from a net loss of $1.2 million in fiscal 2002. This increase resulted primarily from an increase in gross profit partially offset by increased SG&A expenses, special charges, amortization expense, interest expense and income tax expense.

Liquidity and Capital Resources

Our principal liquidity requirements are to service our debt and meet our working capital and capital expenditure needs. Subject to our performance, which, if adversely affected, could adversely affect the availability of funds, we expect to be able to meet our liquidity requirements for the foreseeable future through cash provided by operations and through borrowings available under our senior secured credit facility. We cannot assure you, however, that this will be the case. In addition, our borrowings under our senior secured credit facility and the Notes will bear interest at floating rates. Therefore, our financial condition may be affected by changes in prevailing interest rates. See "Risk Factors—Risks Relating to the Notes."

Cash Flows

Cash provided by operating activities for the thirteen weeks ended December 25, 2004 was $2.5 million, compared to a cash use of $6.1 million for the period ended December 27, 2003. The increase in cash provided by operating activities was primarily due to increased collections of trade receivables, partially offset by seasonal increases in inventory levels. Cash used in investing activities of $1.9 million and $1.3 million for the thirteen-week periods ended December 25, 2004 and December 27, 2003, respectively, was due primarily to the purchase of fixed assets. Cash provided by financing activities was $0.5 million and $6.6 million for the thirteen-week periods ended December 25, 2004 and December 27, 2003, respectively. These proceeds were due primarily to debt borrowings under revolving credit facilities, partially offset by repayments of long-term debt.

Cash provided from operating activities for fiscal 2004 was $6.6 million, compared to $7.2 million for fiscal 2003. The decrease in cash provided from operating activities was primarily due to increased inventory levels, partially offset by increased sales to customers, with subsequent cash collections. Cash used in investing activities of $307.4 million and $44.6 million for fiscal 2004 and 2003, respectively, was due to the purchase of fixed assets and the acquisitions of businesses, partially offset by proceeds from the sale of fixed assets. During fiscal 2004, our parent was acquired by affiliates of Castle Harlan, while in fiscal 2003 we made three acquisitions. Additionally, during fiscal 2004 we received $5.1 million in proceeds for the sale of our idle distribution center in Davisville, West Virginia and one of our manufacturing facilities in Parkersburg, West Virginia. Cash provided by financing activities was $300.7 million and $5.7 million for fiscal 2004 and 2003, respectively. These proceeds were due primarily to debt borrowings and capital contributions, offset by repayments of long-term debt and debt issuance costs. During fiscal 2004, in connection with the sale of our parent, we received capital contributions and entered into a senior secured credit facility and issued senior subordinated notes, which were used to repay our then-existing debt and fund the acquisition noted above.

Cash provided from operating activities for fiscal 2003 was $7.2 million, compared to $73.0 million for fiscal 2002. The decrease in cash provided from operating activities during fiscal 2003 was due to a year-over-year increase in working capital as compared to fiscal 2002. Cash used in investing activities of $44.6 million and $171.9 million for fiscal 2003 and 2002, respectively, was due to the purchase of fixed assets and the acquisitions of businesses. During fiscal 2003 we made three acquisitions, while in fiscal 2002 our parent acquired Predecessor Company II. Cash provided by financing activities was $5.7 million and $132.0 million for fiscal 2003 and 2002, respectively. These proceeds were due primarily to debt borrowings and issuances of capital stock, offset by repayments of long-term debt and debt issuance costs.

Debt and Other Obligations

Senior Secured Credit Facility

Our senior credit facility consists of a $75 million revolving credit facility, which matures on June 28, 2010. As of December 25, 2004, we had a draw on the revolving portion of our senior credit facility of $7.1 million. See "Description of Material Indebtedness."

Senior Subordinated Notes

On June 28, 2004, we completed a private offering of $150.0 million in aggregate principal amount at maturity of 10% senior subordinated notes due July 15, 2012. The senior subordinated notes are fully and unconditionally guaranteed by our parent, ATT Holding Co., on a senior subordinated basis. On August 10, 2004, we filed a registration statement with respect to new senior subordinated notes having substantially identical terms as the original senior subordinated notes, as part of an offer to exchange registered notes for the privately issued original senior subordinated notes. The new senior subordinated notes evidence the same debt as the original senior subordinated notes, are entitled to the benefits of the indenture governing the original senior subordinated notes and are treated under the indenture as a single class with the original senior subordinated notes. The exchange offer was completed on November 24, 2004.

The senior subordinated notes are unsecured senior subordinated obligations and rank behind all of our existing and future senior debt, including borrowings under the senior credit facility, equally with any of our future senior subordinated debt, ahead of any of our future debt that expressly provides for subordination to the senior subordinated notes and effectively behind all of the existing and future liabilities of our subsidiaries, including trade payables.

We pay interest on the senior subordinated notes semi-annually in cash, in arrears, on January 15 and July 15 at an annual rate of 10.0%. The indenture governing senior subordinated notes contains various affirmative and negative covenants, subject to a number of important limitations and exceptions, including but not limited to those limiting our ability and the ability of our restricted subsidiaries, to borrow money, guarantee debt or sell preferred stock, create liens, pay dividends on or redeem or repurchase stock, make certain investments, sell stock in our restricted subsidiaries, restrict dividends or other payments from restricted subsidiaries, enter into transactions with affiliates and sell assets or merge with other companies.

The indenture governing the senior subordinated notes contains various events of default, including but not limited to those related to non-payment of principal, interest or fees; violations of certain covenants; certain bankruptcy-related events; invalidity of liens; non-payment of certain legal judgments; and cross defaults with certain other indebtedness. We may redeem the senior subordinated notes on or after July 15, 2008, except we may redeem up to 35% of the senior subordinated notes prior to July 15, 2007 with the proceeds of one or more public equity offerings. We are required to redeem the senior subordinated notes under certain circumstances involving changes of control.

Senior Floating Rate Note Offering

On January 14, 2005, we completed the offering of $150.0 million principal amount at maturity of the Original Notes, which were issued at a 0.5% discount, in an unregistered offering to qualified institutional buyers in accordance with Rule 144A under the Securities Act and outside the United States pursuant to Regulation S under the Securities Act. Net proceeds for the offering were used to repay our term loan B in full, repay a portion of our revolving credit facility and pay related fees and expenses. The Original Notes are fully and unconditionally guaranteed by our parent on a senior unsecured basis.

The Original Notes are unsecured, unsubordinated obligations and are effectively subordinated to all of our existing and future secured debt, to the extent of the assets securing such debt, including borrowings under the senior secured credit facility, pari passu with all future senior unsecured indebtedness, senior in right of payment to all existing and future senior subordinated debt, including our senior subordinated notes due 2012, and effectively behind all of the existing and future liabilities of our subsidiaries, including trade payables.

We will pay interest on the Original Notes quarterly in cash, in arrears, on January 15, April 15, July 15 and October 15 at a rate per annum, reset quarterly, equal to LIBOR plus 4.0%, starting on April 15, 2005. The indenture governing the Original Notes contains various affirmative and negative covenants, subject to a number of important limitations and exceptions, including but not limited to those limiting our ability and the ability of our restricted subsidiaries to borrow money, guarantee debt or sell preferred stock, create liens, pay dividends on or redeem or repurchase stock, make specified types of investments, sell stock in our restricted subsidiaries, restrict dividends or other payments from restricted subsidiaries, enter into transactions with affiliates and sell assets or merge with other companies.

The indenture governing the Original Notes contains various events of default, including but not limited to those related to non-payment of principal, interest or fees; failure to perform or observe certain covenants; inaccuracy of representations and warranties in any material respect, cross defaults with certain other indebtedness, certain bankruptcy related events, monetary judgment defaults and material non-monetary judgment defaults, ERISA defaults and change of control. We can redeem the Original Notes, in whole or in part, at any time on or after January 15, 2007. In addition, we may redeem up to 35% of the Original Notes prior to January 15, 2007 with the net proceeds of one or more public equity offerings. We are required to redeem the Original Notes under certain circumstances involving changes of control.

In connection with the offering of the Original Notes, we entered into a registration rights agreement with the initial purchasers (the "Registration Rights Agreement"), pursuant to which we and our parent agreed to conduct a registered exchange offer for the New Notes (the "Exchange Offer") or to cause to become effective a shelf registration statement providing for resales of the New Notes. We are required (i) to file a registration statement (the "Registration Statement") for the exchange offer as soon as practicable, but in no event later than 90 days after January 14, 2005, (ii) to use our best efforts to cause such Registration Statement to become effective at the earliest possible time, but in no event later than 180 days after January 14, 2005, and (iii) to cause the Registration Statement to be effective continuously and to keep the Exchange Offer open for a period of not less than the minimum period required under applicable federal and state securities laws; provided, however, that in no event shall such period be less than 30 days after the date notice of the Exchange Offer is mailed to the holders of the Original Notes. If we fail to comply with certain of our obligations under the Registration Rights Agreement, we will be required to pay liquidated damages to the holders of the Original Notes.

Interest Rate Swaps

In connection with the offering of the Original Notes, we entered into interest rate swaps (the "Swaps") with Bank of America, N.A. and Wachovia Bank, N.A. Pursuant to the Swap with Bank of America, N.A., which becomes effective on January 17, 2006, we will swap 3 month LIBOR rates for fixed interest rates of 4.31% on a notional amount of $100 million for the period from January 17, 2006 through January 15, 2008, approximately $66.7 million for the period from January 15, 2008 to January 15, 2009 and approximately $33.3 million for the period from January 15, 2009 through January 15, 2010.

Pursuant to the Swap with Wachovia Bank, N.A., effective January 15, 2006, we will swap 3 month LIBOR rates for fixed interest rates of 4.29% for a notional amount of $50 million for the period from January 15, 2006 through January 15, 2008, approximately $33.3 million for the period from January 15, 2008 to January 15, 2009 and approximately $16.7 million for the period from January 15, 2009 through January 15, 2010.

The interest rate swaps will be accounted for in accordance with Statement of Financial Accounting Standard ("SFAS") No. 133 Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities and SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (collectively, "SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized as either assets or liabilities at fair value. We will account for the swaps as cash flow hedges and will record changes in fair value in accumulated other comprehensive income.

Contractual Commitments

The following table represents our contractual commitments associated with our debt and other obligations as of September 25, 2004.

	Total	October 2004 to September 2005	October 2005 to September 2006	October 2006 to September 2007	October 2007 to September 2008	October 2008 to September 2009	Thereafter
	(dollars in thousands)
Contractual Obligations
Revolving credit facility(1)	$6,300	$6,300	$—	$—	$—	$—	$—
Term loan B facility(1)	140,000	1,400	1,400	1,400	1,400	1,400	133,000
Senior Subordinated Notes	150,000	—	—	—	—	—	150,000
Operating leases	105,049	8,333	7,854	7,767	7,562	7,564	65,969
Open purchase orders	24,561	24,561	—	—	—	—	—
Other purchase commitments	5,757	889	1,392	1,772	1,704	—	—
Total contractual obligations	$431,667	$41,483	$10,646	$10,939	$10,666	$8,964	$348,969

Commitments
Outstanding letters of credit	$960	$960	$—	$—	$—	$—	$—
Total commitments	$960	$960	$—	$—	$—	$—	$—

(1)	We used the proceeds from the sale of the Original Notes to repay the term loan in full and reduce the outstanding amount under the revolving portion of our senior secured credit facility by $4.5 million. The Original Notes principal amount is $150.0 million and is due in 2012.

Off-Balance Sheet Arrangements

As of September 25, 2004, we had no off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

We are subject to changes in interest rates, foreign currency exchange rates and certain commodity prices. Our primary market risk is interest rate exposure with respect to our floating rate debt, including our senior secured credit facility and the Notes. Our senior credit facility agreement may require us to employ a hedging strategy through derivative financial instruments to reduce the impact of adverse changes in interest rates. We do not plan to hold or issue derivative instruments for trading purposes. In the future, we may enter into interest rate swaps to manage the risk of our exposure to market rate fluctuations. For fiscal 2004 with respect to term loan B, which carries a variable interest rate, a 100 basis points change in interest rates would have impacted us by $1.4 million.

We conduct foreign operations in Canada and Ireland and utilize international suppliers and manufacturers. As a result, we are subject to risk from changes in foreign exchange rates. These changes result in cumulative translation adjustments, which are included in accumulated other comprehensive income (loss). We do not consider the potential loss resulting from a hypothetical 10% adverse change in quoted foreign currency exchange rates, as of September 25, 2004, to be material.

We purchase certain raw materials such as resin, steel, and wood that are subject to price volatility caused by unpredictable factors. Where possible, we employ fixed rate raw material purchase contracts and customer price adjustments to help us to manage this risk. We do not use derivatives to manage raw materials risk.

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying footnotes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results could differ from those estimates, and such differences may be material to the financial statements. The process of determining significant estimates is fact specific and takes into account factors such as historical experience, current and expected economic conditions, product mix and, in some cases, actuarial techniques. We evaluate these significant factors as facts and circumstances dictate. Historically, actual results have not differed significantly from those determined using estimates. The following are the accounting policies that most frequently require us to make estimates and judgments and are critical to understanding our financial condition, results of operation and cash flows.

Allowance for Doubtful Accounts

Accounts receivable are reported net of an allowance for doubtful accounts. The allowance is based on management's estimate, using certain assumptions, of the amount of receivables that will actually be collected. This reserve is based on historical collection activity adjusted for current conditions. Accounts are considered past due based on how payments are received compared to the customer's credit terms. Accounts are written off when management determines the account is uncollectible. If the financial condition of one of our significant customers were to deteriorate, resulting in an inability to make payments, then an additional reserve would be required.

Long-Lived Assets

Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, requires that companies consider whether indicators of impairment of long-lived assets held for use are present. If such indicators are present, companies determine whether the sum of the estimated undiscounted future cash flows attributable to such assets is less than their carrying amount, and if so, companies recognize an impairment loss based on the excess of the carrying amount of the assets over their fair value. Accordingly, management will periodically evaluate the ongoing value of property and equipment.

Goodwill and Other Intangible Assets

Effective January 14, 2002, we adopted SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. In addition to goodwill, we have trade names that are deemed to have indefinite lives. Intangible assets with finite lives are amortized over their useful lives. Under the provisions of SFAS No. 142, intangible assets, including goodwill, that are not subject to amortization will be tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired, using a two-step impairment assessment, which requires management to make judgments in determining what assumptions to use in the calculation. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired, and the second step of the impairment test is not necessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. We completed the annual impairment tests, which resulted in no impairment charge.

We cannot predict the occurrence of certain future events that might adversely affect the reported value of goodwill and indefinite lived intangible assets, which totaled $226.3 million and $18.3 million at September 25, 2004 and September 27, 2003, respectively. Such events include, but are not limited to, strategic decisions made in response to economic and competitive conditions, the impact of the economic environment on our customer base, a material negative change in our relationships with significant customers or economic conditions that may effect the assumptions used in the discounted cash flow calculation.

Pensions

We have several defined benefit plans, under which participants earn a retirement benefit based upon a formula set forth in the plan. We record expense related to these plans using actuarially determined amounts that are calculated under the provisions of SFAS No. 87, Employer's Accounting for Pensions. Key assumptions used in the actuarial valuations include the discount rate, the expected rate of return on plan assets and rate of increase in future compensation levels. These rates are based on market interest rates, and therefore fluctuations in market interest rates could impact the amount of pension expense recorded for these plans.

The accumulated benefit obligation of the defined benefit plans is a discounted amount calculated using the market interest rates described above. An increase in the market interest rates, assuming no other changes in the estimates, reduces the amount of the accumulated benefit obligation and the related required expense. A decrease in the market interest rates, assuming no other changes in the estimates, increases the amount of the accumulated benefit obligation and the related required expense.

Inventory Reserves

We reduce our inventory value for estimated obsolete and slow moving inventory in an amount equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

Revenue Recognition

We recognize revenues and freight billed to customers, net of provisions for cash discounts, returns, volume or trade customer discounts, co-op advertising and other sales discounts, upon shipment to customers when all substantial risks of ownership change. In accordance with Emerging Issues Task Force ("EITF") No. 00-10, Accounting for Shipping and Handling Fees and Costs, we record amounts billed to customers related to shipping and handling as revenue and all expenses related to shipping and handling as a cost of products sold. See Footnote 2 to the Consolidated Financial Statements.

Income Taxes

We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between book and tax bases of recorded assets and liabilities. SFAS No. 109 also requires that deferred tax assets be reduced by a valuation allowance, if it is more likely than not that some portion or all of the deferred tax assets will not be recognized.

We evaluate on a quarterly basis the realizability of our deferred tax assets by assessing our valuation allowance and by adjusting the amount of such allowance, if necessary. The factors used to assess the likelihood of realization are our forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets.

Recent Accounting Pronouncements

In November 2004, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 151, Inventory Costs, an amendment of ARB No. 43 Chapter 4. This Statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." as defined in ARB No. 43. In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We are in the process of reviewing SFAS 151 and have not determined the effects on the consolidated financial statements.

THE EXCHANGE OFFER

General

We sold the Original Notes on January 14, 2005 in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers of the Original Notes subsequently resold them to qualified institutional buyers in reliance on Rule 144A and to persons outside the United States in reliance on Regulation S under the Securities Act.

In connection with the sale of Original Notes to the initial purchasers, the holders of the Original Notes became entitled to the benefits of a registration rights agreement dated January 14, 2005 between us and the initial purchasers (the "Registration Rights Agreement").

Under the Registration Rights Agreement, we became obligated to file a registration statement in connection with an exchange offer within 90 days after the original issue date of the Original Notes (the "Issue Date") and use our best efforts to cause the exchange offer registration statement to become effective within 180 days after the Issue Date. The exchange offer being made by this prospectus, if consummated within the required time periods, will satisfy our obligations under the Registration Rights Agreement. This prospectus, together with the letter of transmittal, is being sent to all beneficial holders known to us.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all Original Notes properly tendered and not withdrawn on or prior to the expiration date. We will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Original Notes accepted in the exchange offer. Holders may tender some or all of their Original Notes pursuant to the exchange offer.

Based on no-action letters issued by the staff of the SEC to third parties, we believe that holders of the New Notes issued in exchange for Original Notes may offer for resale, resell and otherwise transfer the New Notes, other than any holder that is an affiliate of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act. This is true as long as the New Notes are acquired in the ordinary course of the holder's business, the holder has no arrangement or understanding with any person to participate in the distribution of the New Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. A broker-dealer that acquired Original Notes directly from us cannot exchange the Original Notes in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the New Notes cannot rely on the no-action letters of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Secondary resale transactions by such holders must be made either pursuant to an exemption from registration under the Securities Act or be covered by an effective registration statement containing the information about such security holder required by Item 507 of Regulation S-K.

Each broker-dealer that receives New Notes for its own account in exchange for Original Notes, where Original Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those New Notes, See "Plan of Distribution" for additional information.

We will be deemed to have accepted validly tendered Original Notes when, as and if we have given oral or written notice of the acceptance of those Notes to the exchange agent. The exchange agent will act as agent for the tendering holders of Original Notes for the purposes of receiving the New Notes from us and delivering New Notes to those holders. Pursuant to Rule 14e-1(c) of the Exchange Act, we will promptly deliver the New Notes upon consummation of the exchange offer or return the Original Notes if the exchange offer is withdrawn.

If any tendered Original Notes are not accepted for exchange because of an invalid tender or the occurrence of the conditions set forth under "—Conditions" without waiver by us, certificates for any of those unaccepted Original Notes will be returned, without expense, to the tendering holder of any of those Original Notes promptly after the expiration date.

Holders of Original Notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, in accordance with the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Original Notes, pursuant to the exchange offer. We will pay all charges and expenses, other than taxes applicable to holders in connection with the exchange offer, See "—Fees and Expenses."

Shelf Registration Statement

If (1) because of any change in law or in currently prevailing interpretations of the staff of the SEC, we are not permitted to effect the exchange offer; or (2) the exchange offer is not consummated within 30 business days from the date the exchange offer registration statement is required to be declared effective; or (3) in certain circumstances, certain holders of unregistered New Notes so request; or (4) in the case of any holder that participates in the exchange offer, such holder does not receive New Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of ours or within the meaning of the Securities Act), then in each case, we will (x) promptly deliver to the holders and the Trustee written notice thereof, and (y) at our sole expense, (a) as promptly as practicable, tile a shelf registration statement covering resales of the Notes (the "Shelf Registration Statement") and (b) use our reasonable best efforts to keep effective the Shelf Registration Statement until the earlier of two years after the Issue Date or such time as all of the applicable Notes have been sold thereunder.

Notwithstanding anything to the contrary in the Registration Rights Agreement, upon notice to the holders of the Notes, we may suspend use of the prospectus included in any Shelf Registration Statement in the event that and for a period of time (a "Blackout Period") not to exceed an aggregate of 90 days in any twelve-month period upon the existence of any fact on the happening of any event that makes any statement of a material fact made in the registration statement, the prospectus, any amendment or supplement thereto, or any document incorporated by reference therein untrue, or that requires the making of any additions to or changes in the registration statement or the prospectus in order to make the statements therein not misleading.

We will, if and when we file the shelf registration statement, provide to each holder of the Notes copies of the prospectus which is a part of the shelf registration statement, notify each holder when the shelf registration statement has become effective and take other actions as are required to permit unrestricted resales of the New Notes. A holder that sells the Original Notes pursuant to the shelf registration statement generally must be named as a selling security-holder in the related prospectus and must deliver a prospectus to purchasers. A seller will be subject to civil liability provisions under the Securities Act in connection with these sales. A seller of the Original Notes also will be bound by applicable provisions of the Registration Rights Agreement, including indemnification obligations. In addition, each holder of the Original Notes must deliver information to be used in connection with the shelf registration statement and provide comments on the shelf registration statement in order to have its Original Notes included in the shelf registration statement and benefit from the provisions regarding any additional interest in the Registration Rights Agreement.

Additional Interest

If we fail to meet the following targets, then additional interest ("additional interest") shall become payable in respect of the Original Notes as follows:

1.    if (A) a registration statement on an appropriate registration form with respect to the exchange offer (the "Exchange Offer Registration Statement") is not filed with the SEC on or prior to 90 days after the Issue Date or (B) notwithstanding that we have consummated or will consummate an exchange offer, it is required to file a Shelf Registration Statement and such Shelf Registration Statement is not filed on or prior to the date required by the Registration Rights Agreement, then commencing on the day after either such required filing date, additional interest shall accrue on the principal amount of the Original Notes at a rate of 0.25% per annum for the first 90 days immediately following each such filing date, such additional interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period; or

2.    if (A) the Exchange Offer Registration Statement is not declared effective by the SEC on or prior to 180 days after the Issue Date or (B) notwithstanding that we have consummated or will consummate an Exchange Offer, we are required to file a Shelf Registration Statement and such Shelf Registration Statement is not declared effective by the SEC on or prior to the date required by the Registration Rights Agreement, then, commencing on the day after either such required effective date, additional interest shall accrue on the principal amount of the Original Notes at a rate of 0.25% per annum for the first 90 days immediately following such date, such additional interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period; or

3.    if (A) we have not exchanged New Notes for all the Original Notes validly tendered in accordance with the terms of the exchange offer on or prior to 30 business days from the date the Exchange Offer Registration Statement is required to be declared effective or (B) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the second anniversary of the Issue Date, then additional interest shall accrue on the principal amount of the Original Notes at a rate of 0.25% per annum for the first 90 days commencing on (x) the 31st business day after such effective date, in the case of (A) above, or (y) the day such Shelf Registration Statement ceases to be effective, in the case of (B) above, such additional interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period;

provided, however, that the additional interest rate on the Notes may not accrue under more than one of the foregoing clauses (l)-(3) at any one time and at no time shall the aggregate amount of additional interest accruing exceed in the aggregate 1.00% per annum.

Any amounts of additional interest due pursuant to clause (1), (2) or (3) above will be payable in cash to the holder on each scheduled interest payment date under the indenture. No additional interest shall accrue with respect to Original Notes that are not registrable securities.

Expiration Date; Extensions; Amendment

The term "expiration date" means 12:00 midnight, New York City time, on May 13, 2005, which is at least 20 business days after the commencement of the exchange offer, unless we extend the exchange offer, in which case the term "expiration date" means the latest date to which the exchange offer is extended.

In order to extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will issue a public announcement of the extension, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right:

(a)	to extend the exchange offer or to terminate the exchange offer and not accept Original Notes not previously accepted if any of the conditions set forth under "—Conditions" shall have occurred and shall not have been waived by us, if permitted to be waived by us, by giving oral or written notice of the delay, extension or termination to the exchange agent, or

(b)	to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the Original Notes.

We will notify you as promptly as practicable of any delay in acceptance, extension, termination or amendment. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment in a manner intended to inform the holders of the Original Notes of the amendment. Depending upon the significance of the amendment, we may extend the exchange offer if it otherwise would expire during the extension period. Any such extension will be made in compliance with Rule 14d-4(d) of the Exchange Act.

Procedures for Tendering

To tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

•	have the signatures on the letter of transmittal guaranteed if required by instruction 3 of the letter of transmittal; and

•	mail or otherwise deliver the letter of transmittal or the facsimile in connection with a book-entry transfer, together with the Original Notes and any other required documents.

To be validly tendered, the documents must reach the exchange agent by or before 12:00 midnight. New York City time, on the expiration date. Delivery of the Original Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent on or prior to the expiration date.

The tender by a holder of Original Notes will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

Delivery of all documents must be made to the exchange agent at its address set forth below. Holders may also request their brokers, dealers, commercial banks, trust companies or nominees to effect the tender for those holders.

The method of delivery of Original Notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent by or before 12:00 midnight. New York City time, on the expiration date. No letter of transmittal or Original Notes should be sent to us.

Only a holder of Original Notes may tender Original Notes in the exchange offer. The term "holder" with respect to the exchange offer means any person in whose name Original Notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

Any beneficial holder whose Original Notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on its behalf. If the beneficial holder wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its Original Notes, either make appropriate arrangements to register ownership of the Original Notes in the holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States referred to as an "eligible institution," unless the Original Notes are tendered: (a) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or (b) for the account of an eligible institution. In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any Original Notes listed therein, those Original Notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes that person to tender the Original Notes on behalf of the registered holder, in each case signed as the name of the registered holder or holders appears on the Original Notes.

If the letter of transmittal or any Original Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should indicate that when signing, and unless waived by us, submit evidence satisfactory to us of their authority to act with the letter of transmittal.

All questions as to the validity, form, eligibility, including time of receipt, and withdrawal of the tendered Original Notes will be determined by us in our sole discretion. This determination will be final and binding. We reserve the absolute right to reject any Original Notes not properly tendered or any Original Notes their acceptance of which, in the opinion of counsel for us, would be unlawful. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within such time as we shall determine. None of us, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Original Notes, nor shall any of them incur any liability for failure to give notification. Tenders of Original Notes will not be deemed to have been made until irregularities have been cured or waived. Any Original Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holders of Original Notes, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In addition, we reserve the right in our sole discretion to:

(a)	purchase or make offers for any Original Notes that remain outstanding subsequent to the expiration date or, as set forth under "—Conditions," to terminate the exchange offer in accordance with the terms of the Registration Rights Agreement; and

(b)	to the extent permitted by applicable law, purchase Original Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

By tendering Original Notes pursuant to the exchange offer, each holder will represent to us that, among other things,

(a)	the New Notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of such holder;

(b)	the holder is not engaged in and does not intend to engage in a distribution of the New Notes;

(c)	the holder has no arrangement or understanding with any person to participate in the distribution of such New Notes; and

(d)	the holder is not our "affiliate," as defined under Rule 405 of the Securities Act, or, if the holder is an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

Book-Entry Transfer

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the Original Notes at the depository trust company, or DTC, for the purpose of facilitating the exchange offer, and upon the establishment of those accounts, any financial institution that is a participant in DTC's system may make book-entry delivery of Original Notes by causing DTC to transfer the Original Notes into the exchange agent's account with respect to the Original Notes in accordance with DTC's procedures for transfers. Although delivery of the Original Notes may be effected through book-entry transfer into the exchange agent's account at the DTC, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee, and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures. Delivery of documents to the depository trust company does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

Holders who wish to tender their Original Notes and

(a)	whose Original Notes are not immediately available or

(b)	who cannot deliver their Original Notes, the letter of transmittal or any other required documents to the exchange agent on or prior to the expiration date, may effect a tender if:

(1)	the tender is made through an eligible institution;

(2)	on or prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed Notice of Guaranteed Delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the Original Notes, the certificate number or numbers of the Original Notes and the principal amount of Original Notes tendered stating that the tender is being made thereby, and guaranteeing that, within three business days after the expiration date, the letter of transmittal, or facsimile thereof, together with the certificate(s) representing the Original Notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

(3)	the properly completed and executed letter of transmittal, or facsimile thereof, together with the certificate(s) representing all tendered Original Notes in proper form for transfer and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, tenders of Original Notes may be withdrawn at any time by or prior to 12:00 midnight, New York City time, on the expiration date.

To withdraw a tender of Original Notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus by 12:00 midnight, New York City time, on the expiration date. Any such notice of withdrawal must:

(a)	specify the name of the depositor, who is the person having deposited the Original Notes to be withdrawn;

(b)	identify the Original Notes to be withdrawn, including the certificate number or numbers and principal amount of the Original Notes or, in the case of Original Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

(c)	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such Original Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the Original Notes register the transfer of such Original Notes into the name of the depositor withdrawing the tender; and

(d)	specify the name in which any such Original Notes are being registered if different from that of the depositor.

All questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices will be determined by us, and our determination will be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no New Notes will be issued with respect to the Original Notes withdrawn unless the Original Notes so withdrawn are validly retendered. Any Original Notes which have been tendered but which are not accepted for exchange will be returned to their holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Original Notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time on or prior to the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange, any New Notes for any Original Notes, and may terminate or amend the exchange offer on or before the expiration date, if the exchange offer violates any applicable law or interpretation by the staff of the SEC.

If we determine in our reasonable discretion that the foregoing condition exists, we may:

•	refuse to accept any Original Notes and return all tendered Original Notes to the tendering holders;

•	extend the exchange offer and retain all Original Notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered the Original Notes to withdraw their tendered Original Notes; or

•	waive such condition, if permissible, with respect to the exchange offer and accept all properly tendered Original Notes which have not been withdrawn.

If a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the holders, and they will extend the exchange offer as required by applicable law.

Pursuant to the Registration Rights Agreement, we are required to use our reasonable best efforts to file with the SEC a shelf registration statement with respect to the Original Notes on or prior to the 90th day after the delivery of a shelf notice as required pursuant to Section 4(a) of the Registration Rights Agreement, and thereafter use their reasonable best efforts to cause the shelf registration statement declared effective on or prior to the 180th day after the filing date, if:

(a)	the exchange offer is not permitted by law or applicable interpretations of the staff of the SEC; or

(b)	the exchange offer is not consummated within 30 business days after the date the Exchange Offer Registration Statement is required to be declared effective.

(c)	certain holders of unregistered New Notes so request; or

(d)	in the case of any holder that participates in the exchange offer, such holder does not receive New Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as our affiliate) or within the meaning of the Securities Act.

Exchange Agent

The Bank of New York has been appointed as exchange agent for the exchange offer, and is also the trustee under the indenture under which the New Notes will be issued. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to David Mauer, addressed as follows:

For information by Telephone:
(212) 815-3687

By Mail: The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street—7 East New York, NY 10286 Attn: David Mauer	By Hand or Overnight Delivery Service: The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street—7 East New York, NY 10286 Attn: David Mauer

By Facsimile Transmission:
(212) 298-1915
(Telephone Confirmation)
(212) 815-3687

Fees and Expenses

We have agreed to bear the expenses of the exchange offer pursuant to the Registration Rights Agreement. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing the services.

The cash expenses to be incurred in connection with the exchange offer will be paid by us. These expenses include fees and expenses of The Bank of New York as exchange agent, accounting and legal fees and printing costs, among others.

Accounting Treatment

The New Notes will be recorded at the same carrying value as the Original Notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer and the unamortized expenses related to the issuance of the Original Notes will be amortized over the term of the New Notes.

Consequences of Failure to Exchange

Holders of Original Notes who are eligible to participate in the exchange offer but who do not tender their Original Notes will not have any further registration rights, except as indicated under "—Shelf Registration Statement," and their Original Notes will continue to be restricted for transfer. Accordingly, such Original Notes may be resold only:

(a)	to us, upon redemption of the Original Notes or otherwise;

(b)	so long as the Original Notes are eligible for resale pursuant to Rule 144A under the Securities Act to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A, in a transaction meeting the requirements of Rule 144A;

(c)	in accordance with Rule 144 under the Securities Act, or under another exemption from the registration requirements of the Securities Act, and based upon an opinion of counsel reasonably acceptable to us;

(d)	outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

(e)	under an effective registration statement under the Securities Act, including any shelf registration statement we may be required to file pursuant to the Registration Rights Agreement;

in each case in accordance with any applicable securities laws of any state of the United States.

Regulatory Approvals

We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of the Exchange Offer Registration Statement under the Securities Act.

Other

Participation in the exchange offer is voluntary and holders of Original Notes should carefully consider whether to accept the terms and conditions of this exchange offer. Holders of the Original Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the exchange offer.

BUSINESS

Our History

Ames True Temper was formed in 1999 when Ames and its then parent, USI, acquired True Temper from the Huffy Corporation, combining two non-powered lawn and garden tool and accessory companies with market leadership positions in long handle tools and wheelbarrows. Ames, founded in 1774, only manufactured shovels for much of its history. However, over the last three decades, Ames acquired several companies to expand its product lines and geographical reach. For example, in 1991, Ames acquired Garant, a Canadian lawn and garden tool manufacturer. In 1997, Ames acquired Woodings-Verona and IXL in two separate transactions, adding striking tool and hickory handle manufacturing capabilities, respectively.

Founded in 1809 in Vermont, True Temper started as a manufacturer of agricultural products, particularly shovels and other digging tools. Like Ames, True Temper also expanded its product lines through acquisitions. In 1981, True Temper acquired Jackson Manufacturing, a leading manufacturer of wheelbarrows and carts. In addition, True Temper acquired Meaford Steel Products, a leading Canadian wheelbarrow manufacturer, in 1996, and SuperLight, a leading aluminum rake manufacturer, in 1997.

As part of a restructuring plan, USI decided to divest Predecessor Company II in 2001. Wind Point Partners, a private equity investment firm, in conjunction with Richard Dell, our current president and chief executive officer, and Duane Greenly, our current chief operating officer, purchased Predecessor Company II in January 2002. Since that time, we completed three acquisitions to complement our product portfolio and enhance our sourcing capabilities. In November 2002, we acquired Dynamic Design, a leading supplier of plastic and foam flowerpots, outdoor planters, window boxes, indoor planters and hanging baskets. In May 2003, we acquired Outdoor Inspirations, which is in the business of marketing, selling and distributing garden hoses, to enter the garden hose market. In August 2003, we acquired Greenlife, a leading supplier of non-powered lawn and garden tools manufactured in China.

In June 2004, affiliates of Castle Harlan, Inc., a New York-based private-equity investment firm, together with certain of our employees, completed the acquisition of our company. Affiliates of Castle Harlan, Inc. own approximately 87% of CHATT Holdings LLC and management owns approximately 13%.

Our Industry

According to the Home Improvement Research Institute, total U.S. lawn and garden retail sales have grown steadily since 1997. From 1997 to 2002, U.S. lawn and garden retail sales increased at a compound annual growth rate of 4.8%. In 2003, U.S. lawn and garden retail sales rose by 6.9% to an estimated $34.0 billion from $31.8 billion in 2002 and are expected to exceed $42.0 billion by 2008.

Positive Demographic Trends.    Home gardening is among the leading outdoor leisure activities in the U.S., according to the National Gardening Association's 2003 National Gardening Survey. We believe increased home ownership, strong spending by the baby-boom generation on lawns and gardens and increased media attention on home improvement activity have all given rise to greater spending in the lawn and garden industry. In 2003, people age 45 and older accounted for approximately 53% of U.S. lawn and garden retail sales. We expect positive demographic trends, such as the continued aging of the U.S. population, to drive growth in the lawn and garden market. Between 2000 and 2010, the U.S. Census Bureau projects that the number of individuals age 45 and older will grow by approximately 24%.

Increased Significance of the Lawn and Garden Category in Home Centers.    According to the 2003 National Gardening Survey, home centers, such as The Home Depot and Lowe's, have become the most important distribution channel in the lawn and garden products industry. In 2003, 45 million households purchased lawn and garden products at home centers. Home centers accounted for approximately 53% of total lawn and garden retail sales in 2003, up from 43% in 1998. From 1990 to

2002, the amount of total floor space devoted to lawn and garden products in the average home center increased from 8% to 12% and lawn and garden retail sales increased from 5% to 8% of total sales at home centers.

Competitive Strengths

We believe that the following competitive strengths will allow us to remain a leading manufacturer and marketer of non-powered lawn and garden tools and accessories.

Leading Market Positions.    We believe we have the leading market share in product categories representing over 80% of our fiscal 2004 net sales. We attribute this market leadership to our reputation for product quality, strong customer service and logistical support, product breadth, brand recognition, and ability to compete effectively in multiple distribution channels. For example, we believe, based on fiscal 2004 net sales, that we had domestic market shares of approximately 60% and 79% in the long handle tool and wheelbarrow categories, respectively, two of the larger categories within the non-powered lawn and garden market.

As a result of our leading market positions, we are able to obtain volume discounts from our suppliers and operating efficiencies from leveraging our distribution network. In addition, we believe our market position facilitates greater acceptance of our new products by both retailers and consumers.

Strong Customer Relationships.    Our top 20 customers, based on fiscal 2004 net sales, have been purchasing our products for an average of over 18 years. We have long-standing relationships with the leading companies that sell our product categories, such as The Home Depot, Lowe's and Wal-Mart. As these major retailers continue to increase their collective share of the lawn and garden market, we believe that they increasingly value the efficiency of dealing with a limited number of suppliers, favoring companies like ours with strong brands, extensive product offerings and strong customer service. The Home Depot and Wal-Mart acknowledged our segment leadership by designating us as the official category manager for non-powered lawn and garden tools (Lowe's does not designate category managers).

Extensive, Well-Recognized Brand Portfolio.    Our brands are among the most recognized across our primary product categories in the North American non-powered lawn and garden tools and accessories market. Within each main brand family, we have designated a family of sub-brands to capture placement for "good," "better" and "best" product price points. Our extensive brand portfolio allows us to provide specific brands to, and develop specific branding strategies for, each of our large retail customers. This has helped us gain additional shelf space for our principal product categories at major retailers.

High Level of Customer Service and Logistical Support.    We are well-positioned to service large lawn and garden retailers, such as The Home Depot, Lowe's and Wal-Mart. We believe our scale has helped us earn a leading position with these retailers in many of our product categories. We not only offer one of the broadest product line selections in the industry, with over 5,500 active SKUs, but also believe we are the only supplier that can currently meet the volume demands of these large retailers across our product categories. Further, across our product categories, we are capable of meeting the complex logistical demands of retailers who require one to three day inventory replenishment.

Flexible Manufacturing.    Since January 2002, we have implemented a blended strategy of domestic manufacturing augmented by foreign sourcing. This strategy seeks to strike the appropriate balance between the time-to-market efficiency of domestic manufacturing and the lower costs realized from foreign sourcing. As part of this strategy, we have closed six underutilized plants and consolidated the production from these facilities into our remaining domestic facilities or sourced product overseas. In addition, we established a global sourcing office in Shanghai, China that selects and supervises vendors and handles the logistical demands related to sourcing. To enhance our sourcing capabilities, we acquired Greenlife, Inc. in 2003, and now maintain joint ventures with three separate manufacturers located in China. These joint venture relationships have improved our manufacturing flexibility while increasing our gross profit margins. Additionally, we operate nine manufacturing plants, 11 wood mills and three distribution facilities in North America, which enables us to react quickly to our customers' demands. We believe our flexible manufacturing strategy gives us a competitive advantage over both domestic competitors and companies that sell only foreign sourced products.

Wood Manufacturing Expertise.    We believe that our ability to manufacture high-quality, hardwood handles is a competitive advantage relative to competitors who solely import sourced product. Many consumers prefer the feel and flexibility of a wood handle when working with lawn and garden tools despite the availability of stronger fiberglass handles. Our expertise with wood manufacturing dates back over 200 years. Through our extensive wood mill infrastructure, we have easy access to high quality American ash and hickory sources. In addition, our investment in wood kilns and our extensive wood curing experience result in high quality handles that do not easily warp or chip.

Experienced Management Team with Significant Equity Interest.    We have an experienced senior management team that has an average of over 20 years of experience in the consumer products industry. Richard Dell, our president and chief executive officer, and Duane Greenly, our chief operating officer, were hired in 2002, and have built the existing management team from both select incumbent team members and new executives recruited from outside our company. Our management team has a strong track record of product innovation and cost reduction. Under their leadership, we have developed over 700 new products, identified and realized over $16.0 million in cost savings from fiscal 2002 through fiscal 2004, and increased our Adjusted EBITDA from $19.6 million in fiscal 2001 to $54.7 million in fiscal 2004. Our management team collectively owns approximately 13% of our total equity.

Business Strategy

We intend to continue to expand our business, enhance our market position and increase our net sales and cash flow by focusing on the following key initiatives:

Further Refine Our Manufacturing Mix.    We intend to continue to implement our blended manufacturing strategy to achieve the appropriate balance between the time-to-market efficiency of domestic manufacturing and the lower costs realized from foreign sourcing, primarily from China. We plan to continue to manufacture products domestically to meet seasonal demands and short lead times and mitigate high freight costs on certain products.

We plan to continue to evaluate our ability to source products that have high labor content, are sold at opening price points, or that represent special value-added promotions. This sourcing strategy is primarily based in China with the combination of our global sourcing office and our Chinese joint venture facilities. Our sourcing focus extends beyond China, as we also source products from Brazil, India, Austria and Central America. We are reviewing opportunities for sourcing certain product categories in other locations.

Increase Penetration with Existing Customers.    We intend to leverage our extensive brand portfolio, in-house product development capability and well-established customer relationships, including our status as a category manager at two leading retailers, to sell additional products to our existing customers, primarily through the following initiatives:

•	Focus on New Product Innovation. To capitalize on changing consumer demographics, as well as increase net sales and expand margins, we plan to continue our focus on product development. For the 2004 selling season, we introduced approximately 280 SKUs, and have introduced over 420 SKUs for the 2005 season, covering all our major product categories. For example, Popular Mechanics selected our new retractable hose reel as one of the winners of its 2004 Editors' Choice Award. This new hose reel has a simple pull that activates a retracting device that spools the 65 foot-long hose back onto the reel for neat and compact storage. Our Snow Plow removes snow significantly faster than traditional shovels and without heavy lifting, which is appealing to many older consumers. In addition, our GardenScapes tool line is designed to attract both women and older consumers by featuring tools that are smaller, lighter and easier to use, while maintaining the strength and durability of their full-sized counterparts. Our goal is to generate approximately 25% of our annual net sales from products introduced in the preceding 24 months.

•	Grow Underdeveloped Categories. We have an opportunity to substantially increase our market share in pots and planters, garden hoses, pruning tools, and decorative accessories, as each of these are recently acquired or introduced product lines. For example, after we acquired Dynamic Design in fiscal 2003, which markets pots and planters, we utilized our product innovation capabilities to update its product materials and design and we intend to use our existing strong customer service and logistics capabilities to increase the distribution of pots and planters. Another example is our strategy to enter the garden hose market. We acquired Outdoor Inspirations in fiscal 2003, which is in the business of marketing, selling and distributing garden hoses. We are using our sourcing capabilities to supply cost-competitive opening price point garden hoses to the market. We believe the combination of high quality and cost-competitive products along with our customer relationships will help us capture shelf space from existing suppliers.

Grow via Channel Expansion.    We believe we can grow through expansion into new distribution channels. We intend to leverage the relationships that Dynamic Design had with retailers in the dollar, grocery and drugstore channels to gain incremental sales in our other product lines. We also continue to evaluate new channels for product introductions. As an example, we market our Snow Plow and other products on QVC and continue to explore additional television and catalog distribution opportunities.

Pursue Strategic Acquisitions.    We intend to selectively pursue acquisition opportunities that are accretive to our cash flow, increase the market shares of our existing product categories or enable us to offer complementary products to our customers. The characteristics we seek when evaluating target companies are strong brand names with the potential to be the top brand in its category, high quality and innovative products, and a history of organic earnings growth. Management has substantial experience in completing and integrating acquisitions that complement our product offerings. By leveraging our sales and marketing, manufacturing and logistics capabilities, we believe we can increase the sales and improve the operating efficiencies of acquired companies. We expect to finance our acquisitions through operating cash flows, debt and/or equity.

Products

Utilizing a variety of brand names, we manufacture and market one of the broadest product portfolios in the non-powered lawn and garden industry. We currently offer 11 distinct product lines, anchored by two core product categories: long handle tools and wheelbarrows.

Fiscal 2004 Net Sales by Product Line

We believe that, as a result of our high product quality, high level of customer service and strong customer relationships, we hold market-leading positions in the following seven product lines: long handle tools, wheelbarrows, hose reels, snow tools, striking tools, lawn carts and repair handles.

The following is a description of each of our product lines:

•	Long Handle Tools: Our long handle tool product offering consists of shovels, spades, scoops, rakes, hoes, cultivators, weeders, post hole diggers, scrapers, edgers, forks and hooks. We offer numerous types of heads, including plastic and steel, and various handles manufactured from wood, engineered polymers and fiberglass. We currently offer over 1,600 SKUs in this category. To maximize our retail shelf space, we have developed specific branding strategies for our large retailers utilizing our strong portfolio of brand names. The Ames brand name is used exclusively at The Home Depot, while True Temper is sold exclusively at Lowe's. To support Wal-Mart, we license the Stanley brand name. For all other retail and wholesale customers, we use the Ames True Temper brand name, except in Canada where we still market the Garant brand name. In addition to our main brand names, we also offer sub-brand names such as Bronco, Classic and Homeowner to capture placement for "good," "better" and "best" product price points. We also use brands such as Kodiak, Pony and Site Safe to sell long handle tools to the industrial channel. For fiscal 2004, based on net sales, we believe our domestic market share in the long handle tool category was approximately 60%.

•	Wheelbarrows: We manufacture a full line of wheelbarrows, primarily under the True Temper, Jackson and Garant brand names. We offer both plastic and steel wheelbarrows at a full range of price points for a multitude of tasks. For fiscal 2004, based on net sales, we believe our domestic market share in the wheelbarrow category was approximately 79%.

•	Pots and Planters: With our acquisition of Dynamic Design, we became a supplier of plastic and foam flower pots, outdoor planters, window boxes, indoor planters and hanging baskets. We source our entire pots and planters line from lower cost manufacturing facilities abroad. All of our pots and planters are sold under the Dynamic Design brand. Recently, for both indoor and outdoor use, we introduced the Ceramic-Lite series of polyurethane-molded planters and urns designed to look like glazed and polished ceramic pots. We have also added a new line of fiberglass pots and planters for the 2005 selling season.

•	Hose Reels: We sell rotating, portable, freestanding and swivel hose reels for the home gardener and industrial customer. Hose reels are designed to keep hoses from getting tangled, while providing compact storage of hoses when not in use. Our hose reels are available in portable, wheeled and wall-mount versions. We also offer a line of patio and deck hose reels. We sell our hose reels under the Ames brand name.

•	Snow Tools: We manufacture and distribute numerous types of snow tools, including shovels, pushers, roof rakes, sled scoops, and ice scrapers, with plastic, steel and aluminum heads. In fiscal 2004, we introduced our Snow Plow which clears snow significantly faster than traditional shovels and is designed to remove snow without heavy lifting, which is appealing to many older consumers. We sell these products under the Ames, Garant and True Temper brand names.

•	Striking Tools: We offer a wide range of striking tools, including axes, picks, mallets, mauls, wood splitters and sledgehammers. These products are sold under the Ames True Temper, Garant and Woodings brand names.

•	Decorative Accessories: We offer a wide variety of plastic and wire garden accessories, including edging, fencing, splash blocks and trellises sold under the Ames brand.

•	Lawn Carts: Lawn carts typically are used for transporting everything from plants and mulches to garden debris, sticks and rocks. Lawn carts have molded-in tool holders for ease of carrying tools. Their flat bottom design is useful for carrying plants and easy dumping. Our lawn carts are marketed under the Ames brand.

•	Pruning Tools: We offer a broad line of pruning tools, including grass, pruning, lopping, hedge and pole pruning tools, as well as a variety of trimming saws and cutting tools.

•	Repair Handles: We manufacture an extensive line of repair handles for lawn and garden tools, such as long handle tools, snow tools and striking tools. Our repair handles are sold under our Garant and IXL brand names.

•	Garden Hoses: We supply light, medium and heavy-duty garden hoses.

In addition to the brands listed above, we also utilize unbranded products to capture the opening price point at major retailers. While this category does not generate significant revenues, it is an important part of our branding strategy. As an example, we use opening price point products for our long handle tools to strengthen the position of that category's "good" and "better" product lines.

Customers

We sell our products through (1) retail centers, including home centers and mass merchandisers, (2) wholesale chains, including hardware stores and garden centers, and (3) industrial distributors. The Home Depot represented approximately 33% of our net sales in fiscal 2004, 35% in fiscal 2003 and 33% in fiscal 2002. Lowe's represented approximately 21% of our net sales in fiscal 2004, 20% in fiscal 2003 and 19% in fiscal 2002. Both The Home Depot and Wal-Mart have designated us as the official category manager for non-powered lawn and garden tools (Lowe's does not designate category managers).

We are also a leading supplier to a number of wholesalers that collectively represent numerous independent hardware stores, including Ace, Do-It-Best and TruServ. We also supply our products to the industrial channel through distributors such as Grainger and McMaster Carr.

Product Development

Our product development efforts focus on new products and product line extensions. For the 2004 selling season, we introduced approximately 280 SKUs and have introduced over 420 SKUs for the 2005 season.

We develop products through our seven person, in-house engineering staff and through our relationships with a number of outside product engineering and design firms. In addition, starting in 2002, we established "core teams" to introduce new products more quickly and cost efficiently. The core teams, headed by each product category's marketing director, consist of eight members, one from each functional business line. These core teams are empowered to create product designs, initiate capital requests, conduct research and make sourcing decisions.

Examples of recent new product initiatives include a line of pots and planters that weigh substantially less than traditional ceramics and are shatter and crack resistant, our retractable hose reel, which won Popular Mechanic's 2004 Editors Choice Award, and a line of GardenScapes tools that cater to women and older consumers. These tools are smaller, lighter and easier to use than full-sized tools but still retain the strength and durability specifications of their full-sized counterparts.

Sales and Marketing

Our sales organization is structured by distribution channel in the U.S. and by country internationally. In the U.S., we have dedicated a team of sales professionals to each of our large retail customers. We maintain offices adjacent to each of our three largest customers' headquarters, as well as in-house dedicated sales analysts. In addition, we have assigned sales professionals to our domestic wholesale and industrial distribution channels. We also have sales teams located in Canada and Ireland to handle our Canadian and European sales efforts, respectively.

To assist our clients in marketing our products and responding to new customer trends, we have created teams headed by a product marketing director focused on each product line. Each team is responsible for implementing category-specific marketing strategies, including SKU rationalization and support for key accounts.

We offer internal graphic capabilities to design catalogs, labels, point of sale and other sales materials. In addition, we monitor point of sale and sell-through activity to identify product opportunities and develop merchandizing programs to help our customers achieve their sales objectives. We also work closely with external research firms, design studios and product engineering organizations to identify and capitalize on emerging consumer and professional trends.

We continue to evaluate new distribution channels. For example, we market our Snow Plow and other products on QVC.

Raw Materials and Suppliers

The primary raw material inputs for our products include resin, wood (mainly ash, hickory and poplar) and steel. In addition, we purchase some key materials and components, such as metal fork components, wheelbarrow tires and fiberglass handles, however, we complete the final assembly internally in order to better ensure consistent quality for our customers. During fiscal 2004, no single supplier supplied more than 10% of our raw materials or components. We have not experienced a significant interruption of supply within the last 10 years. See "Risk Factors—Risks Relating to Our Business—If we are unable to obtain raw materials for our products at favorable prices, it could adversely impact our operating performance."

Competition

The non-powered lawn and garden industry is highly competitive and fragmented. Most of our competitors consist of small privately-held companies focusing on a single product category. Some of our competitors include Union Tools and Truper in long handle tools, Suncast in hose reels and decorative accessories and Colorite/Swan in garden hoses. In addition, we face competition from imported or sourced products from China, India and other lower-cost countries, particularly in wheelbarrows, and striking and pruning tools. We believe the principal factors by which we compete are quality, performance, price, brand strength, reliability and customer service, with the relative importance of each factor varying by product line.

We believe that our size and product depth provide us with a competitive advantage. In addition, we believe that offshore manufacturers lack sufficient distribution capabilities to service large retailers. We also believe that our extensive wood mill infrastructure and expertise in curing wood handles, coupled with our easy geographical access to American ash and hickory sources, provide us with a competitive advantage over offshore manufacturers given the continued preference by consumers for wood handles in long handle and striking tools. Our manufacturing facilities enable us to perform a number of value added processes, which provide us with an additional competitive advantage by allowing us to produce a majority of our products without relying on third-party manufacturers. This better enables us to control product quality.

Distribution

We operate four distribution centers. The largest distribution center, which was recently expanded, is a 1.2 million square foot distribution center in Carlisle, Pennsylvania. Finished goods from our manufacturing sites are trucked into this facility by our internal fleet, which allows us to consolidate customer orders in different product areas and provide freight savings to our customers.

We also maintain distribution centers in Nevada, Canada and Ireland. The Nevada facility provides light assembly operations enabling us to provide faster turnaround for our West Coast customers. This facility also operates four injection-molding machines to reduce some of the costs associated with moving high cube products. Our company-wide computer network utilizes software that enables us to more efficiently manage orders, quickly replenish our customers' inventory and provide our customers with strong logistics support.

Manufacturing and Facilities

Our blended manufacturing strategy relies on both domestic manufacturing capabilities as well as foreign sourcing. We currently operate 10 manufacturing facilities and 11 wood mills. At our manufacturing facilities, we perform various value added processes for our products, including assembly, forging, forming, injection molding, painting, stamping, treating, turning and welding. Through our Chinese joint venture partners, we have access to three manufacturing facilities in China. Our executive headquarters are located in Camp Hill, Pennsylvania.

In fiscal 2004, we paid an aggregate of approximately $6.3 million for rent on all our leased properties and our projected rent for fiscal 2005 is substantially the same. Our leased facilities vary in term, generally lasting up to 16 years. Several of the leases also contain renewal provisions. We believe our current facilities are generally well maintained and provide adequate production and distribution capacity for future operations. We may, during peak seasons, enter into short-term leases to provide for overflow storage facilities.

The following table sets forth certain information concerning our facilities and those of our joint venture partners:

Location	Approximate Square Footage	Owned/Leased	Use
Manufacturing/Distribution
Bernie/Dexter, MO	196,750	Owned	Manufacturing
Byesville, OH	46,000	Owned	Manufacturing
Camp Hill, PA	380,000	Leased	Manufacturing, Executive Offices
Carlisle, PA	1,217,000	Leased	Manufacturing, Distribution
Cork, Ireland	83,000	Owned	Manufacturing, Distribution
Falls City, NE	82,000	Owned	Manufacturing
Harrisburg, PA	264,000	Owned	Manufacturing
Parkersburg, WV	400,000	Owned	Manufacturing
Reno, NV	231,000	Leased	Manufacturing, Distribution
St. Francois, Quebec	353,000	Owned	Manufacturing, Distribution

Wood Mills
Campaign, TN	10,000	Owned	Wood Processing
Clay City, IL	11,000	Owned	Wood Processing
Dexter City, OH	12,600	Owned	Wood Processing
North Vernon, IN	17,680	Owned	Wood Processing
Palmyra, ME	15,000	Owned	Wood Processing
Pine Valley, NY	15,750	Owned	Wood Processing
Princeton, KY	10,000	Owned	Wood Processing
Unadilla, NY	13,000	Owned	Wood Processing
Union City, PA	70,000	Owned	Wood Processing
Wallingford, VT	93,000	Owned	Wood Processing
Woodstock, New Brunswick	7,800	Owned	Wood Processing

Joint Ventures
Chengde, China	120,000	—	Manufacturing, Distribution
Dalian, China	86,000	—	Manufacturing, Distribution
Fuzhou, China	180,000	—	Manufacturing, Distribution

Joint Ventures

In 2003, we acquired Greenlife and now hold joint venture interests ranging from 25% to 35% in three separate joint ventures that each own a manufacturing facility in China. We do not share in the profits or losses of the joint ventures. Under the terms of the Chinese joint venture agreements, we are entitled to minority representation on the board of directors of each joint venture.

Chengde Greenlife Houseware Co., Ltd. Joint Venture

This joint venture, owned by Pingquan County Stamping Factory (65%), our company (30%) and Dick Liao (5%), manufactures metal home and gardening products. We are responsible under the joint venture agreement for handling the sale of products outside of China, while the joint venture is responsible for the sale of products within China. The term of the joint venture agreement is 15 years and was entered into during 1999. The joint venture may be terminated by mutual agreement of the joint venture parties.

Fujian Greenlife Tools of Garden Co., Ltd. Joint Venture

This joint venture, owned by Fujian Huakun Implement Company Limited (Fujian) (13%), Fuzhou Huatian Auto Accessories Company Limited (25%), Dick Liao (37%) and our company (25%), manufactures poly rakes, steel rakes, cutting tools and car components. Fujian is responsible for the development, engineering and production of products, while we are responsible for exporting products from China to the United States. The term of the joint venture is 10 years from inception. The joint venture can be terminated by mutual agreement of the joint venture parties.

Dalian Greenlife Tools Co., Ltd. Joint Venture

This joint venture, owned by Shushi (Dalian) Steel Shovel Manufacturing Co. (Dalian) (57%), our company (35%) and Dick Liao (8%), manufactures assorted garden tools and metal products. We are responsible for exporting the products of the joint venture. The term of the joint venture agreement is 20 years and was entered into during 1997. The joint venture may be terminated by mutual agreement of the joint venture parties.

Intellectual Property

We hold registered U.S. trademarks and issued U.S. patents which are important to our business. We also hold an exclusive license in the U.S. and Canada to manufacture clog-free rakes. In addition, we license the Stanley brand name from The Stanley Works for use on long handle tools, wheelbarrows, pruning tools and snow tools placed exclusively at Wal-Mart. This license agreement renews automatically for successive one year periods unless either party gives prior notice of termination. Currently, the agreement expires on December 31, 2007. We pay royalties for our use of the Stanley name and certain other names, which were in an amount that is not material to us.

Employees

As of September 25, 2004, we had over 2,000 full-time employees worldwide. Most of these employees work in manufacturing and distribution for the U.S. market. At certain times of the year, we augment our workforce with temporary workers to accommodate seasonal increases in business activity. Approximately 415 of our U.S. employees are represented by the United Brotherhood of Carpenters and Joiners of America (UBCJ), the United Steelworkers of America (USWA) or the International Brotherhood of Teamsters (IBT). The contracts with UBCJ and IBT expire in October 2007 and April 2008, respectively. The agreement with USWA Local No. 1688 expires in October 2005, and the agreement with USWA Local No. 1651 expires in September 2005. In addition, 236 employees in our Canadian facility are represented by the Trade Union Advisory Committee. The collective bargaining agreement affecting these employees is in place until October 2009. Thirty-four of our approximately 60 employees in Ireland are covered by one labor agreement and participate in a national wage plan. We believe that our relations with our employees are generally good.

Environmental and Other Regulations

Our operations, both in the United States and abroad, are subject to foreign, federal, state and local environmental laws, ordinances and regulations that limit discharges into the environment, establish standards for the handling, generation, emission, release, discharge, treatment, storage and disposal of hazardous materials, substances and wastes, and require cleanup of contaminated soil and groundwater. These laws, ordinances and regulations are complex, change frequently and have tended to become more stringent over time. Many of them provide for substantial fines and penalties, orders (including orders to cease operations) and criminal sanctions for violations. They may also impose liability for property damage and personal injury stemming from presence of, or exposure to hazardous substances. In addition, certain of our operations require us to obtain, maintain compliance with, and periodically renew permits.

Certain of these laws, including the U.S. Comprehensive Environmental Response, Compensation and Liability Act, may require the investigation and cleanup of an entity's or its predecessor's current or former properties, even if the associated contamination was caused by the operations of a third party. These laws also may require the investigation and cleanup of third-party sites at which an entity or its predecessor sent hazardous wastes for disposal, notwithstanding that the original disposal activity accorded with all applicable requirements. Liability under such laws may be imposed jointly and severally, and regardless of fault.

There are eight sites where we currently are engaged in site investigation or active remediation, which arise out of historical facility operations prior to our operations or ownership. We are entitled to indemnification by the former owners for 100% of costs for remediation efforts arising out of certain environmental conditions that were known at the time of closing and 80% of costs for remediation efforts for certain other known items. We also are entitled to indemnification for costs of remediation efforts arising out of certain environmental conditions that were unknown at the time of closing, subject to a sliding scale cost allocation scheme. In addition, we carry environmental insurance. While we do not expect to incur significant independent costs associated with these projects, there can be no assurance that all such costs will be covered by indemnification or insurance.

We also are subject to the requirements of U.S. Department of Labor Occupational Safety and Health Administration ("OSHA"). In order to maintain compliance with applicable OSHA requirements, we have established uniform safety and compliance procedures for our operations and implemented measures to prevent workplace injuries.

We have incurred and will continue to incur costs to comply with the requirements of environmental, health and safety laws, ordinances and regulations. We anticipate that these requirements will become more stringent in the future, and we cannot assure you that compliance costs will not be material.

Litigation

We are involved in various claims and legal actions that arise in the ordinary course of business. We do not believe that the ultimate resolution of any of these actions will have a material adverse effect on our consolidated financial position, results of operations, liquidity or capital resources.

From approximately 1993 through 1999, we manufactured and sold 647,000 wheelbarrows with poly wheel hubs. Various claims were submitted, and lawsuits filed, to recover for injuries sustained while inflating tires on these wheelbarrows. In 2002, we participated in a voluntary "fast track" recall of these wheelbarrows with the Consumer Product Safety Commission. We again voluntarily recalled these wheelbarrows in June 2004 in cooperation with the Consumer Product Safety Commission. However, less than 1% of the total products sold were returned, leaving an unknown number in service. To date, we have received 28 claims involving this product, of which 23 claims have been resolved. Of the five remaining open claims, we have been named as a defendant in one lawsuit. This action is being defended by a former owner in accordance with the indemnification provisions of the purchase agreement pursuant to which Predecessor Company I was purchased. Although we believe that we have sufficient insurance coverage in place to cover this lawsuit, an adverse finding against us may exceed the limits of our coverage.

On August 3, 2004, Jacuzzi Brands filed a complaint in the Court of Common Pleas of Cumberland County, Pennsylvania against us, our parent and several Castle Harlan and Wind Point entities. The complaint alleges that, in connection with the acquisition of our parent by affiliates of Castle Harlan, we failed to provide notice to Jacuzzi Brands and to obtain its consent to such acquisition, as allegedly required by the provisions of a leasehold mortgage granted to Jacuzzi Brands on our distribution center in Carlisle, Pennsylvania. The complaint asserts causes of action against us for breach of contract, civil conspiracy and common law fraud. In the complaint, Jacuzzi Brands seeks an unspecified amount of damages, that a letter of credit be posted to secure our remaining rental obligations under the lease for the distribution center and other injunctive relief. Upon the filing of the complaint, Jacuzzi Brands moved for a preliminary injunction, which, following a hearing, the court denied by order dated August 23, 2004. We, our parent and the Castle Harlan defendants have since answered the complaint, and the Wind Point defendants filed preliminary objections seeking to dismiss the claims asserted against them. By order dated December 9, 2004, the court denied Wind Point's preliminary objections to the complaint. On January 6, 2005, Jacuzzi Brands served interrogatories and document demands upon all the defendants. We believe that the complaint is without merit and intend to continue to contest the action vigorously.

See "Risk Factors—Risks Relating to Our Business—We may be subject to litigation, including product liability claims, that could have an adverse effect on our business."

MANAGEMENT

The following table sets forth certain information regarding our board of directors, the board of directors of our parent, the board of directors of the buyer and the board of directors of the buyer parent. In addition, the table sets forth information regarding our executive officers and certain of our other senior officers. Richard Dell is the sole member of our and our parent's board of directors.

Executive Officer	Age	Position
Richard Dell	59	President and Chief Executive Officer; Member of our board of directors, the board of directors of our parent, the board of directors of the buyer and the board of directors of the buyer parent
Duane Greenly	54	Chief Operating Officer
Judy Schuchart	38	Vice President, Finance and Chief Financial Officer
Geoff Brownrigg	42	Vice President, Marketing
Joseph Wersosky	46	Vice President, National Sales
Christopher Frew	40	Vice President, Wholesale, Industrial and International Sales
Jean Gaudreault	48	President and General Manager, Garant (Canada)
Chris Ebling	54	Vice President, Human Resources
Tony Tang	53	Managing Director, Global Sourcing
David Avery	45	Vice President, Manufacturing
William Kley	57	Director of Materials
Christopher Kline	35	Director of Information Technology
John K. Castle	64	Member of the board of directors of the buyer parent
Justin B. Wender	35	Member of the board of directors of the buyer parent
William M. Pruellage	31	Member of the board of directors of the buyer parent
John E. Morningstar	28	Member of the board of directors of the buyer parent
Robert Elman	66	Member of the board of directors of the buyer parent
Edward LeBlanc	57	Member of the board of directors of the buyer parent
Kenneth Roman	74	Member of the board of directors of the buyer parent

Richard Dell has been our President and Chief Executive Officer and a member of our board of directors since acquiring us, in partnership with Duane Greenly and Wind Point Partners, in January 2002 and he has been a member of the board of directors of the buyer parent since June 1, 2004. Prior to his employment by our company, he served 27 years with Newell Rubbermaid where he began in Sales and Marketing and became President of two different divisions. Prior to leaving Newell Rubbermaid, Mr. Dell was Group President. Mr. Dell serves on the board of directors of Gander Mountain Company.

Duane Greenly has been our Chief Operating Officer since acquiring us, in partnership with Richard Dell and Wind Point Partners, in January 2002. From 1998 through 2001, Mr. Greenly was President and CEO of Barry Controls, which served the retail, industrial, and OEM markets. From 1996 through 1998, he was President of Morgan Manufacturing. Mr. Greenly has held numerous positions with Newell Rubbermaid, and was most recently Business Manager – Window Hardware. Mr. Greenly also held engineering, product development, and operational roles with BF Goodrich and Milliken Textiles.

Judy Schuchart is our Vice President, Finance and Chief Financial Officer. Ms. Schuchart joined True Temper Hardware in 1996, before the merger with Ames, as Controller. Since that merger, she has served as our Chief Financial Officer. Ms. Schuchart held various financial reporting, budgeting, and treasury positions with Sprint from 1991 through 1996. From 1988 through 1991, Ms. Schuchart served in a public accounting position with KPMG Peat Marwick. Ms. Schuchart is a licensed CPA in Pennsylvania.

Geoff Brownrigg is our Vice President, Marketing. He joined the Company in February 2005. Prior thereto, from 1999 to 2004, Mr. Brownrigg held various progressively responsible positions with Huffy Corporation, most recently as President & General Manager of Huffy Service Solutions (HSS). Before joining HSS, Mr. Brownrigg was Vice President, Sales & Marketing for True Temper Hardware (TTH) prior to the sale of TTH to US Industries. Prior to joining TTH in 1998, Mr. Brownrigg was Vice President, Sales & Marketing with The Cambridge Towel Corporation. Mr. Brownrigg began his career with The Canadian Coleman Company and subsequently at Black & Decker Canada where he held progressively responsible sales management roles in their housewares and power tool groups.

Joseph Wersosky has been our Vice President, National Sales since 1999. Mr. Wersosky joined Garant in 1986, before it was purchased by Ames in 1991. During his time with us, he has served as Director of Sales – The Home Depot and General Sales Manager for the Southern Region.

Christopher Frew is the Vice President, Wholesale, Industrial and International Sales. Mr. Frew joined True Temper in 1995 as a Sales Manager, and has served with us as a Director of Sales, Sales Manager in the Northeast, and International Sales Manager.

Jean Gaudreault has been the President and General Manager of Garant Canada since 1996. From 1991 to 1996, Mr. Gaudreault was part owner of Venmar Ventilation where he held the position of Vice President, Sales & Marketing until the company was sold. From 1980 to 1991, Mr. Gaudreault served in various positions with Denco Canada, including the last two years with Denco SA in France, where he held the position of General Manger, responsible for the restructuring of operations in France.

Chris Ebling has been our Vice President, Human Resources since the merger of Ames and True Temper in 2001. Mr. Ebling joined True Temper in 1986 in the role of Employee Relations Representative and progressed through several roles before becoming Vice President of Human Resources in 1992. Prior to joining True Temper, Mr. Ebling served in various human resource positions with Pullman Standard, Capital Products and Donlee Industries.

Tony Tang has been the Managing Director of our Global Sourcing Office, or GSO, since 2005. From 2002 to 2004, Mr. Tang was Senior Sourcing & Quality Manager of our GSO. From 2001 to 2002, Mr. Tang served as the Asian Sourcing Manager at Chamberlain and from 1995 to 2001 as the Asia Regional Quality Manager and Hong Kong Country Manager at Newell Rubbermaid.

David Avery has been our Vice President, Manufacturing since 2002. Mr. Avery joined True Temper Hardware in 1994 as plant manager of the Camp Hill facility. Mr. Avery moved up in the organization taking on successively larger roles including Director of Manufacturing and, after the merger, Vice President of Operations for the entire corporation. Prior to joining us, Mr. Avery served with Frito-Lay from 1981 to 1992 and Huffy Bicycle from 1992 to 1993.

William Kley has been the Director of Materials since 2003. From 2000 to 2002, Mr. Kley was Director of Global Supply Chain Management for Southco. Mr. Kley served as Vice President of Logistics for the Kendall Division of Tyco International from 1995 to 1999. From 1993 to 1994, he served as Director of Materials Management for Sara Lee's Aris Isotoner Division and from 1986 to 1993 was Director of Logistics for Philips Electronics' Lighting Division. Mr. Kley started his career in manufacturing and distribution with Johnson & Johnson.

Christopher Kline became our Director of Information Technology in 2001. Mr. Kline joined the True Temper Application Development team in 1995, and performed various Information Technology related job functions prior to becoming Director of Information Technology. From 1992 to 1995, Mr. Kline served with Perdue Farms and from 1990 to 1992 with IBM in several business application development and support roles.

John K. Castle is a member of the board of the directors of the buyer parent. Mr. Castle is Chairman and Chief Executive Officer of Castle Harlan. Prior to forming Castle Harlan in 1987, Mr.

Castle was President and Chief Executive Officer of Donaldson, Lufkin & Jenrette, Inc., one of the nation's leading investment banking firms. At that time, he also served as a director of the Equitable Life Assurance Society of the U.S. Mr. Castle is a board member of Adobe Air Holdings, Inc., Advanced Accessory Systems, LLC, Wilshire Restaurant Group, Inc., Morton's Restaurant Group, Inc., Horizon Lines, LLC and various private equity companies. Mr. Castle has also been elected to serve as a Life Member of the Massachusetts Institute of Technology. He has served for twenty-two years as a trustee of New York Medical College, including eleven of those years as Chairman of the Board. He is a member of the Board of the Whitehead Institute for Biomedical Research, and was Founding Chairman of the Whitehead Board of Associates. He is also a member of The New York Presbyterian Hospital Board of Trustees and Chairman of the Columbia-Presbyterian Health Sciences Advisory Council. Mr. Castle received his bachelor's degree from the Massachusetts Institute of Technology, his MBA as a Baker Scholar with High Distinction from Harvard, and two Honorary Doctorate degrees of Humane Letters.

Justin B. Wender is a member of the board of directors of the buyer parent. Mr. Wender is a Senior Managing Director and Chief Investment Officer of Castle Harlan, Inc. Prior to joining Castle Harlan, Inc. in 1993, Mr. Wender worked in the Corporate Finance Group of Merrill Lynch & Co., where he assisted clients with a variety of corporate finance matters. He is a board member of McCormick & Schmick Management Group and Morton's Restaurant Group, Inc. Previously, Mr. Wender was a board member of Statia Terminals Group, N.V., Land 'N' Sea Distributing, Inc., MAG Aerospace Industries, Inc. and US Synthetic Corporation. In addition, he currently serves as chair of the International Center for the Disabled and is a Trustee of Carleton College. Mr. Wender is a Cum Laude graduate of Carleton College and earned an MBA from the Wharton School at the University of Pennsylvania.

William M. Pruellage is a member of the board of directors of the buyer parent. Mr. Pruellage is a Managing Director of Castle Harlan, Inc. Mr. Pruellage is also a board member of Universal Compression, Inc., Advanced Accessory Systems, LLC and Wilshire Restaurant Group, Inc. Prior to joining Castle Harlan in July 1997, Mr. Pruellage worked in the Mergers & Acquisitions group of Merrill Lynch & Co., where he assisted clients in strategic planning and corporate mergers. Mr. Pruellage is a Summa Cum Laude graduate of Georgetown University.

John Morningstar is a member of the board of directors of the buyer parent. Mr. Morningstar is a Vice President of Castle Harlan, Inc. Mr. Morningstar is also a board member of Associated Packaging Technologies, Inc. Prior to joining Castle Harlan in July 2000, Mr. Morningstar worked in the Retail Investment Banking department of Merrill Lynch & Co., where he assisted clients with corporate finance matters and strategic mergers. Mr. Morningstar graduated from the University of Virginia with a major in Finance.

Robert Elman is a member of the board of directors of the buyer parent. Mr. Elman served as Chairman and Chief Executive Officer of DESA International from its formation in 1985 until his retirement in 1999. Mr. Elman, in a leveraged buyout, co-founded DESA Industries in 1969. In 1975, AMCA International acquired DESA Industries and he became a Senior Group Vice President responsible for the Consumer, Automotive products, Aerospace and Food Packaging Divisions. Prior to joining DESA, Mr. Elman worked with ITT Corp. and Singer Company in various management positions in the United States and Europe. He received his Bachelor's Degree in Mechanical Engineering from Rensselaer Polytechnic Institute and his M.B.A. from Harvard Business School.

Edward LeBlanc is a member of the board of directors of the buyer parent. Mr. LeBlanc has been President, Residential and Commercial Division of Kidde, Inc. since 2000. Mr. LeBlanc served as President and CEO of Regent Lighting Corporation from 1997 until 2000. Prior to joining Regent, Mr. LeBlanc held a number of positions with Macklanburg-Duncan over a 16-year period including President and Chief Operating Officer.

Kenneth Roman is a member of the board of directors of the buyer parent. Mr. Roman was Executive Vice President of American Express from 1989 to 1991. Mr. Roman spent 26 years with Ogilvy & Mather Worldwide (and its parent, The Ogilvy Group). Mr. Roman was Chairman and Chief Executive Officer of The Ogilvy Group from 1988 to 1989, Chairman of Ogilvy & Mather Worldwide from 1985 to 1989. Mr. Roman has served on a dozen corporate boards – including Compaq Computer, Brunswick Corp. and Gartner Inc.

Audit Committee Financial Expert

The audit committee of CHATT Holding LLC, the buyer parent of ATT Holding Co., which we refer to as the Audit Committee, effectively functions as our audit committee. The Audit Committee consists of Edward LeBlanc (Chairman), Robert Elman and John Morningstar. The Audit Committee of CHATT Holding LLC has determined that Mr. LeBlanc is considered an "audit committee financial expert", as defined in Section 401(h) of Regulation S-K. The Audit Committee has not determined that Mr. LeBlanc qualifies as "independent" as defined in the listing standards of the New York Stock Exchange.

Code of Ethics

The Audit Committee of CHATT Holdings LLC, the buyer parent of ATT Holding Co. has adopted a "code of ethics" applicable to Ames True Temper, Inc. and its affiliates. The Audit Committee has established a hotline where, on a confidential basis, anyone with concerns involving internal controls, accounting or auditing matters, can contact a third-party law firm without screening or review by management.

Summary Compensation Table

The following table sets forth information regarding compensation for the last three fiscal years awarded to, earned by or paid to our chief executive officer and our other four most highly compensated executive officers at the end of fiscal 2004:

	Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Awards ($)	All Other Compensation ($)
Richard Dell	2004	448,053	223,961	—	—
President and Chief Executive Officer	2003	432,471	145,606	—	—
	2002	298,846	197,233	—	—

Duane Greenly	2004	240,759	166,610	—	—
Chief Operating Officer	2003	231,681	78,003	—	—
	2002	160,096	105,661	—	—

Judy Schuchart	2004	177,936	239,229	—	—
Vice President, Finance and Chief	2003	169,899	57,202	—	—
Financial Officer	2002	152,313	100,524	—	—

George Reed, Jr.(1)	2004	180,152	34,221	—	—
Vice President, Marketing	2003	94,231	16,962	—	—
	2002			—	—

Joseph Wersosky	2004	161,876	37,663	—	—
Vice President, National Sales	2003	157,301	28,316	—	—
	2002	138,662	51,766	—	—

(1)	Mr. Reed joined our company in March 2003 and resigned in February 2005. Mr. Geoff Brownrigg replaced Mr. Reed as Vice President, Marketing in February 2005.

Compensation of Directors

Board members who are not employees of Ames True Temper or Castle Harlan receive an annual retainer of $35,000. All members of our and our parents' boards of directors will be reimbursed for actual expenses incurred in connection with attendance at meetings of the respective boards on which they serve and of committees thereof.

Compensation Committee Interlocks and Insider Participation

Other than Messrs. Castle, Wender, Pruellage and Morningstar, there are no compensation committee interlocks (i.e., no executive officer of either the issuer or our parent serves as a member of the board or the compensation committee of another entity which has an executive officer serving on the board of either the issuer or our parent or on the compensation committee thereof).

Employment Agreements

We have employment agreements with Richard Dell, Duane Greenly, Judy Schuchart, Geoff Brownrigg and Joseph Wersosky. The term of each executive's agreement is three years and will be automatically renewed for consecutive one-year periods, unless within 60 days prior to the expiration of the employment term, either party to the agreement provides notice of its election to terminate the agreement. As set forth in their employment agreements, Mr. Dell's annual base salary is $449,904, Mr. Greenly's is $241,020, Ms. Schuchart's is $180,180, Mr. Brownrigg's is $185,000 and Mr. Wersosky's is $158,100. Their agreements provide that their base salary is subject to increase from time to time, solely at our discretion. During the employment period, each executive is eligible to receive a cash bonus based on the achievement of budgeted performance goals, as well as additional bonuses based on the achievement of performance goals and objectives approved by the buyer parent's board of directors. Each executive is eligible to receive employee benefits comparable to the benefits provided to our other senior executive officers and to the benefits provided to him or her immediately prior to the date of his or her agreement and will be reimbursed by us for any business expenses reasonably incurred.

With respect to each of the executives, in the event of a termination of employment by reason of death or "permanent disability," as defined in the agreements, by us for "due cause," as defined in the agreements, or by the executive voluntarily, we will have no further obligation to the executive (or the executive's estate) except for salary and benefits accrued through the termination date. In the case of a termination based on permanent disability, the executive will also be entitled to any benefits provided under our disability insurance policy. If the executive is terminated by us without due cause or if he or she terminates employment for "good reason," as defined in the agreements for the period specified in the applicable executive's employment agreement, then the executive will be entitled to receive as severance pay his or her base salary and benefits for the period specified in the applicable executive's employment agreement, payable at our regular payroll intervals. If the executive obtains employment at any time during the severance period, our severance obligations will be reduced by the amount of compensation or benefits received by the executive under his or her new employment arrangement. For two years after the termination of employment, each executive will be subject to a non-competition and non-solicitation restriction.

Employment Plans

Retirement Plans

Effective January 14, 2002, we established the Ames True Temper, Inc. Pension Plan and Trust which we refer to as the pension plan. Assets necessary to fund the pension plan were transferred from the Lawn and Garden Pension Plan, formerly known as the USI Group Pension Plan, which we refer to as the lawn and garden plan, the Predecessor Company II plan in which our employees participated. Accumulated years of benefit service under the lawn and garden plan are included in the benefit formula of the pension plan, which generally covers employees who have completed either one year of service or one hour of service, depending upon his or her location of employment.

Subject to certain exceptions, most hourly employees will receive a pension at normal retirement age (which is generally the later of age 65 and the completion of five years of service) equal to the product of his or her years of benefit service and the applicable multiplier, subject to offset in certain instances for payments that are required by law (other than social security payments). The applicable multiplier is generally between $11.00 and $37.50, but will vary depending upon, among other things, the employee's work location, years of benefit service and the date the employee last worked for the company. Eligible salaried employees and certain other hourly employees are entitled to a pension at the normal retirement age of 65 equal to 1.20% of average monthly compensation, as defined below, up to the social security integration level times years of benefit service, plus 1.85% of average monthly compensation, in excess of the social security integration level times years of benefit service, up to a total of 30 years of benefit service. "Average monthly compensation" is the highest average monthly salary received in any 60 consecutive months in the last 120 months. "Compensation" includes all wages paid by us, including bonuses, severance pay up to six months, before-tax contributions made to the Ames True Temper, Inc. Retirement Savings and Investment Plan and salary reduction contributions to any Section 125 Plan, but excludes income realized under any incentive plan or stock option plan, severance pay in excess of six months, welfare benefits, accrued vacation for periods in excess of one year, moving expenses, taxable fringe benefits, reimbursements and other expense allowances and deferred compensation. This compensation is comparable to the "Annual Compensation" shown in the Summary Compensation Table. After completing five years of service, an employee whose employment with the participating company has terminated is entitled to a benefit, as of the employee's normal retirement date, equal to the benefit earned to the date of termination of employment, or an actuarially reduced benefit commencing at any time after age 55 or 60, depending upon the employee's work location, if the participant is eligible for early retirement under the pension plan. Certain death benefits are available to eligible surviving spouses of participants.

Since various laws and regulations set limits on the amounts allocable to a participant under the pension plan, we have established the Ames True Temper, Inc. Supplemental Executive Retirement Plan, or SERP. The SERP provides retirement benefits on an unfunded basis to Messrs. Dell, Greenly, and Reed (whose benefits under the pension plan would be restricted by the limits) upon retirement from our company of an amount equal to the difference between the annual retirement benefits permitted under the pension plan and the amount that would have been paid if the limitations imposed were at a level stated in the SERP rather than the laws and regulations. The limits in the SERP are different for each participant. Benefits under the SERP generally become 100% vested after five years of service, at early retirement, at normal retirement, upon death, upon disability or upon a "change in control", as defined in the SERP.

The amounts set forth in the table are the amounts which would be paid to salaried employees pursuant to the pension plan and the SERP (for a participant with no additional limits in the SERP) at a participant's normal retirement age assuming the indicated average annual compensation and the indicated years of benefit service and assuming that the straight life annuity form of benefit will be elected and that SERP benefits will be paid in the form of an annuity.

	Years of Service
Salary	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years
$125,000	$30,401	$40,534	$50,668	$60,801	$60,801	$60,801
$150,000	$37,338	$49,784	$62,230	$74,676	$74,676	$74,676
$175,000	$44,276	$59,034	$73,793	$88,551	$88,551	$88,551
$200,000	$51,213	$68,284	$85,355	$102,426	$102,426	$102,426
$225,000	$58,151	$77,534	$96,918	$116,301	$116,301	$116,301
$250,000	$65,088	$86,784	$108,480	$130,176	$130,176	$130,176
$300,000	$78,963	$105,284	$131,605	$157,926	$157,926	$157,926
$350,000	$92,838	$123,784	$154,730	$185,676	$185,676	$185,676
$400,000	$106,713	$142,284	$177,855	$213,426	$213,426	$213,426
$450,000	$120,588	$160,784	$200,980	$241,176	$241,176	$241,176
$500,000	$134,463	$179,284	$224,105	$268,926	$268,926	$268,926
$550,000	$148,338	$197,784	$247,230	$296,676	$296,676	$296,676

At September 25, 2004, Messrs. Dell, Greenly, Reed, and Wersosky and Ms. Schuchart had 2.75, 2.75, 1.58, 5.00, and 8.50 years of benefit service, respectively.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS
AND MANAGEMENT

All of our issued and outstanding capital stock is held by our parent. Our parent's capitalization consists of 1,600,000 shares of Class A Common Stock, $.0001 par value per share, 300,000 shares of Class B Common Stock, $.0001 par value per share, and 100,000 shares of Series A Preferred Stock, $.0001 par value per share. Our parent (ATT Holding Co.) is a direct wholly owned subsidiary of buyer (CHATT Holdings, Inc.), and buyer is a direct wholly owned subsidiary of buyer parent (CHATT Holdings LLC) and approximately 87% and 12.5%, respectively, of the equity interests of buyer parent are owned by CHAMES Holdings I LLC and its affiliates (affiliates of Castle Harlan), and certain members of management.

The following table sets forth information with respect to the beneficial ownership of buyer parent's equity interests by:

•	each person who is known by us to beneficially own 5% or more of buyer parent's outstanding equity;

•	each member of buyer parent's board of directors;

•	each of our executive officers named in the table under "Management—Summary Compensation Table"; and

•	all members of buyer parent's board of directors and our executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Accordingly, the following table does not reflect certain Class B management incentive units of buyer parent that are subject to vesting. To our knowledge, each of the holders of units of ownership interests listed below has sole voting and investment power as to the units owned unless otherwise noted. The holders of Class A units will not ordinarily have the right to vote on matters to be voted on by unitholders. Holders of Class A and Class B units will also have different rights with respect to distributions.

Name and Address of Beneficial Owner	Number of Class A Units	Percentage of Total Class A Units (%)	Number of Class B Units	Percentage of Total Class B Units (%)
CHAMES Holdings I LLC (1)(2)	965,064	87.35%	965,064	87.35%
John K. Castle(2)(3)	965,064	87.35%	965,064	87.35%
Richard Dell(2)	60,398	5.47%	60,398	5.47%
Duane Greenly(2)	22,706	2.06%	22,706	2.06%
Judy Schuchart(2)	11,352	1.03%	11,352	1.03%
Joseph Wersosky(2)	9,068	*	9,068	*
Justin B. Wender(2)	0	*	0	*
William M. Pruellage(2)	0	*	0	*
John Morningstar(2)	0	*	0	*
All directors and executive officers as a group (including those listed above)	1,099,588	99.52%	1,099,588	99.52%

*	Denotes beneficial ownership of less than 1% of the class of units.

(1)	CHP IV is the direct parent of CHAMES Holdings I LLC. Includes ownership interests held by related entities and persons, all of which may be deemed to be beneficially owned by CHP IV. CHP IV disclaims beneficial ownership of these units.

(2)	The address for CHAMES Holdings I LLC and Messrs. Castle, Morningstar, Pruellage and Wender is c/o Castle Harlan, Inc., 150 East 58th Street, New York, New York 10155. The address for Mr. Dell and our other executive officers named in the table is 465 Railroad Avenue, Camp Hill, Pennsylvania 17011.

(3)	John K. Castle, a member of buyer parent's board of directors, is the controlling stockholder of Castle Harlan Partners IV, G.P., Inc., the general partner of the general partner of CHP IV, the direct parent of the buyer parent, and as such may be deemed a beneficial owner of the units of the buyer parent owned by CHP IV and its affiliates. Mr. Castle disclaims beneficial ownership of all units in excess of his proportionate partnership share of CHP IV.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Agreement

On June 28, 2004, at the closing of the acquisition, we entered into a management agreement with Castle Harlan, Inc., as manager, under which Castle Harlan provides business and organizational strategy, financial and investment management, advisory, merchant and investment banking services to the buyer parent, the buyer, our parent and us. As compensation for those services, we will pay to Castle Harlan (1) for services rendered during the first year of the term of the agreement, a management fee equal to 1.5% of the aggregate equity contributions made upon closing of the acquisition by CHP IV and its affiliates (including their limited partners), payable on June 28, 2005, (2) for services rendered during the second year of the term of the agreement, a management fee equal to 1.5% of the aggregate equity contributions made on June 28, 2004 by CHP IV and its affiliates (including their limited partners), payable quarterly in advance and (3) for services rendered after the second full year of the agreement, an annual management fee equal to 3.0% of the aggregate equity contributions made on June 28, 2004 by CHP IV and its affiliates (including their limited partners), payable quarterly in advance. Under the management agreement, we also paid Castle Harlan, for services rendered in connection with the acquisition, sale of senior subordinated notes and related transactions, a one-time transaction fee, on June 28, 2004, equal to 3% of the aggregate equity contributions made on June 28, 2004 by CHP IV and its affiliates (including their limited partners). In addition, if CHP IV or its affiliates (including their limited partners) make any additional equity contributions to any of us, our parent, the buyer or the buyer parent, we will pay Castle Harlan an annual management fee equal to 3% of each such equity contribution. We will also pay or reimburse Castle Harlan for all out-of-pocket fees and expenses incurred by Castle Harlan and any advisors, consultants, legal counsel and other professionals engaged by Castle Harlan to assist in the provision of services under the management agreement. In fiscal 2004, we paid approximately $3.2 million in management fees to CHP IV in connection with transaction services. During the fourth quarter of fiscal 2004, we recorded an additional $362,000 in expenses for management fees due to CHP IV, which is payable in arrears in June 2005.

The management agreement is for an initial term expiring December 31, 2011 and is subject to renewal for consecutive one-year terms unless terminated by Castle Harlan or us upon 90 days' notice prior to the expiration of the initial term or any annual renewal. We also indemnify the manager, its officers, directors and affiliates from any losses or claims suffered by them as a result of services they provide us. Payment of management fees is subject to restrictions contained in our senior credit facility.

Management Equity

In connection with the acquisition, certain members of management, including our executive officers, made an equity investment in the aggregate amount of approximately $14.0 million in buyer parent, through the exchange of shares of our parent's capital stock held by management and, in a few cases, certain members of management that did not hold equity in our parent purchased an equity interest in buyer parent for cash. See "Management—Summary Compensation Table" for a breakdown of equity.

DESCRIPTION OF MATERIAL INDEBTEDNESS

The following summary of certain provisions of the instruments evidencing our material indebtedness does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the agreements, including the definitions of certain terms therein that are not otherwise defined in this prospectus.

Senior Secured Credit Facility

On June 28, 2004, simultaneously with the consummation of the issuance of our senior subordinated notes, we entered into a $215.0 million senior secured credit facility with various banks, financial institutions and other lenders acceptable to Banc of America Securities LLC, Bank of America, N.A. and us. Simultaneously with the issuance of the Original Notes, we paid off our term loan B debt in its entirety, repaid $4.5 million of our revolving credit facility and amended the terms of our senior secured credit facility. Certain of the terms of the senior secured credit facility, as amended, are summarized below.

Availability.    Availability under our senior secured credit facility will be restricted to the lesser of $75.0 million and the borrowing base amount. The borrowing base amount is defined as the amount equal to (a) 85% of the amount of eligible receivables, plus (b) the lower of (i) 55% of the cost or fair market value of eligible inventory and (ii) if an inventory appraisal has been performed, 80% of the orderly liquidation value of the eligible inventory, plus (c) a percentage of eligible equipment or real property determined by Bank of America, N.A., as administrative agent and not objected to by the required lenders. The senior secured credit facility still includes a $15.0 million subfacility for letters of credit and a $15.0 million subfacility for swing line loans.

Maturity.    The senior secured credit facility will mature on June 28, 2010.

Amortization.    Advances under our senior secured credit facility may be made, on a revolving basis, up to the lesser of the full amount of the senior secured credit facility and the borrowing base amount (subject to compliance with clean-down requirements requiring the aggregate amount outstanding under the senior secured credit facility to be equal to or less than $25.0 million, not including outstanding unfunded letters of credit, for at least 10 days during each consecutive 15 month period) and letters of credit may be issued up to the sublimit for letters of credit.

Optional Prepayments, Mandatory Prepayments and Commitment Reductions.    The senior secured credit facility may be prepaid at any time in whole or in part. The unutilized portion of the revolving credit commitment under the senior secured credit facility may be reduced or terminated by us at any time without penalty. Terminated or reduced commitments may not be re-instated. Such prepayments will be without premium or penalty, except that any prepayment of Eurodollar Rate advances other than at the end of the applicable interest periods therefor shall be made with reimbursement for any actual funding losses and redeployment costs of the lenders resulting therefrom. The credit facility also includes breakage cost mitigation procedures.

Guaranties and Security.    The senior credit facility is guaranteed by our parent and each of our existing and future direct and indirect subsidiaries, other than any subsidiary that is a "controlled foreign corporation" under Section 957 of the Internal Revenue Code. We and each of the guarantors granted to the senior lenders a first priority (subject to certain customary exceptions) security interest in and liens on all of our respective present and future property and assets to secure all of the obligations under the senior credit facility, and any interest rate swap or similar agreements with a senior lender (or an affiliate of a senior lender) under the senior credit facility.

Interest.    The interest rates applicable to the senior credit facility (other than in respect of swing line loans) will be the Eurodollar Rate plus the Applicable Rate, or at our option, the Base Rate plus the Applicable Rate. Swingline loans bear interest at the Base Rate plus the Applicable Rate. The "Base Rate" means the higher of (i) the floating rate of interest announced from time to time by Bank of America, N.A as its "prime rate" or (ii) the Federal Funds rate plus 50 basis points per annum. The "Eurodollar Rate" means the rate per annum equal to the rate determined by the administrative agent to be the offered rate that appears on the Telerate Screen that displays an average British Bankers Association Interest Settlement Rate for deposits in dollars.

The "Applicable Rate" means, in the case of revolving credit loans, swing line loans and letters of credit, a percentage per annum to be determined in accordance with the following pricing grid based on the Leverage Ratio (the ratio of average total debt to EBITDA):

Leverage Ratio	Applicable Rate for Eurodollar Loans	Applicable Rate for Base Rate Loans
< 4.00:1.00	2.50%	1.50%
> 4.00:1.00 but < 4.50:1.00	2.75%	1.75%
> 4.50:1.00	3.00%	2.00%

We may select interest periods of one, two, three, six or, if consented to by all lenders, nine or twelve months for Eurodollar Rate loans. Interest will be payable at the end of the selected interest period, but no less frequently than quarterly. During the continuance of any payment default or any bankruptcy or insolvency default in respect of the senior credit facility, the Applicable Rate on all obligations owing thereunder will increase by 2% per annum.

We are required under the senior secured credit facility to obtain interest rate protection in form and with parties acceptable to the senior lenders for a notional amount of not less than 25% of the amount of funded debt (other than revolving credit loans).

Fees.    Certain customary fees are payable to the lenders and the agents under the senior secured credit facility, including without limitation, a commitment for our revolving senior secured credit facility based upon non-use of available funds and letter of credit fees and issuer funding fees.

Covenants.    The senior credit facility contains various affirmative and negative covenants customary for similar credit facilities (subject to customary exceptions and certain existing obligations and liabilities), including, but not limited to, restrictions on: liens; debt (with exceptions to including, without limitation, our senior subordinated notes and the Original Notes); loans, acquisitions, joint ventures and other investments; mergers and consolidations, sales, transfers and other dispositions of property or assets; dividends, distributions, redemptions and other restricted payments; changes in the nature of our business; transactions with affiliates; and prepayment, redemption or repurchase of certain debt.

Financial Covenants.    In addition, the senior secured credit facility requires that we meet certain financial covenant tests, including without limitation:

•	maintenance of a minimum EBITDA of $41.0 million; and

•	maintenance of a minimum fixed charge coverage ratio (defined as EBITDA less capital expenditures to cash taxes plus cash interest expense plus scheduled principal payments and prepayments plus dividends and distributions on equity) of 1.00:1.00.

All of the financial covenants will be calculated on a consolidated basis and for each consecutive four fiscal quarter period, except that until June 28, 2005, such measurements will be made for the period of time since June 28, 2004 and, where appropriate, annualized.

Events of Default.    The senior secured credit facility contains customary events of default (subject to customary exceptions, thresholds and grace periods), including, without limitation: nonpayment of principal, interest, fees; failure to perform or observe certain covenants; inaccuracy of representations and warranties in any material respect; cross-defaults with certain other indebtedness; certain bankruptcy related events; monetary judgment defaults and material non-monetary judgment defaults; ERISA defaults, and change of control.

Senior Subordinated Notes

On June 28, 2004, we completed a private offering of $150.0 million in aggregate principal amount at maturity of 10% senior subordinated notes due July 15, 2012. The senior subordinated notes are fully and unconditionally guaranteed by our parent, ATT Holding Co., on a senior subordinated basis. On August 10, 2004, we filed a registration statement with respect to new senior subordinated notes having substantially identical terms as the original senior subordinated notes, as part of an offer to exchange registered notes for the privately issued original senior subordinated notes. The new senior subordinated notes evidence the same debt as the original senior subordinated notes, are entitled to the benefits of the indenture governing the original senior subordinated notes and are treated under the indenture as a single class with the original senior subordinated notes. The exchange offer was completed on November 24, 2004.

The senior subordinated notes are unsecured senior subordinated obligations and rank behind all of our existing and future senior debt, including borrowings under the senior credit facility and the notes offered hereby, equally with any of our future senior subordinated debt, ahead of any of our future debt that expressly provides for subordination to the senior subordinated notes and effectively behind all of the existing and future liabilities of our subsidiaries, including trade payables.

We will pay interest on the senior subordinated notes semi-annually in cash, in arrears, on January 15 and July 15 at an annual rate of 10.0% starting on January 15, 2005. The indenture governing the senior subordinated notes contains various affirmative and negative covenants, subject to a number of important limitations and exceptions, including but not limited to those limiting our ability and the ability of our restricted subsidiaries, to: borrow money, guarantee debt or sell preferred stock, create liens, pay dividends on or redeem or repurchase stock, make certain investments, sell stock in our restricted subsidiaries, restrict dividends or other payments from restricted subsidiaries, enter into transactions with affiliates and sell assets or merge with other companies.

The indenture governing the senior subordinated notes contains various events of default, including but not limited to those related to: non-payment of principal, interest or fees; violations of certain covenants; certain bankruptcy-related events; non-payment of certain legal judgments; and cross defaults with certain other indebtedness.

We can redeem the senior subordinated notes on or after July 15, 2008, except that we may redeem up to 35% of the senior subordinated notes prior to July 15, 2007 with the proceeds of one or more qualified equity offerings. We are required to redeem the senior subordinated notes under certain circumstances involving changes of control.

DESCRIPTION OF NEW NOTES

The following description is a summary of the material provisions of the Indenture. It does not restate that agreement in its entirety. We urge you to read the Indenture because it, and not this description, define your rights as holders of the Notes. See "Where You Can Find More Information."

You can find definitions of certain terms used in this description under the subheading "—Certain Definitions." Certain defined terms used in this description but not defined below under "—Certain Definitions" have the meanings assigned to them in the Indenture. In this description, the word "issuer" refers only to Ames True Temper, Inc., and not to any of its subsidiaries. References to the "Notes" in this section of the prospectus refer to both the "Original Notes" and the "New Notes" unless otherwise indicated by the context.

We issued the Original Notes on January 14, 2004 and will issue the New Notes under an Indenture (the "Indenture") among itself, the Parent Guarantor and The Bank of New York, as trustee (the "Trustee"). The terms of the New Notes are identical in all material respects to the terms of the Original Notes. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

Brief Description of the Notes

The Notes

The Notes:

•	are unsecured, unsubordinated obligations of the issuer;

•	are effectively subordinated to all existing and future secured debt of the issuer, including borrowings under the revolver, to the extent of the assets securing such debt;

•	are effectively subordinated to any existing and future Indebtedness and other liabilities of the issuer's Subsidiaries;

•	are pari passu in right of payment with all existing and future unsecured unsubordinated Indebtedness of the issuer;

•	are senior in right of payment to all existing and future Indebtedness of the issuer that expressly provides for its subordination to the Notes, including our existing senior subordinated notes due 2012; and

•	are guaranteed by the Parent Guarantor.

Assuming the offering of the Original Notes had been completed as of December 25, 2004 and that the net proceeds had been applied as intended, the issuer would have had $301.8 million of consolidated indebtedness outstanding, 2.6 million of which would have been secured indebtedness, and the issuer's Subsidiaries would have had 10.5 million of indebtedness and other liabilities.

All of the issuer's Subsidiaries currently are "Restricted Subsidiaries." However, under the circumstances described below under the caption "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," the issuer will be permitted to designate certain of its Subsidiaries as "Unrestricted Subsidiaries." The issuer's Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture.

The Note Guarantees

The Notes are guaranteed by the Parent Guarantor.

The Note Guarantee of the Parent Guarantor:

•	is a general unsecured, unsubordinated obligation of the Parent Guarantor;

•	is effectively subordinated to all existing and future secured debt of the Parent Guarantor,

including the guarantee of the Parent Guarantor of the Indebtedness of the issuer under the Credit Agreement, to the extent of the assets securing such debt;

•	is pari passu in right of payment with all existing and future unsecured unsubordinated Indebtedness of the Parent Guarantor; and

•	is senior in right of payment to all existing and future Indebtedness of the Parent Guarantor that expressly provides for its subordination to the Parent Guarantor's Note Guarantee, including the Parent Guarantor's guarantee of our existing senior subordinated notes due 2012.

As of the date of this Exchange Offer there are no Subsidiary Guarantors.

Principal, Maturity and Interest

The Indenture provides for the issuance by the issuer of Notes with an unlimited principal amount, of which $150.0 million of Original Notes was issued on January 14, 2005. The issuer may issue additional notes (the "Additional Notes") from time to time after this offering. Any offering of Additional Notes is subject to the covenant described below under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock." Any Original Notes that remain outstanding after the completion of the Exchange Offer, together with the New Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Because, however, any Additional Notes may not be fungible with other Notes for federal income tax purposes, they may have a different CUSIP number or numbers, be represented by a different Global Note or Notes, and otherwise be treated as a separate class or classes of Notes for other purposes. The issuer will issue New Notes in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on January 15, 2012.

The Notes will bear interest at a rate per annum, reset quarterly, equal to LIBOR plus 4.00%, as determined by the calculation agent (the "Calculation Agent"), which initially will be the Trustee. Interest on the Notes will be payable quarterly in arrears on January 15, April 15, July 15 and October 15, commencing on April 15, 2005. The issuer will make each interest payment to the Holders of record on the immediately preceding January 1, April 1, July 1 and October 1. Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid.

"Determination Date," with respect to an Interest Period, will be the second London Banking Day preceding the first day of such Interest Period.

"Interest Period" means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the date of the Indenture and end on and include April 14, 2005.

"LIBOR," with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank's offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, the rate for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank's rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, the rate for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for the Interest Period will be the rate in effect with respect to the immediately preceding Interest Period.

"London Banking Day" is any day on which dealings in US. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

"Representative Amount" means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

"Telerate Page 3750" means the display designated as "Page 3750" on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

The amount of interest for each day that the Notes are outstanding (the "Daily Interest Amount") will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Notes. The amount of interest to be paid on the Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or ..09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

The Calculation Agent will, upon the request of any Holder of Notes, provide the interest rate then in effect with respect to the Notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on the issuer, any Guarantor and the Holders of the Notes.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the issuer, the issuer will pay all principal, interest and premium and Liquidated Damages, if any, on that Holder's Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the issuer elects to make interest payments by check mailed to the Holders at their respective addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The Trustee will initially act as Paying Agent and Registrar. The issuer may change the Paying Agent or Registrar without prior notice to the Holders, and the issuer or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The issuer is not required to transfer or exchange any Note selected for redemption.

Also, the issuer is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

The registered Holder of a Note will be treated as the owner of it for all purposes.

Optional Redemption

At any time prior to January 15, 2007, the issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 100% of the principal amount of the Notes, plus a premium equal to the interest rate per annum on the Notes applicable on the date on which notice of redemption is given, together with accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings of the issuer (or any Parent to the extent such proceeds are contributed to the common equity of the issuer); provided that:

(1)    at least 65% of the aggregate principal amount of Notes initially issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the issuer and its Subsidiaries); and

(2)    the redemption must occur within 90 days of the date of the closing of such Equity Offering (or, in the case of any Equity Offering by any Parent, the contribution to the issuer).

Except pursuant to the preceding paragraph, the Notes will not be redeemable at the issuer's option prior to January 15, 2007. The issuer may at any time and from time to time purchase or otherwise acquire Notes whether pursuant to open market transactions or otherwise.

On or after January 15, 2007, the issuer may redeem all or a part of the Notes upon not less than 30 nor more than 60 days' notice mailed to each Holder of the Notes being redeemed, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the Notes, to the applicable redemption date, if redeemed during the twelve-month period beginning on January 15 of the years indicated below:

Year	Percentage
2007	103.000%
2008	101.500%
2009 and thereafter	100.000%

Mandatory Redemption

The issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of Notes will have the right to require the issuer to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder's Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the issuer will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the Change of Control Payment Date. Within 30 days following any Change of Control, the issuer will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of compliance with such securities laws and regulations.

On the Change of Control Payment Date, the issuer will, to the extent lawful:

(1)    accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)    deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3)    deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the issuer.

The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Credit Agreement will prohibit the issuer from purchasing any Notes upon a Change of Control and will also provide that certain change of control events with respect to the issuer would constitute a default under the Credit Agreement. Any future credit agreements or other similar agreements to which the issuer becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the issuer is prohibited from purchasing Notes, the issuer could seek the consent of its lenders to the purchase of Notes or could attempt to refinance, repay or replace the borrowings that contain such prohibition with new Indebtedness without such prohibition. If the issuer does not obtain such a consent or refinance, repay or replace such borrowings, the issuer will remain prohibited from purchasing Notes. In such case, the issuer's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such other agreements. Finally, the issuer's ability to pay cash to Holders upon a Change of Control may be limited by the issuer's financial resources.

If a Change of Control Offer is made, there can be no assurance that the issuer will have available funds sufficient to pay the purchase price for all of the Notes that might be tendered by Holders seeking to accept the Change of Control Offer. The failure of the issuer to make or consummate the Change of Control Offer or pay the Change of Control Payment when due would result in an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement.

The provisions described above that require the issuer to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption has been given pursuant to the Indenture as described above under the caption "Optional Redemption," unless and until there is a default in payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer. Notes repurchased pursuant to a Change of Control Offer will be retired and cancelled.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the issuer and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the issuer to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)    the issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)    such fair market value is determined by the issuer's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee; and

(3)    at least 75% of the consideration therefor received by the issuer or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets or a combination thereof. For purposes of this provision, each of the following shall be deemed to be cash:

(a)    Indebtedness or other liabilities (as shown on the issuer's or such Restricted Subsidiary's most recent consolidated balance sheet) of the issuer or any Restricted Subsidiary (other than contingent liabilities and Indebtedness or other liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets and, in the case of liabilities other than Non-Recourse Debt, where the issuer and all Restricted Subsidiaries are released from any further liability in connection therewith;

(b)    any securities, notes or other obligations received by the issuer or any such Restricted Subsidiary from such transferee or any other Person on account of such Asset Sale that are converted by the issuer or such Restricted Subsidiary into cash within 180 days after the date of such Asset Sale (to the extent of the cash received in that conversion);

(c)    cash held in escrow as security for any purchase price settlement, for damages in respect of a breach of representations and warranties or covenants or for payment of other contingent obligations in connection with the Asset Sale; and

(d)    any Designated Noncash Consideration received by the issuer or any Restricted Subsidiary thereof in such Asset Sale having a fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (d) that is at that time outstanding, not to exceed $10.0 million at the time of receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value.

For purposes of paragraph (3) above, any liabilities of the issuer or any Restricted Subsidiary that are not assumed by the transferee of such assets in respect of which the issuer and all Restricted Subsidiaries are not released from any future liabilities in connection therewith shall not be considered consideration.

On or prior to the 366th day following the receipt of any Net Proceeds from an Asset Sale, the issuer or such Restricted Subsidiary may apply such Net Proceeds at its option:

(1)    to repay or prepay (x) Indebtedness secured by such assets, (y) Indebtedness under the Credit Agreement or (z) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor (to the extent of the value of the assets of such Restricted Subsidiary);

(2)    to purchase Replacement Assets or make a capital expenditure (or enter into a legally binding agreement to do so) that is used or useful in a Permitted Business; or

(3)    any combination of the foregoing.

Pending the final application of any such Net Proceeds, the issuer or any Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." Within 10 days after the aggregate amount of Excess Proceeds exceeds $15.0 million, the issuer will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the Notes and such other pari passu Indebtedness plus accrued and unpaid interest and Liquidated Damages, if any, on the Notes and any pari passu Indebtedness, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the issuer may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes and such other pari passu Indebtedness to be purchased shall be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, the issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of compliance with such securities laws and regulations.

The Credit Agreement will prohibit the issuer from purchasing any Notes with the proceeds of Asset Sales. Any future credit agreements or other similar agreements to which the issuer becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when the issuer is prohibited from purchasing Notes, the issuer could seek the consent of its lenders to the purchase of Notes or could attempt to refinance, repay or replace the borrowings that contain such prohibition with new Indebtedness without such prohibition. If the issuer does not obtain such a consent or refinance, repay or replace such borrowings, the issuer will remain prohibited from purchasing Notes. In such case, the issuer's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such other agreements. Finally, the issuer's ability to pay cash to Holders upon an Asset Sale may be limited by the issuer's financial resources.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1)    if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2)    if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate and in such manner as complies with any applicable legal requirements.

No Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount of the Note to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder of the Note upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest and Liquidated Damages, if any, cease to accrue on Notes or portions of them called for redemption.

Certain Covenants

Restricted Payments

The issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)    declare or pay any dividend or make any other payment or distribution on account of the issuer's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the issuer's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such, other than dividends, payments or distributions (a) payable in Equity Interests (other than Disqualified Stock) of the issuer or (b) to the issuer or a Restricted Subsidiary of the issuer;

(2)    purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation) any Equity Interests of the issuer, any Parent or any Restricted Subsidiary held by Persons other than the issuer or any of its Restricted Subsidiaries;

(3)    purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Note Guarantees, except (1) a payment of interest or principal at the Stated Maturity thereof or (2) the purchase, repurchase or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such purchase, repurchase or other acquisition; or

(4)    make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

(1)    no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2)    the issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock"; and

(3)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the issuer and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (14) and (15) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)    50% of the Consolidated Net Income of the issuer for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the issuer's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b)    100% of the aggregate net proceeds, including the fair market value of property, received by the issuer subsequent to the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the issuer or net cash proceeds received by the issuer subsequent to the date of the Indenture from the issue or sale of

Disqualified Stock or debt securities of the issuer that have been converted into or exchanged, including the aggregate cash received upon issuance and at the time of such conversion or exchange of such Disqualified Stock or debt securities, for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the issuer); plus

(c)    an amount equal to the net reduction in Restricted Investments made by the issuer and its Restricted Subsidiaries subsequent to the date of the Indenture, resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances or other transfers of assets, in each case to the issuer or any such Restricted Subsidiary from any such Investment, from the net cash proceeds from return of capital on, redemption of or the sale of any such Investment, from the release of any guarantee (except to the extent of any amounts paid under such guarantee) or from a redesignation of an Unrestricted Subsidiary to a Restricted Subsidiary, but only if and to the extent such amounts are not included in the calculation of Consolidated Net Income and not to exceed in the case of any Investment the amount of the Investment previously made by the issuer or any Restricted Subsidiary in such Person or Unrestricted Subsidiary; provided that any amounts in excess of the amount of the Investment previously made may be added to the amounts otherwise available under this clause (c) to make Restricted Investments pursuant to this clause (3).

The preceding provisions will not prohibit:

(1)    the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2)    the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the issuer or any Restricted Subsidiary or of any Equity Interests of the issuer or any Parent (x) in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the issuer) of, Equity Interests of the issuer, other than Disqualified Stock or (y) from the substantially concurrent contribution of cash to the issuer's common equity capital; provided that the amount of any such net proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

(3)    the repayment, defeasance, redemption, repurchase or other acquisition of Indebtedness of the issuer or any Restricted Subsidiary subordinated to the Notes or any Note Guarantee with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4)    the payment of any dividend by a Restricted Subsidiary of the issuer to the holders of its common Equity Interests on a pro rata basis;

(5)    the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the issuer and any distribution, loan or advance to any Parent for the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of any Parent, in each case held by any former or current employees, officers, directors or consultants of any Parent or the issuer or any of its Restricted Subsidiaries or their respective estates, spouses, former spouses or family members under any management equity plan or stock option or other management or employee benefit plan upon the death, disability or termination of employment of such Persons, in an amount not to exceed $2.0 million in any calendar year; provided that the issuer may carry over and make in subsequent calendar years, in addition to the amounts permitted for such calendar year, the amount of such purchases, redemptions or other acquisitions or retirements for value permitted to have been made but not made in any preceding calendar year up to a maximum of $6.0 million in any calendar year; provided further that such amount in any calendar year may be increased by an amount not to exceed (i) the net cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the issuer (or any Parent to the extent such net cash proceeds are contributed to the common equity of the issuer) to employees, officers, directors or consultants of the issuer and its Restricted Subsidiaries that occurs after the date of the Indenture (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted

Payments) plus (ii) the cash proceeds of key man life insurance policies received by the issuer and its Restricted Subsidiaries after the date of the Indenture less any amounts previously applied to the payment of Restricted Payments pursuant to this clause (5); provided further that cancellation of Indebtedness owing to the issuer from employees, officers, directors and consultants of the issuer or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of the issuer from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of the Indenture; and provided further that the net cash proceeds from such sales of Equity Interests described in subclause (i) of this clause (5) shall be excluded from clause 3(b) of the preceding paragraph to the extent such proceeds have been or are applied to the payment of Restricted Payments pursuant to this clause (5);

(6)    the payment of dividends or other distributions or the making of loans or advances to any Parent in amounts required for any Parent to pay franchise taxes and other fees required to maintain its existence and provide for all other operating costs of any Parent to the extent attributable to the ownership or operation of the issuer and its Restricted Subsidiaries, including, without limitation, in respect of director fees and expenses, administrative, legal and accounting services provided by third parties and other costs and expenses including all costs and expenses with respect to filings with the Commission, of up to an aggregate amount under this clause (6) of $500,000 per fiscal year (provided that the issuer may carry over and make in subsequent fiscal years, in addition to the amounts permitted for such fiscal year, the amount of such dividends, distributions, loans or advances permitted to have been made but not made in any preceding fiscal year up to a maximum of $1.5 million in any fiscal year), plus any indemnification claims made by directors or officers of any Parent attributable to the ownership or operation of the issuer and its Restricted Subsidiaries, plus any amount necessary to enable any Parent to pay sums (x) owing under the Management Agreement and (y) described in clauses (12), (13) and (14) of the definition of "Asset Sale";

(7)    the payment of dividends or other distributions by the issuer to any Parent in amounts required to pay the tax obligations of any Parent attributable to the issuer and its Subsidiaries determined as if the issuer and its Subsidiaries had filed a separate consolidated, combined or unitary return for the relevant taxing jurisdiction; provided that any refunds received by any Parent attributable to the issuer or any of its Subsidiaries shall promptly be returned by such Parent to the issuer through a contribution to the common equity of, or the purchase of common stock (other than Disqualified Stock) of the issuer from, the issuer; and provided further that the amount of any such contribution or purchase shall be excluded from clause (3)(b) of the preceding paragraph;

(8)    repurchases of Capital Stock deemed to occur upon the cashless exercise of stock options and warrants;

(9)    other Restricted Payments not otherwise permitted pursuant to this covenant in an aggregate amount not to exceed $7.5 million;

(10)    the declaration and payment of dividends and distributions to holders of any class or series of Disqualified Stock of the issuer or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock";

(11)    upon the occurrence of a Change of Control and within 60 days after completion of the offer to repurchase Notes pursuant to the covenant described above under the caption "—Repurchase at the Option of Holders—Change of Control" (including the purchase of all Notes tendered), any purchase or redemption of Indebtedness of the issuer subordinated to the Notes that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control, at a purchase price not greater than 101% of the outstanding principal amount thereof (plus accrued and unpaid interest);

(12)    within 60 days after the completion of an Asset Sale Offer pursuant to the covenant described under the caption "—Repurchase at the Option of the Holders—Asset Sales" (including the purchase of all Notes tendered), any purchase or redemption of Indebtedness of the issuer subordinated to the Notes that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Asset Sale, at a purchase price not greater than 100% of the outstanding principal amount thereof (plus accrued and unpaid interest);

(13)    payments or distributions to dissenting stockholders, not to exceed $1.0 million, pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the issuer;

(14)    Investments acquired as a contribution to the common equity capital of the issuer, or in exchange for, or out of the net cash proceeds of a substantially concurrent offering of, Equity Interests (other than Disqualified Stock) of the issuer; provided that the amount of any such net cash proceeds that are utilized for any such acquisition or exchange shall be excluded from clause (3)(b) of the preceding paragraph;

(15)    payments not to exceed $100,000 in the aggregate since date of the Indenture to enable the issuer to make payments to holders of its Capital Stock in lieu of issuance of fractional shares of its Capital Stock; or

(16)    the redemption, repurchase or other acquisition for value of any common Equity Interests of any Restricted Subsidiary of the issuer that are held by a Person that is not an Affiliate of the issuer to the extent required to satisfy applicable laws, rules or regulations; provided that the consideration for such redemption, repurchase or other acquisition is not in excess of either (x) the fair market value of such common Equity Interests or (y) such amount required by applicable laws, rules or regulations;

provided, however, that in the case of clauses (5), (9), (11), (12) and (15) above, no Default or Event of Default has occurred and is continuing.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the issuer or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall, if the fair market value thereof exceeds $1.0 million, be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $5.0 million. Not later than the date of making any Restricted Payment, the issuer shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

Incurrence of Indebtedness and Issuance of Preferred Stock

The issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and the issuer will not issue any Disqualified Stock and the issuer will not permit any of its Restricted Subsidiaries to issue any Disqualified Stock or preferred stock; provided, however, that the issuer and any Subsidiary Guarantors may incur Indebtedness (including, without limitation, Acquired Debt) or issue Disqualified Stock and any Subsidiary Guarantors may issue preferred stock, if the Fixed Charge Coverage Ratio for the issuer's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.00 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

(1)    the incurrence by the issuer, any Subsidiary Guarantor or Ames True Temper Properties, Inc. of Indebtedness under Credit Facilities (which excludes the Notes issued on the date of the Indenture) in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the issuer and any Subsidiary Guarantors and Ames True Temper Properties, Inc. thereunder) not to exceed the greater of (x) $100.0 million, plus the amount of reasonable fees and expenses incurred in connection with extending, refinancing, renewing, replacing or refunding any Credit Facility under which Indebtedness is incurred pursuant to this clause (1), less the aggregate amount of all Net Proceeds of Asset Sales applied by the issuer, any Subsidiary Guarantor or Ames True Temper Properties, Inc. to permanently repay any Indebtedness under Credit Facilities (and, in the case of any revolving credit Indebtedness under a Credit Facility, to effect a corresponding commitment reduction thereunder) pursuant to the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales" and (y) the Domestic Borrowing Base on such date of incurrence;

(2)    the incurrence of the Existing Indebtedness by the issuer and its Restricted Subsidiaries;

(3)    the incurrence by the issuer and any Subsidiary Guarantors of Indebtedness represented by the Notes to be issued on the date of the Indenture and any related Note Guarantees and the Exchange Notes and any related Note Guarantees to be issued therefor pursuant to the Registration Rights Agreement;

(4)    the incurrence by the issuer or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price, or cost of construction or improvement, of property (real or personal), plant or equipment used in the business of the issuer or any of its Restricted Subsidiaries (whether through the direct acquisition of such assets or the acquisition of Equity Interests of any Person owning such assets) in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed, at any time outstanding, the greater of (x) $10.0 million and (y) 5% of Total Tangible Assets;

(5)    the incurrence by the issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (14), (16) or (18) of this paragraph;

(6)    the incurrence by the issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the issuer and any of its Restricted Subsidiaries; provided, however, that:

(a)    if the issuer or any Subsidiary Guarantor is the obligor on such Indebtedness and the payee is not the issuer or a Subsidiary Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the issuer, or a Note Guarantee, in the case of a Subsidiary Guarantor; and

(b)    (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the issuer or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness (other than solely as a result of the creation of a Permitted Lien upon such intercompany Indebtedness) to a Person that is not either the issuer or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)    the incurrence by the issuer or any of its Restricted Subsidiaries of Hedging Obligations that are incurred in the ordinary course of business for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes;

(8)    the Guarantee by the issuer or any of its Restricted Subsidiaries of Indebtedness of the issuer or a Restricted Subsidiary of the issuer that was permitted to be incurred by another provision of this covenant;

(9)    the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the issuer as accrued;

(10)    the incurrence by the issuer or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims or self-insurance; provided, however, that, upon the drawing of such instruments or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(11)    the incurrence by the issuer or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the issuer or such Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the sale or other disposition of any business, assets or Capital Stock of the issuer or a Restricted Subsidiary of the issuer, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of that Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of those noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the issuer and/or that Restricted Subsidiary in connection with that disposition;

(12)    the issuance of Disqualified Stock or preferred stock by any of the issuer's Restricted Subsidiaries issued to the issuer or another Restricted Subsidiary of the issuer; provided that (i) any subsequent issuance or transfer of any Equity Interests that results in such Disqualified Stock or preferred stock being held by a Person other than the issuer or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such shares of Disqualified Stock or preferred stock (in each case, other than solely as a result of the creation of a Permitted Lien upon such Equity Interests, Disqualified Stock or preferred stock) to a Person that is not either the issuer or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an issuance of such shares of Disqualified Stock or preferred stock that was not permitted by this clause (12);

(13)    the incurrence by the issuer or any of its Restricted Subsidiaries of obligations (including letters of credit) in respect of performance, completion and surety bonds, completion guarantees and similar obligations provided by the issuer or such Restricted Subsidiary in the ordinary course of business;

(14)    the incurrence by the issuer or any Restricted Subsidiary of Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (14), not to exceed $10.0 million;

(15)    contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

(16)    the incurrence by the issuer or a Restricted Subsidiary of the issuer of Acquired Debt in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (16), not to exceed $7.5 million;

(17)    the incurrence by the issuer of Indebtedness that is subordinated to the Notes in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all

Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (17), not to exceed $5.0 million;

(18)    the incurrence by the issuer or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within (5) five Business Days; and

(19)    the incurrence by any Foreign Restricted Subsidiary of Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (19), not to exceed the sum of (x) $10.0 million and (y) the amount of the Foreign Borrowing Base as of the date of any such incurrence.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the issuer or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that any proposed Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (19) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the issuer (in its sole discretion) will be permitted to divide and to classify such item of Indebtedness on the date of its incurrence, and at any time and from time to time may reclassify, in any manner that complies with this covenant at such time. Indebtedness under the Credit Agreement outstanding on the date of the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of "Permitted Debt."

The issuer will not incur any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the issuer unless it is contractually subordinated in right of payment to the Notes to the same extent. The issuer will not permit any Subsidiary Guarantor to incur any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of such Subsidiary Guarantor unless it is contractually subordinated in right of payment to such Subsidiary Guarantor's Note Guarantee to the same extent. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the issuer or any Subsidiary Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect thereof or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Liens

The issuer will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets ("Primary Lien"), now owned or hereafter acquired, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured (or, in the case of subordinated Indebtedness, prior or senior thereto, with the same relative priority as the Notes shall have with respect to such subordinated Indebtedness) until such time as such obligations are no longer secured by a Lien.

Any Lien created for the benefit of the Holders of the Notes pursuant to the immediately preceding paragraph shall automatically and unconditionally be released and discharged upon the release and discharge of the Primary Lien, without any further action on the part of any Person.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)    pay dividends or make any other distributions on its Capital Stock to the issuer or any of its Restricted Subsidiaries or pay any liabilities owed to the issuer or any of its Restricted Subsidiaries;

(2)    make loans or advances to the issuer or any of its Restricted Subsidiaries; or

(3)    transfer any of its properties or assets to the issuer or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)    Existing Indebtedness and the Credit Agreement as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such encumbrances than those contained in such Existing Indebtedness and the Credit Agreement, as in effect on the date of the Indenture;

(2)    the Indenture, the Notes and any Note Guarantees or by other Indebtedness of the issuer or of a Subsidiary Guarantor which is pari passu in right of payment with the Notes or Note Guarantees, as applicable, incurred under an indenture pursuant to the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that the encumbrances and restrictions are no more restrictive, taken as a whole, than those contained in the Indenture;

(3)    applicable law, rule, regulation or order;

(4)    any agreements or instrument governing Indebtedness or Equity Interests of a Person acquired by the issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was or Equity Interests were incurred or issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5)    customary non-assignment provisions in contracts, licenses, leases and other agreements entered into in the ordinary course of business;

(6)    purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

(7)    an agreement entered into for the sale or disposition of Equity Interests or assets of a Restricted Subsidiary or an agreement entered into for the sale of specified assets (in either case, so long as such encumbrance or restriction, by its terms, terminates on the earlier of the termination of such agreement or the consummation of such agreement and so long as such restriction applies only to the Equity Interests or assets to be sold);

(8)    Permitted Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)    Permitted Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien;

(10)    customary limitations on the disposition or distribution of assets or property in joint venture agreements, partnership agreements, limited liability company operating agreements, asset or stock sale agreements, and other similar agreements entered into (a) in the ordinary course of business or (b) with the approval of the Board of Directors; provided, however, that, with respect to clause (b) only, the Board of Directors shall have determined in good faith that such limitations will not impair the ability of the issuer to satisfy its payment obligations with respect to the Notes;

(11)    cash or other deposits or net worth requirements imposed by customers or agreements entered into in the ordinary course of business;

(12)    in the case of clause (3) of the first paragraph of this covenant:

(a)    that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

(b)    existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the issuer or any of its Restricted Subsidiaries not otherwise prohibited by the Indenture, or

(c)    arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the issuer or any of its Restricted Subsidiaries in any manner material to the issuer or any of its Restricted Subsidiaries;

(13)    provisions in agreements or instruments that prohibit the payment of dividends or the making of other distributions with respect to any Capital Stock of a Person other than on a pro rata basis; and

(14)    restrictions in other Indebtedness incurred in compliance with the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that such restrictions, taken as a whole, are, in the good faith judgment of the issuer's Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those contained in the existing agreements referenced in clauses (1) and (2) above.

Merger, Consolidation or Sale of Assets

The issuer will not, directly or indirectly, consolidate or merge with or into another Person (whether or not the issuer is the surviving corporation), and the issuer will not, and will not cause or permit any Restricted Subsidiary to, sell, assign, transfer, convey (not including any conveyance, if any, resulting solely from the creation of any Lien) or otherwise dispose of all or substantially all of the properties or assets of the issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person (including by way of consolidation or merger), unless:

(1)    either: (a) the issuer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the issuer) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia; provided that, in the case such Person is a limited liability company or a partnership, a co-obligor of the Notes is a corporation;

(2)    the Person formed by or surviving any such consolidation or merger (if other than the issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the issuer under the Notes, the Indenture and the Registration Rights Agreement, in each case pursuant to agreements reasonably satisfactory to the Trustee;

(3)    immediately after such transaction and any related financing transactions, no Default or Event of Default exists;

(4)    the issuer or the Person formed by or surviving any such consolidation or merger (if other than the issuer), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock," or if not, the Fixed Charge Coverage Ratio on such basis is equal to or higher than the Fixed Charge Coverage Ratio immediately prior to such transactions; and

(5)    each Guarantor, unless such Guarantor is the Person with which the issuer has entered into a transaction under this covenant, shall have by amendment to its Note Guarantee confirmed that its Note Guarantee shall apply to the obligations of the issuer or the surviving Person in accordance with the Notes and the Indenture.

In addition, neither the issuer nor any Restricted Subsidiary may, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. Clause (4) of this "Merger, Consolidation or Sale of Assets" covenant will not apply to (x) a merger, consolidation, amalgamation, sale, assignment, transfer, conveyance or other disposition of assets between or among the issuer and any of its Restricted Subsidiaries or (y) any such transaction where the sole purpose and effect is to reincorporate the issuer or any of its Restricted Subsidiaries in another jurisdiction of the United States.

Transactions with Affiliates

The issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate on or after the Issue Date (each, an "Affiliate Transaction"), unless:

(1)    such Affiliate Transaction is on terms that are no less favorable to the issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm's length transaction by the issuer or such Restricted Subsidiary with an unrelated Person; and

(2)    the issuer delivers to the Trustee:

(a)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $3.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the issuer or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)    any reasonable consulting or employment agreement or arrangement, incentive compensation plan, benefit arrangement or plan, severance or expense reimbursement arrangement entered into by the issuer or any of its Restricted Subsidiaries in the ordinary course of business and approved by a majority of the members of the Board of Directors of the issuer;

(2)    transactions between or among the issuer and/or its Restricted Subsidiaries:

(3)    payment of reasonable directors fees to directors of the issuer and the Parent or any Restricted Subsidiary of the issuer and the provision of customary indemnification to directors, officers and employees of the issuer and the Parent or any Restricted Subsidiary of the issuer;

(4)    sales of Equity Interests (other than Disqualified Stock) to Affiliates of the issuer;

(5)    Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "—Restricted Payments" or any Permitted Investment, and agreements or arrangements solely related to the disbursement or distribution of such Restricted Payment or Permitted Investment:

(6)    the payment (directly or through the Parent) of annual management, consulting, monitoring and advising fees and related expenses to the Equity Sponsor and its respective Affiliates pursuant to management agreements as in effect on the date of the Indenture and as described in this offering memorandum and any amendment, modification or supplement thereto or replacement thereof, as long as such amendment, modification, supplement or replacement taken as a whole is not more disadvantageous to the issuer and its Restricted Subsidiaries;

(7)    loans to officers and employees that are approved in good faith by a majority of the Board of Directors of the issuer in an amount not to exceed $1.0 million outstanding at any time and advances and expense reimbursements to employees in the ordinary course of business;

(8)    transactions with a joint venture engaged in a Permitted Business; provided that all the outstanding ownership interests of such joint venture are owned only by the issuer, its Restricted Subsidiaries and Persons that are not Affiliates of the issuer;

(9)    transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the issuer solely because the issuer owns, directly or through a Subsidiary, an Equity Interest in, or controls, such Person;

(10)    transactions pursuant to the Management Agreement and other agreements or arrangements in each case in effect on the date of the Indenture and as described in this offering memorandum, or any amendment, modification or supplement thereto or any replacement thereof, as long as such agreement or arrangement as so amended, modified, supplemented or replaced, taken as a whole, is not materially more disadvantageous to the issuer and its Restricted Subsidiaries than the original agreement or arrangement as in effect on the date of the Indenture; and

(11)    the granting or performance of registration rights under a written registration rights agreement approved by the Board of Directors of the issuer.

Guarantees

If the issuer or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary on or after the date of the Indenture, then that newly acquired or created Domestic Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee within ten (10) Business Days of such acquisition or creation; provided that no Domestic Subsidiary shall be required to become a Guarantor solely as a result of the foregoing sentence so long as the total assets of all Domestic Subsidiaries (other than Ames True Temper Properties Inc.) that are not Guarantors, as reflected on their most recent balance sheets prepared in accordance with GAAP, do not in the aggregate at any time exceed $2.0 million. In addition, in the event that (i) a Default or Event of Default has occurred or (ii) Ames True Temper Properties, Inc.'s total assets at any time exceed $5.0 million, as reflected on its most recent balance sheet prepared in accordance with GAAP, then, in either event, Ames True Temper Properties, Inc. must become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee within five Business Days of the date of such Default or Event of Default or the date of completion of such balance sheet, as applicable.

The issuer will not permit any of its Restricted Subsidiaries (other than Ames True Temper Properties, Inc.), directly or indirectly, to guarantee any other Indebtedness of the issuer or any Restricted Subsidiary thereof unless such Restricted Subsidiary is a Subsidiary Guarantor or simultaneously executes and delivers a supplemental indenture providing for the guarantee of the payment of the Notes by such Restricted Subsidiary; provided, however, that the foregoing shall not apply to any Foreign Restricted Subsidiary solely as a result of such Foreign Restricted Subsidiary guaranteeing Indebtedness of any other Foreign Restricted Subsidiary. Such Note Guarantee shall be senior to or pari passu with such Subsidiary's Guarantee of such other Indebtedness. The form of the Note Guarantee will be attached as an exhibit to the Indenture.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the issuer or another Guarantor, unless:

(1)    immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)    either:

(a)    the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) assumes all the obligations of that Guarantor under the Indenture, its Note Guarantee and, if applicable, the Registration Rights Agreement pursuant to a supplemental indenture satisfactory to the Trustee; or

(b)    in the case of a Subsidiary Guarantor, such sale or other disposition or consolidation or merger complies with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales."

The Note Guarantee of a Subsidiary Guarantor will be released:

(1)    in connection with any sale or other disposition of Capital Stock of such Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the issuer where, after giving effect to such sale or other disposition, such Subsidiary Guarantor would no longer constitute a Subsidiary of the issuer, if such sale of Capital Stock complies with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales";

(2)    if the issuer properly designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary under the Indenture; or

(3)    solely in the case of a Note Guarantee created pursuant to the second paragraph of this covenant, upon the release or discharge of the Subsidiary Guarantee which resulted in the creation of such Note Guarantee pursuant to this covenant, except a discharge or release by or as a result of payment under such Guarantee.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default; provided that in no event shall there be any Unrestricted Subsidiaries on or immediately following the date of the Indenture. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the issuer and its Restricted Subsidiaries in the Subsidiary so designated (after giving effect to any sale of Equity Interests of such Subsidiary in connection with such designation) will be deemed to be a Restricted Investment made as of the time of such designation and will either reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "—Restricted Payments" or reduce the amount available for future Investments under one or more clauses of the definition of "Permitted Investments." That designation will only be permitted if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the issuer of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Business Activities

The issuer will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the issuer and its Restricted Subsidiaries, taken as a whole.

Payments for Consent

The issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the SEC, so long as any Notes are outstanding, the issuer will furnish, upon request, to the Trustee on behalf of the Holders of Notes, within the time periods specified in the SEC's rules and regulations (together with any extensions granted by the SEC):

(1)    all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the issuer were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, an audit report on the annual financial statements by the issuer's independent registered public accounting firm; and

(2)    all current reports that would be required to be filed with the SEC on Form 8-K if the issuer were required to file such reports;

provided, however, that if the SEC will accept the filings of the issuer as provided in the next succeeding paragraph, the issuer need not furnish such reports to the Trustee.

In addition, whether or not required by the SEC, the issuer will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the issuer and the Parent Guarantor have agreed that, for so long as any Notes (but not the Exchange Notes) remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

If the issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," of the financial condition and results of operations of the issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the issuer.

Notwithstanding the foregoing, so long as the Parent Guarantor is a Guarantor, the reports, information and other documents required to be filed and provided as described above will be those of the Parent Guarantor, rather than those of the issuer, so long as such filings would satisfy the SEC's requirements. In such event, the quarterly and annual financial information required by this covenant shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," of the financial condition and results of operations of the issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of both (x) any Unrestricted Subsidiaries of the issuer and (y) any Subsidiaries of the Parent Guarantor (other than the issuer) that are not Subsidiaries of the issuer.

Events of Default and Remedies

Each of the following is an Event of Default:

(1)    default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes;

(2)    default in payment when due of the principal of, or premium, if any, on the Notes;

(3)    failure by the issuer or any of its Restricted Subsidiaries to comply with the provisions described under the captions "—Repurchase at the Option of Holders—Change of Control," "—Repurchase at the Option of Holders—Asset Sales," or "—Certain Covenants—Merger, Consolidation or Sale of Assets" or the provisions described in the third paragraph under the caption "—Certain Covenants—Guarantees";

(4)    failure by the issuer or any of its Restricted Subsidiaries for 45 days after notice by the Trustee or by Holders of at least 25% in principal amount of the then outstanding Notes to comply with any of the other agreements in the Indenture;

(5)    default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the issuer, any of its Restricted Subsidiaries that would constitute Significant Subsidiaries (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary of the issuer) or any Subsidiary Guarantor, or the payment of which is guaranteed by the issuer or any of its Significant Subsidiaries (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary of the issuer) or any Subsidiary Guarantor, whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

(a)    is caused by a failure to make any payment when due at the final maturity of such Indebtedness (a "Payment Default"); or

(b)    results in the acceleration of such Indebtedness prior to its express maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(6)    failure by the issuer, any of its Significant Subsidiaries (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary of the issuer) or any Subsidiary Guarantor to pay final judgments (to the extent such judgments are not paid or covered by an insurance carrier that has acknowledged coverage in writing) aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days after such judgments have become final and non-appealable;

(7)    except as permitted by the Indenture, any Note Guarantee of a Guarantor shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee; and

(8)    certain events of bankruptcy or insolvency with respect to the issuer or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the issuer specifying the respective Event of Default.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and the Trust Indenture Act. Subject to certain limitations to be set forth in the Indenture,

Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages) if it determines that withholding notice is in their interest. The Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to the provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the Notes. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (5) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by the issuer or a Restricted Subsidiary of the issuer or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (i) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

The issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the issuer is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, manager, incorporator, stockholder, agent or member (or Person forming any limited liability company) of the issuer or any Guarantor, as such, shall have any liability for any obligations of the issuer or any Guarantors under the Notes, the Indenture, any Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note and a Note Guarantee waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantee. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of any Guarantors discharged with respect to their Note Guarantees ("Legal Defeasance") except for:

(1)    the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to below;

(2)    the issuer's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)    the rights, powers, trusts, duties and immunities of the Trustee, and the issuer's and the Guarantors' obligations in connection therewith; and

(4)    the Legal Defeasance provisions of the Indenture.

In addition, the issuer may, at its option and at any time, elect to have the obligations of the issuer and any Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)    the issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the issuer must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)    in the case of Legal Defeasance, the issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case, to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)    in the case of Covenant Defeasance, the issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)    no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from, or arising in connection with, the borrowing of funds to be applied to such deposit);

(5)    such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which the issuer or any of its Subsidiaries is a party or by which the issuer or any of its Subsidiaries is bound, including the Credit Agreement;

(6)    the issuer must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the issuer with the intent of preferring the Holders of Notes over the other creditors of the issuer with the intent of defeating, hindering, delaying or defrauding creditors of the issuer or others;

(7)    if the Notes are to be redeemed prior to their Stated Maturity, the issuer must deliver to the Trustee irrevocable instructions to redeem all of the Notes on the specified redemption date; and

(8)    the issuer must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the issuer and the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and, subject to certain limitations, any existing default or noncompliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of the issuer and each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1)    reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver:

(2)    reduce the principal of or change the fixed maturity of any Note or alter the provisions, or waive any payment, with respect to the redemption of the Notes (other than payment provisions relating to the covenant described under the caption "—Repurchase at Option of Holders");

(3)    reduce the rate of or change the time for payment of interest on any Note;

(4)    waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5)    make any Note payable in money other than U.S. dollars;

(6)    make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the Notes;

(7)    release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture;

(8)    impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or any Note Guarantees;

(9)    amend or modify any of the provisions of the Indenture affecting the ranking of the Notes or any Note Guarantees; or

(10)    make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of Notes, the issuer, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes:

(1)    to cure any ambiguity, defect or inconsistency;

(2)    to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)    to provide for the assumption of the issuer's or any Guarantor's obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the issuer's or such Guarantor's assets;

(4)    to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect in any material respect the legal rights under the Indenture of any such Holder;

(5)    to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6)    to provide for the issuance of Additional Notes in accordance with the Indenture;

(7)    to add Guarantors with respect to the Notes or to secure the Notes;

(8)    to comply with the rules of any applicable securities depositary;

(9)    to provide for a successor trustee in accordance with the terms of the Indenture or to otherwise comply with any requirement of the Indenture; or

(10)    to conform the text of the Indenture or the Notes to any provision of the Description of Notes to the extent that such provision was intended to be a verbatim recitation of the text of this Description of Notes.

The consent of the Holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment, waiver or consent. It is sufficient if the consent approves the substance of the proposed amendment, waiver or consent.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when the issuer or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture and either:

(1)    all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the issuer) have been delivered to the Trustee for cancellation; or

(2)    (a) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year, including as a result of a redemption notice properly given pursuant to the Indenture, and the issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption; (b) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the issuer or any Guarantor is a party or by which the issuer or any Guarantor is bound; and (c) the issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the issuer must deliver an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of the issuer or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days or apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions to be specified in the Indenture. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture without charge by contacting the issuer in the manner described in this prospectus under the caption "Where You Can Find More Information."

Governing Law

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

"Acquired Debt" means, with respect to any specified Person:

(1)    Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

"Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

"Asset Acquisition" means (a) an Investment by the issuer or any of its Restricted Subsidiaries in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of the issuer, or shall be merged with or into the issuer or any Restricted Subsidiary of the issuer, or (b) the acquisition by the issuer or any Restricted Subsidiary of the issuer of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

"Asset Sale" means:

(1)    the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the issuer and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

(2)    the issuance or sale of Equity Interests by any of the issuer's Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries, other than directors' qualifying shares or shares required by applicable law to be held by a person other than the issuer or a Restricted Subsidiary.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1)    any single transaction or series of related transactions that involves assets having a fair market value of less than $2.0 million;

(2)    a transfer of assets between or among the issuer and its Restricted Subsidiaries;

(3)    an issuance of Equity Interests by a Restricted Subsidiary to the issuer or to another Restricted Subsidiary thereof;

(4)    the sale, lease, sub-lease, license, sub-license or consignment of accounts receivable, equipment, inventory or other assets in the ordinary course of business, including leases with a duration of no greater than 24 months with respect to facilities which are temporarily not in use or pending their disposition;

(5)    the sale or other disposition of cash or Cash Equivalents;

(6)    the creation of a Permitted Lien;

(7)    a Restricted Payment that is permitted by the covenant described above under the caption
"—Certain Covenants—Restricted Payments" or a Permitted Investment;

(8)    the licensing of intellectual property or other general intangibles to third persons on customary terms as determined by the Board of Directors in good faith;

(9)    any sale, replacement, abandonment or disposition of any property or equipment that has become damaged, worn-out, obsolete, condemned, given over in lieu of deed or otherwise unsuitable or not required for the ordinary course of the business of the issuer and its Restricted Subsidiaries;

(10)    leases or subleases to third persons not interfering in any material respect with the business of the issuer or any of its Restricted Subsidiaries;

(11)    the good faith surrender or waiver of contract rights or the settlement, release or surrender of claims of any kind;

(12)    proceeds from the sale of property pursuant to that certain Purchase Agreement, dated as of January 13, 2004, by and between Ames True Temper, Inc. and Sirnaik Holdings of WV, LLC;

(13)    Payment remittances due from the U.S. Government pending settlement on the payment remittance structure of the Byrd Amendment related to anti-dumping tariff payment paid to ATT Holding Co. or any of its Subsidiaries as a domestic manufacturer of striking tools;

(14)    Cigna insurance claims in the amount of approximately $875,000, relating to the lawsuit captioned Ames True Temper v. Connecticut General Life Insurance Company, et al., No. 1:CV-03-1320, pending in the United States District Court for the Middle District of Pennsylvania; and

(15)    nonrecourse transfers (other than with respect to customary recourse for customary breach of representations and warranties) of accounts receivable to a commercial finance company in the ordinary course of business of the issuer or any of its Restricted Subsidiaries in exchange for the fair market value thereof, including cash in an amount at least equal to 75% of the book value thereof.

"Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

"Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" shall have a corresponding meaning.

"Board of Directors" means:

(1)    with respect to a corporation, the board of directors of the corporation or a committee thereof authorized to exercise the power of the board of directors of such corporation;

(2)    with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)    with respect to any other Person, the board or committee of such Person serving a similar function.

"Business Day" means any day other than a Legal Holiday.

"Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

"Capital Stock" means:

(1)    in the case of a corporation, corporate stock;

(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)    in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

"Cash Equivalents" means:

(1)    United States dollars;

(2)    securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 360 days from the date of acquisition, unless such securities are deposited to defease any Indebtedness;

(3)    securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having one of the two highest ratings obtainable from either Standard & Poor's Rating Services or Moody's Investors Service, Inc.;

(4)    certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any foreign country recognized by the United States of America and having capital and surplus at the time of acquisition thereof, in excess of $500.0 million (or the foreign currency equivalent thereof) and a rating at the time of acquisition thereof of P-1 or better from Moody's Investors Service, Inc. or A-1 or better from Standard & Poor's Rating Services;

(5)    repurchase obligations for underlying securities of the types described in clauses (2) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)    commercial paper having at the time of acquisition the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within nine months after the date of acquisition;

(7)    money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

(8)    in the case of any Foreign Restricted Subsidiary, local currency held by such Foreign Restricted Subsidiary from time to time in the ordinary course of business.

"Change of Control" means the occurrence of any of the following:

(1)    the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent Guarantor and its subsidiaries or the issuer and its Restricted Subsidiaries, in each case, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Principals or Related Parties of the Principals;

(2)    the adoption of a plan relating to the liquidation or dissolution of the issuer;

(3)    the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the Voting Stock of the issuer or the Parent Guarantor, as the case may be;

(4)    the first day on which a majority of the members of the Board of Directors of the Parent Guarantor or the issuer are not Continuing Directors; or

(5)    the Parent Guarantor or the issuer consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Parent Guarantor or the issuer, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Parent Guarantor, the issuer or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Parent Guarantor or the issuer outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the Voting Stock of the surviving or transferee person.

"Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period and, without duplication, plus:

(1)    provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)    Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3)    depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expense was deducted in computing such Consolidated Net Income; plus

(4)    any management fees paid by the issuer to Castle Harlan, Inc. or any of its Affiliates in such period pursuant to the terms of the Management Agreement as in effect on the date of the Indenture and as described in this prospectus, to the extent that any such management fees were deducted in computing such Consolidated Net Income; plus

(5)    any non-recurring cash expenses related to cost-saving initiatives incurred prior to the end of the issuer's fiscal year 2006 in an aggregate amount not to exceed $3.0 million, to the extent that any such expenses were deducted in computing such Consolidated Net Income; minus

(6)    non-cash items increasing such Consolidated Net Income for such period, excluding any such items to the extent they represent (a) the reversal in such period of an accrual of, or cash reserve for, cash expenses in a prior period, to the extent such accrual or reserve did not increase Consolidated Cash Flow in a prior period, (b) the amortization of income that was paid in a prior period or (c) the accrual of revenue or income consistent with past practice;

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Fixed Charges of and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the issuer shall be added to Consolidated Net Income to compute Consolidated Cash

Flow of the issuer only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to the issuer by such Restricted Subsidiary without prior governmental approval (or to the extent such approval has been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

"Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)    the Net Income of any Person that is not a Restricted Subsidiary of the specified Person or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(2)    solely for the purposes of calculating Consolidated Net Income to determine the amount of Restricted Payments permitted under the covenant described under the caption "—Certain Covenants—Restricted Payments," the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3)    the Net Income (or loss) of any Person acquired during the specified period for any period prior to the date of such acquisition shall be excluded;

(4)    the cumulative effect of a change in accounting principles shall be excluded;

(5)    non-cash charges relating to employee benefit or other management compensation plans of the Parent Guarantor (to the extent such non-cash charges relate to plans of the Parent Guarantor for the benefit of members of the Board of Directors of the issuer (in their capacity as such) or employees of the issuer and its Restricted Subsidiaries), the issuer or any of its Restricted Subsidiaries or any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards of any Parent (to the extent such non-cash charges relate to plans of any Parent for the benefit of members of the Board of Directors of the issuer (in their capacity as such) or employees of the issuer and its Restricted Subsidiaries), the issuer or any of its Restricted Subsidiaries (excluding in each case any non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period) in each case, to the extent that such non-cash charges are deducted in computing such Consolidated Net Income shall be excluded;

(6)    any goodwill impairment charges shall be excluded;

(7)    the amortization of the consideration for any non-competition agreements entered into in connection with the Transactions shall be excluded;

(8)    any non-cash charges from the application of the purchase method of accounting in connection with the Transactions or any future acquisition, to the extent that any such charges are deducted in computing such Consolidated Net Income, shall be excluded; and

(9)    any unrealized non-cash gains or losses in respect of Hedging Obligations (including those resulting from the application of FAS 133), to the extent that such non-cash gains or losses are deducted in computing such Consolidated Net Income, shall be excluded.

"Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the issuer or any Parent, as the case may be, who:

(1)    was a member of such Board of Directors on the date of the Indenture; or

(2)    was nominated for election or elected to such Board of Directors by one or more of the Principals or with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

"Credit Agreement" means the Credit Agreement, dated as of June 28, 2004, by and among the issuer, Bank of America, N.A., as Administrative Agent, and the other agents and lenders named therein, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced, restated, substituted or refinanced in whole or in part from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings or letters of credit thereunder or adding Subsidiaries of the issuer as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

"Credit Facilities" means one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or indentures, in each case with banks or other lenders or a trustee providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or issuances of notes, in each case as amended, modified, renewed, refunded, replaced, restated, substituted or refinanced in whole or in part from time to time.

"Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

"Designated Noncash Consideration" means the fair market value of noncash consideration received by the issuer or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

"Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the issuer or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the issuer or such Subsidiary in order to satisfy applicable statutory or regulatory obligations; and provided further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments." The term "Disqualified Stock" shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the date on which the Notes mature.

"Domestic Borrowing Base" means, as of any date, an amount equal to the sum of (i) 80% of the book value of all accounts receivable owned by the issuer or any Domestic Subsidiaries of the issuer (excluding any accounts receivable that are more than 90 days past due) as of the most recent fiscal quarter for which internal financial statements are available and (ii) 50% of the net book value of all inventory owned by the issuer or any Domestic Subsidiaries of the issuer as of the most recent fiscal quarter for which internal financial statements are available, all calculated on a consolidated basis and in accordance with GAAP.

"Domestic Subsidiary" means any Restricted Subsidiary that was formed under the laws of the United States or any state thereof or the District of Columbia.

"Earn-out Obligation" means any purchase price adjustment or contingent consideration based on future operating performance of the acquired entity or assets, payable following the consummation of an acquisition based on criteria set forth in the documentation governing or relating to such acquisition.

"Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

"Equity Offering" means an offering (including in a private placement) of the Equity Interests (other than Disqualified Stock) of the issuer or any Parent, other than public offerings with respect to the Equity Interests registered on Form S-8.

"Equity Sponsor" means (i) Castle Harlan Partners IV, L.P., a Delaware limited partnership or any Affiliate thereof or any fund or account controlled or managed by or under common control with Castle Harlan Partners IV, L.P. or any Affiliate thereof, and (ii) Castle Harlan, Inc. and its employees and directors.

"Existing Indebtedness" means Indebtedness outstanding on the date of the Indenture, other than under the Credit Agreement and the Indenture.

"Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)    the Transactions, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the issuer or any Restricted Subsidiary of the issuer during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis including Pro Forma Cost Savings assuming that the Transactions and all such acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in Consolidated Cash Flow resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary of the issuer or was merged with or into the issuer or any Restricted Subsidiary of the issuer since the beginning of such period) shall have made any acquisition, disposition, merger, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period; and

(2)    in calculating Fixed Charges attributable to interest on any Indebtedness computed on a pro forma basis, (a) interest on outstanding Indebtedness determined on a fluctuating basis as of the Calculation Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Calculation Date; (b) if interest on any Indebtedness actually incurred on the Calculation Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Calculation Date will be deemed to have been in effect during the four-quarter period; and (c) notwithstanding clause (a) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to interest rate swaps, caps or collars, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreement.

"Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)    the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations, but excluding any one-time non-cash charges or expenses associated with the write off of deferred debt issuance costs relating to Indebtedness that is retired with the proceeds of the Notes issued on the date of the Indenture; plus

(2)    the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)    any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)    the product of (a) all dividends and distributions, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of such Person or any Disqualified Stock or preferred stock of any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the issuer (other than Disqualified Stock) or to the issuer or a Restricted Subsidiary of the issuer, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

"Foreign Borrowing Base" means, as of any date, an amount equal to the sum of (i) 80% of the book value of all accounts receivable owned by Foreign Restricted Subsidiaries of the issuer (excluding any accounts receivable that are more than 90 days past due), as of the most recent fiscal quarter for which internal financial statements are available, and (ii) 50% of the net book value of all inventory owned by Foreign Restricted Subsidiaries of the issuer as of the most recent fiscal quarter for which internal financial statements are available, all calculated on a combined and consolidated basis and in accordance with GAAP.

"Foreign Restricted Subsidiary" means any Restricted Subsidiary of the issuer incorporated in any jurisdiction outside the United States.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

"Government Securities" means securities that are direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged.

"guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

"Guarantors" means:

(1)    the Parent Guarantor; and

(2)    the Subsidiary Guarantors.

"Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

(1)    interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping interest rate risk;

(2)    commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements designed for the purpose of fixing, hedging or swapping commodity price risk; and

(3)    foreign exchange contracts, currency swap agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping foreign currency exchange rate risk.

"Holder" means a Person in whose name a Note is registered.

"Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent (without duplication):

(1)    in respect of borrowed money;

(2)    evidenced by bonds, notes, debentures or similar instruments;

(3)    evidenced by letters of credit (or reimbursement agreements in respect thereof), but excluding obligations with respect to letters of credit (including trade letters of credit) and reimbursement agreements in respect thereof to the extent that any such letter of credit secures obligations (other than obligations described in clause (1) or (2) above or clause (5), (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement;

(4)    in respect of banker's acceptances;

(5)    in respect of Capital Lease Obligations;

(6)    in respect of the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(7)    representing Hedging Obligations.

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person to the extent of such guarantee of such Indebtedness provided by such Person. Notwithstanding the foregoing, Indebtedness shall at any time include all Earn-out Obligations for which the conditions for payment have been met pursuant to the terms governing such Earn-out Obligations, to the extent that all such Earn-out Obligations then outstanding, in the aggregate, exceed $15.0 million.

The amount of any Indebtedness outstanding as of any date shall be:

(1)    the accreted value thereof, in the case of any Indebtedness issued with original issue discount;

(2)    the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness;

(3)    with respect to Indebtedness of another Person secured by a Lien on the assets of the issuer or any of its Restricted Subsidiaries, the lesser of the fair market value of the property secured or the amount of the secured Indebtedness;

(4)    with respect to Indebtedness of others supported by a guarantee of the issuer or a Restricted Subsidiary, the lesser of the amount of the primary indebtedness and any stated limit on recourse under the guarantee; and

(5)    the amount of the Indebtedness in respect of any Hedging Obligations at any time shall be equal to the amount payable as a result of the termination of such Hedging Obligations at such time.

"Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans or other extensions of credit (including guarantees but excluding extensions of credit to customers or advances, deposits and payment to or with suppliers, lessors or utilities or for workers' compensation, in each case, in the ordinary course of business that are recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of such Person prepared in accordance with GAAP), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made consistent with past practices), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the issuer or any Restricted Subsidiary of the issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the issuer, the issuer shall be deemed to have made a Restricted Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments." The acquisition by the issuer or any Restricted Subsidiary of the issuer of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the issuer or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments."

"Legal Holiday" means a Saturday, Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, and any unconditional agreement to grant a security interest in such asset.

"Management Agreement" means the Management Agreement, dated as of June 28, 2004, by and among Castle Harlan, Inc., the Parent Guarantor, the issuer and CHATT Holdings LLC.

"Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)    any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale (without reference to the $2.0 million limitation) or abandonments or reserves relating thereto; or (b) the disposition of any other assets by such Person or any of its Restricted Subsidiaries (other than in the ordinary course of business) or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

(2)    any extraordinary or nonrecurring gain, loss, income or expense (including nonrecurring gains, losses, income or expense of the issuer and its Subsidiaries incurred in connection with the Transactions (including, without limitation, any one-time non-cash charges or expenses associated with the write off of deferred debt issuance costs) and any future acquisitions), together with any related provision for taxes on such extraordinary or nonrecurring gain, loss, income or expense; and

(3)    any gain (or loss) due solely to fluctuations in currency values and the related tax effects in accordance with GAAP.

"Net Proceeds" means the aggregate cash proceeds received by the issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale or disposition of non-cash consideration, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness (other than revolving credit Indebtedness, unless there is a required reduction in commitments) secured by a Lien on the asset or assets that were the subject of such Asset Sale, or required to be paid as a result of such sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP and any reserve or payment with respect to any liabilities associated with such asset or assets and retained by the issuer after such sale or other disposition thereof, including, without limitation, severance costs, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

"Non-Recourse Debt" means Indebtedness:

(1)    as to which neither the issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

(2)    as to which either (a) the explicit terms provide that there is no recourse against any of the assets of the issuer or any Restricted Subsidiary thereof or (b) the lenders have been notified in writing that they will not have any recourse to the stock or assets of the issuer or any of its Restricted Subsidiaries.

"Note Guarantee" means a Guarantee of the Notes pursuant to the Indenture.

"Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages, costs, expenses and other liabilities payable under the documentation governing any Indebtedness.

"Parent" means any direct or indirect parent company of the issuer.

"Parent Guarantor" means ATT Holding Co., a Delaware corporation.

"Permitted Business" means any business conducted or proposed to be conducted (as described in this prospectus) by the issuer and its Restricted Subsidiaries on the date of the Indenture and other businesses reasonably related or ancillary thereto.

"Permitted Investments" means:

(1)    any Investment in the issuer or in a Restricted Subsidiary of the issuer;

(2)    any Investment in Cash Equivalents;

(3)    any Investment by the issuer or any Restricted Subsidiary of the issuer in a Person, if as a result of such Investment:

(a)    such Person becomes a Restricted Subsidiary of the issuer; or

(b)    such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the issuer or a Restricted Subsidiary of the issuer;

(4)    any Investment made as a result of the receipt of non-cash consideration from an Asset Sale or other sale of assets that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales";

(5)    any Investment the payment for which consists of Equity interests (other than Disqualified Stock) of the issuer or any Parent (which Investment, in the case of any Parent, is contributed to the common equity capital of the issuer; provided that any such contribution shall be excluded from clause 3(b) of the first paragraph of the covenant described under the caption "—Certain Covenants—Restricted Payments");

(6)    Hedging Obligations;

(7)    other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (7) since the date of the Indenture, not to exceed $5.0 million;

(8)    any Investment of the issuer or any of its Restricted Subsidiaries existing on the date of the Indenture;

(9)    loans to officers and employees that are, or are extended pursuant to a plan, approved in good faith by a majority of the Board of Directors of the issuer in an amount not to exceed $1.0 million outstanding at any time;

(10)    any Investment acquired by the issuer or any of its Restricted Subsidiaries:

(a)    in exchange for any other Investment or accounts receivable held by the issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of a Person or the good faith settlement of delinquent obligations of a Person, or

(b)    as a result of a foreclosure by the issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(11)    Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(12)    Investments in Chengde Greenlife Houseware Co., Ltd, Dalian Greenlife Tools Co., Ltd. and Fujian Greenlife Tools of Garden Co., Ltd. having an aggregate value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) since the date of the Indenture, not to exceed $15.0 million;

(13)    Investments in joint ventures engaged in a Permitted Business having an aggregate value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) since the date of the Indenture, not to exceed $10.0 million; and

(14)    Investments in the Notes.

"Permitted Liens" means:

(1)    Liens securing Indebtedness in an amount when incurred, together with the aggregate amount of all other Indebtedness at that time outstanding secured by a Lien pursuant to this clause (1), not to exceed the greater of (A) the sum of (i) the amount of Indebtedness incurred and outstanding at such time under clauses (1), (4) and (19) of the second paragraph of the covenant described under the caption "Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock" plus (ii) the amount of Indebtedness available for incurrence at such time under clauses (1), (4) and (19) of the second paragraph of the covenant described under the caption "Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock" and (B) the product of (x) 2.5 and (y) the issuer's Consolidated Cash Flow for the most recent four fiscal quarters for which internal financial statements are available at such time (provided that, for purposes of this clause (1), Consolidated Cash Flow shall be calculated on a pro forma basis in the manner set forth in the definition of "Fixed Charge Coverage Ratio");

(2)    Liens in favor of the issuer or any Restricted Subsidiary of the issuer;

(3)    Liens on assets and property of a Person existing at the time such Person is merged with or into or consolidated or amalgamated with the issuer or any Restricted Subsidiary of the issuer; provided that such Liens were in existence prior to, and were not incurred in connection with or in contemplation of, such merger, consolidation or amalgamation and do not extend to any assets other than those of the Person merged into or consolidated with the issuer or the Restricted Subsidiary;

(4)    Liens on assets and property existing at the time of acquisition thereof by the issuer or any Restricted Subsidiary of the issuer; provided that such Liens were in existence prior to, and not incurred in connection with or in contemplation of, such acquisition and do not extend to any property other than the property so acquired by the issuer or the Restricted Subsidiary;

(5)    Liens of the issuer and its Restricted Subsidiaries existing on the date of the Indenture;

(6)    Liens incurred in the ordinary course of business of the issuer or any Restricted Subsidiary of the issuer with respect to Indebtedness and other obligations that do not exceed $10.0 million at any one time outstanding;

(7)    Liens to secure the performance of statutory obligations, surety or appeal bonds, completion guarantees, performance or bid bonds, warranty requirements or other similar obligations (exclusive of obligations for the payment of borrowed money) incurred in the ordinary course of business, including rights of offset and set-off and including letters of credit issued pursuant to the request of and for the account of the issuer or any Restricted Subsidiary of the issuer in respect of the foregoing in the ordinary course of business;

(8)    Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9)    Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith;

(10)    Liens securing Hedging Obligations permitted by clause (7) of the second paragraph of the covenant entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;"

(11)    Liens on Equity Interests in Unrestricted Subsidiaries that secure Non-Recourse Debt;

(12)    survey exceptions, encumbrances, easements or reservations of, or rights of other for, rights of way, zoning or other restrictions as to the use of properties, and defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of Indebtedness, and which in the aggregate do no materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by the issuer or any of its Restricted Subsidiaries;

(13)    judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(14)    any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense;

(15)    statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(16)    Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP;

(17)    Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the issuer or any Restricted Subsidiary thereof on deposit with or in possession of such bank;

(18)    Liens arising from precautionary UCC financing statements regarding operating leases or consignments;

(19)    Liens of franchisors in the ordinary course of business not securing Indebtedness; and

(20)    Liens in favor of customs or revenue authorities or freight forwarders or handlers to secure payment of customs duties in connection with the importation of goods.

"Permitted Refinancing Indebtedness" means:

(A)    any Indebtedness of the issuer or any of its Restricted Subsidiaries (other than Disqualified Stock) issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the issuer or any of its Restricted Subsidiaries (other than Disqualified Stock and intercompany Indebtedness); provided that:

(1)    the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium and other amounts necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith);

(2)    such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)    if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4)    if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment with the Notes or any Note Guarantees, such Permitted Refinancing Indebtedness is pari passu in right of payment with, or subordinated in right of payment to, the Notes or such Note Guarantees; and

(5)    such Indebtedness is incurred either by the issuer or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(B)    any Disqualified Stock of the issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace or refund other Indebtedness or Disqualified Stock of the issuer or any of its Restricted Subsidiaries (other than Indebtedness or Disqualified Stock held by the issuer or any of its Restricted Subsidiaries); provided that:

(1)    the liquidation or face value of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness, or the liquidation or face value of the Disqualified Stock, as applicable, so extended, refinanced, renewed, replaced or refunded (plus all accrued interest or dividends thereon and the amount of any reasonably determined premium and other amounts necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith);

(2)    such Permitted Refinancing Indebtedness has a final redemption date equal to or later than the final maturity or redemption date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness or Disqualified Stock being extended, refinanced, renewed, replaced or refunded;

(3)    such Permitted Refinancing Indebtedness has a final redemption date equal to or later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness or Disqualified Stock being extended, refinanced, renewed, replaced or refunded;

(4)    such Permitted Refinancing Indebtedness is not redeemable at the option of the holder thereof or mandatorily redeemable prior to the final maturity or redemption date of the Indebtedness or Disqualified Stock being extended, refinanced, renewed, replaced or refunded; and

(5)    such Disqualified Stock is issued either by the issuer or by the Restricted Subsidiary who is the issuer of the Indebtedness or Disqualified Stock being extended, refinanced, renewed, replaced or refunded.

"Person" means any individual, corporation, partnership, joint venture, association, joint-stock issuer, trust, unincorporated organization, limited liability issuer or government or other entity.

"Principals" means (1) the Equity Sponsor, (2) Richard Dell, (3) Duane Greenly and (4) Judy Schuchart.

"Pro Forma Cost Savings" means, with respect to any period, the reduction in net costs and related adjustments that (i) were directly attributable to an Asset Acquisition that occurred during the four-quarter period or after the end of the four-quarter period and on or prior to the Calculation Date and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of the date of the Indenture, (ii) were actually implemented by the business that was the subject of any such Asset Acquisition within six months after the date of the Asset Acquisition and prior to the Calculation Date that are supportable and quantifiable by the underlying accounting records of such business or (iii) relate to the business that is the subject of any such Asset Acquisition and that the issuer reasonably determines are probable based upon specifically identifiable actions to be taken within six months of the date of the Asset Acquisition and, in the case of each of (i), (ii) and (iii), are described, as provided below, in an Officers' Certificate, as if all such reductions in costs had been effected as of the beginning of such period. Pro Forma Cost Savings described above shall be accompanied by a certificate delivered to the Trustee from the issuer's Chief Financial Officer that outlines the specific actions taken or to be taken, the net cost savings achieved or to be achieved from each such action and that, in the case of clause (iii) above, such savings have been determined to be probable.

"Related Party" means:

(1)    any controlling stockholder, partner, member, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2)    any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause.

"Replacement Assets" means (1) assets that will be used or useful in a Permitted Business, (2) all or substantially all of the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary or (3) a Permitted Investment under clauses (12) or (13) of the definition of Permitted Investment that is otherwise permitted under the Indenture.

"Restricted Investment" means an Investment other than a Permitted Investment.

"Restricted Subsidiary" of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

"Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article I, Rule 1-02(w) of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

"Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

"Subsidiary" means, with respect to any specified Person:

(1)    any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)    any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

"Subsidiary Guarantors" means any Restricted Subsidiary of the issuer that executes a Guarantee in accordance with the provisions of the Indenture and its respective successors and assigns.

"Total Tangible Assets" means the total consolidated assets, less applicable depreciation, amortization and other valuation reserves and less all goodwill and intangibles, of the issuer and its Restricted Subsidiaries, as shown on the most recent balance sheet of the issuer prepared in conformity with GAAP.

"Transactions" means the transactions described in this prospectus under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations—Acquisition by Castle Harlan."

"Unrestricted Subsidiary" means any Subsidiary of the issuer that is designated by the Board of Directors of the issuer as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1)    has no Indebtedness other than Non-Recourse Debt;

(2)    is not party to any agreement, contract, arrangement or understanding with the issuer or any Restricted Subsidiary of the issuer unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the issuer;

(3)    is a Person with respect to which neither the issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)    is not a guarantor or otherwise directly or indirectly provides credit support for any Indebtedness of the issuer or any of its Restricted Subsidiaries at the time of such designation unless such guarantee or credit support is released upon such designation.

Any designation of a Restricted Subsidiary of the issuer as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments." The amount of the Investment deemed made in such Subsidiary at the time it is designated as an Unrestricted Subsidiary shall be the fair market value of the net assets of such Subsidiary at the time of such designation or, if less, the amount of the issuer's Investment in such Subsidiary when made. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the issuer as of such date and, if such

Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," the issuer shall be in default of such covenant.

"Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

"Weighted Average Life to Maturity" means, when applied to any Indebtedness or Disqualified Stock at any date, the number of years obtained by dividing:

(1)    the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal or liquidation or face value, including payment at final maturity or redemption, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)    the then outstanding principal or liquidation or face value amount of such Indebtedness or Disqualified Stock.

MATERIAL U.S. FEDERAL
INCOME AND ESTATE TAX CONSIDERATIONS

General

The following is a general discussion of certain material United States federal income and estate tax considerations relating to the exchange of the Original Notes for the New Notes and the ownership and disposition of the New Notes by an initial beneficial owner of the Original Notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax considerations described below. We have not obtained and do not intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the United States federal tax considerations resulting from the exchange of the Original Notes for the New Notes or from holding or disposing of the New Notes. References to "Notes" in this section refer to both the Original Notes and the New Notes.

In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder's circumstances, or to certain categories of investors that may be subject to special rules (such as financial institutions, insurance companies, tax-exempt organizations, dealers in securities, persons who hold Notes through partnerships or other pass-through entities, U.S. expatriates, or persons who hold the Notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction). This discussion is limited to initial holders who purchased the Original Notes for cash at the initial offering at the original offering price and who hold the Original Notes, and will hold the New Notes as capital assets (generally, property held for investment). This discussion also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction.

Because the Notes provide for the payment of liquidated damages on the Notes to you under certain circumstances described under "Description of Notes—Registration Rights; Liquidated Damages", they could be subject to certain rules relating to debt instruments that provide for one or more contingent payments, referred to as the "Contingent Payment Regulations." Under the Contingent Payment Regulations, however, a payment is not a contingent payment merely because of a contingency that, as of the issue date, is "remote." We intend to take the position that, for purposes of the Contingent Payment Regulations, the payment of liquidated damages is a "remote" contingency as of the issue date. Accordingly, the Contingent Payment Regulations should not apply to the Notes. Our position for purposes of the Contingent Payment Regulations that the payment of such liquidated damages is a remote contingency as of the issue date is binding on you for United States federal income tax purposes unless you disclose in the proper manner to the IRS that you are taking a different position.

YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS TO YOU OF THE EXCHANGE OF ORIGINAL NOTES FOR THE NEW NOTES AND THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL OR FOREIGN TAX LAWS OR ANY TAX TREATY.

U.S. Holders

As used herein, the term "U.S. holder" means a beneficial owner of a Note that is for United States federal income tax purposes:

(1) an individual who is a citizen or resident of the United States;

(2) a corporation or an entity, treated as a corporation for federal income tax purposes, created or organized in or under the laws of the United States or of any state therein or the District of Columbia;

(3) an estate, the income of which is subject to United States federal income taxation regardless of its source; or

(4) a trust that either (i) is subject to the primary supervision of a court within the United States and which has one or more United States persons with authority to control all substantial decisions, or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

If a partnership (or other entity treated as a partnership) holds our Notes, the United States federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Notes, you should consult your tax advisor.

As used herein, the term "non-U.S. holder" means a beneficial owner of a Note that is not a U.S. holder or a partnership or other pass-through entity for United States federal income tax purposes.

Payments of Interest

Stated interest on a note will generally be includible in your gross income as ordinary interest income in accordance with your usual method of accounting for tax purposes.

Exchange Pursuant to Exercise of Registration Rights

Neither an exchange of Original Notes for New Notes nor the filing of a registration statement with respect to the resale of the New Notes should be a taxable event to you, and you should not recognize any taxable gain or loss or any interest income as a result of such exchange or such filing. Moreover, the U.S. holder's holding period for the New Note received in the exchange will include the holding period for the New Note so exchanged, and such U.S. holder's adjusted tax basis in the exchange note will be the same as such U.S. holder's adjusted tax basis in the Original Notes so exchanged determined immediately before the exchange.

Although the matter is not free from doubt, if payments of liquidated damages are actually made, such payments may be considered as a reduction in principal. However, we intend to take the position that they likely would be includible in your gross income as ordinary income. If such payments were actually made, the Notes would probably be treated as reissued for purposes of applying the original issue discount rules under the Code and Treasury Regulations.

Optional Redemption

The Notes may be redeemed prior to their stated maturity at our option or at the option of the holders under certain circumstances. We intend to take the position that neither our nor the holders' ability to redeem or cause the redemption of the Notes prior to the stated maturity thereof will affect the yield of the Notes for original issue discount purposes.

Sale, Exchange or Redemption of the Notes

Upon the disposition of a Note by sale, exchange or redemption (other than an exchange made pursuant to this Exchange Offer), you will generally recognize gain or loss equal to the difference, if any, between (i) the amount realized on the disposition (other than amounts attributable to accrued but unpaid interest which amounts will be treated as ordinary income to the extent not previously included in gross income) and (ii) your adjusted federal income tax basis in the Note. Your adjusted federal income tax basis in a Note generally will equal the cost of the Note.

Any gain or loss you recognize on a disposition of a Note will generally constitute capital gain or loss and will be long-term capital gain or loss if you have held the Note for longer than one year. Certain non-corporate U.S. holders may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting

Under the Code, you may be subject, under certain circumstances, to information reporting and/or backup withholding (currently at a rate of 28%) with respect to cash payments in respect of the

Notes. This withholding applies only if you (i) fail to furnish your social security number or other taxpayer identification number ("TIN") within a reasonable time after a request therefor, (ii) furnish an incorrect TIN, (iii) are notified by the IRS that you failed to report interest or dividends properly, or (iv) fail, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is your correct number and that you are not subject to backup withholding. Backup witholding is not an additional tax. Any amount withheld from a payment under the backup withholding rules is allowable as credit against your United States federal income tax liability (and may entitle you to a refund), provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and certain financial institutions. You should consult your tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Non-U.S. Holders

U.S. Federal Withholding Tax

The 30% U.S. federal withholding tax will not apply to any payment of principal or interest on the Notes provided that:

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury Regulations;

•	you are not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership;

•	you are not a bank whose receipt of interest on the Notes is pursuant to a loan agreement entered into in the ordinary course of business; and

•	you have fulfilled the statement requirements set forth in section 871(h) or section 881(c) of the Code and the Treasury Regulations, as discussed below.

The statement requirements referred to above will be fulfilled if you certify on IRS Form W-8BEN or other successor form, under penalties of perjury, that you are not a United States person and provide your name and address, and (i) you file IRS Form W-8BEN or other successor form with the withholding agent or (ii) in the case of a note held on your behalf by a securities clearing organization, bank or other financial institution holding customers' securities in the ordinary course of its trade or business, the financial institution files with the withholding agent a statement that it has received the IRS Form W-8BEN or other successor form from the holder and furnishes the withholding agent with a copy thereof; provided that a foreign financial institution will fulfill the certification requirement by filing IRS Form W-8IMY with the withholding agent if it has entered into an agreement with the IRS to be treated as a qualified intermediary. You should consult your tax advisor regarding possible additional reporting requirements.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of a tax treaty or (2) IRS Form W-8ECI (or successor form) stating that payments on the note are not subject to withholding tax because such payments are effectively connected with your conduct of a trade or business in the United States (and if a tax treaty applies, that interest is attributable to a permanent establishment or fixed base maintained in the United States), as discussed below.

The 30% U.S. federal withholding tax will generally not apply to any gain that you realize on the sale, exchange, or other disposition of the Notes.

U.S. Federal Estate Tax

Your estate will not be subject to U.S. federal estate tax on Notes beneficially owned by you at the time of your death, provided that (1) you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and the Treasury Regulations) and (2) interest on those Notes would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

U.S. Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the Notes is effectively connected with the conduct of that trade or business and, if a tax treaty applies, is attributable to a permanent establishment or a fixed base in the United States, you will be subject to U.S. federal income tax on the interest on a net income basis in the same manner as if you were a U.S. person as defined under the Code. In that case, you would not be subject to the 30% U.S. federal withholding tax. See "U.S. Holders" above. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest on Notes will be included in earnings and profits if so effectively connected.

Any gain realized on the sale, exchange, or redemption of Notes generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with the conduct of a trade or business in the United States by you or, if a tax treaty applies, is attributable to a permanent establishment in the United States; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met. If you are subject to the 183-day rule described herein, you generally will be subject to United States federal income tax at a rate of 30% (or a reduced rate under an applicable treaty) on the amount by which capital gains allocable to United States sources (including gains from the sale, exchange, retirement or other disposition of the note) exceed capital losses allocable to United States sources.

Information Reporting and Backup Withholding

In general, you will not be subject to information reporting and backup withholding with respect to payments that we make to you provided that we do not have actual knowledge that you are a U.S. person and we have received from you the statement described above under "U.S. Federal Withholding Tax."

Under current Treasury Regulations, payments on the sale, exchange or other disposition of a note made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is (i) a United States person, (ii) a controlled foreign corporation for United States federal income tax purposes, (iii) a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or (iv) a foreign partnership with certain connections to the United States, then information reporting (but generally not backup withholding) will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the beneficial owner certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

A broker-dealer that is the holder of Original Notes that were acquired for the account of that broker-dealer as a result of market-making or other trading activities, other than Original Notes acquired directly from us or any of our affiliates, may exchange those Original Notes for New Notes pursuant to the exchange offer. This is true so long as each broker-dealer that receives New Notes for its own account in exchange for Original Notes, where the Original Notes were acquired by the broker-dealer as a result of market-making or other trading activities, acknowledges that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Original Notes where the Original Notes were acquired as a result of market-making activities for other trading activities. We have agreed that we will make this prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any resale, except that use of the prospectus maybe suspended for a specified period if our parent's board of directors determine, upon the advice of counsel, that a prospectus would require disclosure of confidential information that would interfere with a material business transaction of ours or otherwise have a material adverse effect on us. All broker-dealers effecting transactions in the New Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of New Notes by broker-dealers or any other holder of New Notes. New Notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of the resale, at prices related to such prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of New Notes and any commissions or concessions received by those persons maybe deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer and to our performance of, or compliance with, the registration rights agreement (other than the commissions or concessions of any brokers or dealers) and will indemnify the holders of the New Notes (including any broker-dealers) against some liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Whether the New Notes offered hereby will be our binding obligations will be passed upon for us by Schulte Roth & Zabel LLP, New York, New York.

EXPERTS

The consolidated financial statements and schedule of ATT Holding Co. and subsidiaries at September 25, 2004 and for the period ended September 25, 2004; the period ended June 27, 2004 and at September 27, 2003 and for the fiscal year ended September 27, 2003, and for the period ended September 28, 2002 (Predecessor Company I); and the combined financial statements and schedule of Ames True Temper Group for the period ended January 13, 2002 (Predecessor Company II); included in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to our offering of the New Notes. This prospectus does not contain all of the information included in the registration statement and the exhibits and schedules thereto. You will find additional information about us and the New Notes in the registration statement. You may read and copy the registration statement and the exhibits and schedules thereto, as well as other information that we file with the SEC, at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at l-800-SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains information that registrants, including us, file electronically with the SEC. Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents, which are filed as exhibits to the registration statement or otherwise filed with the SEC.

INDEX TO FINANCIAL STATEMENTS

ATT Holding Co.
Consolidated Financial Statements

Contents

Audited Consolidated Financial Statements:

Report of Independent Registered Public Accounting Firm

Board of Directors
ATT Holding Co.

We have audited the accompanying consolidated balance sheets of ATT Holding Co. and subsidiaries (the "Company") as of September 25, 2004 and September 27, 2003 (Predecessor Company I), and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the period June 28, 2004 to September 25, 2004, the period September 28, 2003 to June 27, 2004 (Predecessor Company I), the fiscal year ended September 27, 2003 (Predecessor Company I), and the period January 14, 2002 to September 28, 2002 (Predecessor Company I), and the combined statements of operations, changes in invested capital and cash flows of Ames True Temper Group for the period October 1, 2001 to January 13, 2002 (Predecessor Company II). Our audits also included the financial statement schedule listed in the index at Item 21(b). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ATT Holding Co. and subsidiaries at September 25, 2004 and September 27, 2003 (Predecessor Company I), and the consolidated results of their operations and their cash flows for the period ended September 25, 2004, the period ended June 27, 2004 (Predecessor Company I), the fiscal year ended September 27, 2003 (Predecessor Company I), and the period ended September 28, 2002 (Predecessor Company I), in conformity with U.S. generally accepted accounting principles. Further, in our opinion, the aforementioned combined financial statements present fairly, in all material respects, the combined results of operations and cash flows of Ames True Temper Group for the period from October 1, 2001 to January 13, 2002 (Predecessor Company II), in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP

November 11, 2004
Philadelphia, Pennsylvania

ATT Holding Co.
Consolidated Balance Sheets
(In Thousands, Except Number of Shares)

	September 25, 2004	Predecessor Company I September 27, 2003
Assets
Current assets:
Cash and cash equivalents	$1,250	$1,688
Trade receivables, net	57,904	51,023
Inventories	98,217	77,051
Deferred income taxes	4,387	10,199
Prepaid expenses and other current assets	6,289	4,639
Total current assets	168,047	144,600

Property, plant and equipment, net	63,677	31,228
Pension asset	247	22,761
Intangibles, net	82,291	16,407
Goodwill	156,563	9,810
Other noncurrent assets	12,412	3,275
Total assets	$483,237	$228,081
Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$28,926	$24,555
Accrued payroll and related taxes	3,593	3,425
Accrued interest payable	4,804	1,501
Accrued expenses and other current liabilities	21,881	21,339
Revolving loan	6,300	1,941
Current portion of long-term debt	1,400	13,794
Total current liabilities	66,904	66,555

Deferred income taxes	26,010	10,451
Long-term debt	288,600	62,753
Other liabilities	10,334	4,149
Total liabilities	391,848	143,908

Stockholders' equity:
Preferred stock-Series A, $.0001 per share par value; 100,000 shares authorized; 62,495 shares issued and outstanding as of September 25, 2004 and September 27, 2003	—	—
Common stock-Class A, $.0001 per share par value; 1,600,000 shares authorized; 726,556 and 726,706 shares issued and outstanding as of September 25, 2004 and September 27, 2003, respectively	—	—
Common stock-Class B, $.0001 per share par value; 300,000 shares authorized; 267,448 shares issued and outstanding as of September 25, 2004 and September 27, 2003	—	—
Additional paid-in capital	110,500	63,543
Predecessor basis adjustment	(13,539)	–
Retained (deficit) earnings	(7,820)	18,120
Accumulated other comprehensive income	2,248	2,510
Total stockholders' equity	91,389	84,173
Total liabilities and stockholders' equity	$483,237	$228,081

See accompanying notes.

ATT Holding Co.
Consolidated Statements of Operations
(In thousands)

		Predecessor Company I			Predecessor Company II
	Period ended September 25, 2004	Period ended June 27, 2004	Fiscal year ended September 27, 2003	Period ended September 28, 2002	Period ended January 13, 2002
Net sales	$83,044	$355,443	$407,426	$279,354	$75,600
Cost of goods sold	73,009	256,248	294,487	223,414	58,200
Gross profit	10,035	99,195	112,939	55,940	17,400
Selling, general, and administrative expenses	16,560	58,808	73,142	46,547	19,100
Gain on disposal of fixed assets	(7)	(4,786)	(880)	(85)	–
Amortization of intangible assets	477	3,303	3,508	–	–
Special charges	–	799	797	–	–
Operating (loss) income	(6,995)	41,071	36,372	9,478	(1,700)
Interest expense to Affiliates	–	–	–	–	2,300
Interest expense	5,899	7,563	10,377	7,000	–
Other (income) expense	(36)	199	(1,065)	(131)	(2,400)
(Loss) income before taxes	(12,858)	33,309	27,060	2,609	(1,600)
Income tax (benefit) expense	(5,038)	13,928	10,495	1,050	1,200
Net (loss) income	$(7,820)	$19,381	$16,565	$1,559	$(2,800)

See accompanying notes.

ATT Holding Co.

Consolidated Statements of Changes in Stockholders' Equity

(In Thousands, Except Number of Shares)

	Series A Preferred Stock		Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Predecessor Basis Adjustment	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income	Treasury Stock	Total Stockholders' Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at June 27, 2004	62,495	$—	726,556	$—	267,448	$—	$63,544	$—	$37,501	$2,674	$(1)	$103,718
Acquisition by CHATT Holdings, Inc.	—	—	—	—	—	—	46,956	(13,539)	(37,501)	(2,674)	1	(6,757)
Net loss	—	—	—	—	—	—	—	—	(7,820)	—	—	(7,820)
Other comprehensive income:
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	2,248	—	2,248
Comprehensive income												(5,572)
Balance at September 25, 2004	62,495	$—	726,556	$—	267,448	$—	$110,500	$(13,539)	$(7,820)	$2,248	$—	$91,389

See accompanying notes.

ATT Holding Co.

Consolidated Statements of Changes in Stockholders' Equity (Predecessor Company I)

(In Thousands, Except Number of Shares)

	Series A Preferred Stock		Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Total Stockholders' Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 13, 2002	—	$—	—	$—	—	$—	$—	$—	$—	$—	$—
Issuance of common stock	—	—	723,406	—	267,448	—	991	—	—	—	991
Issuance of preferred stock	59,495	—	—	—	—	—	59,425	—	—	—	59,425
Issuance of warrants to purchase Class A common stock	—	—	—	—	—	—	124	—	—	—	124
Purchase of treasury stock	(99)	—	(31,354)	—	—	—	—	—	—	(130)	(130)
Payment of preferred stock dividends	—	—	—	—	—	—	—	(4)	—	—	(4)
Net income	—	—	—	—	—	—	—	1,559	—	—	1,559
Other comprehensive income:
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	360	—	360
Minimum pension liability	—	—	—	—	—	—	—	—	(123)	—	(123)
Comprehensive income	—	—	—	—	—	—	—	—	—	—	1,796
Balance at September 28, 2002	59,396	—	692,052	—	267,448	—	60,540	1,555	237	(130)	62,202
Issuance of common stock	—	—	3,300	—	—	—	3	—	—	—	3
Issuance of preferred stock	3,000	—	—	—	—	—	3,000	—	—	—	3,000
Issuance of treasury stock	99	—	31,354	—	—	—	—	—	—	130	130
Net income	—	—	—	—	—	—	—	16,565	—	—	16,565
Other comprehensive income:
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	2,176	—	2,176
Minimum pension liability	—	—	—	—	—	—	—	—	97	—	97
Comprehensive income	—	—	—	—	—	—	—	—	—	—	18,838
Balance at September 27, 2003	62,495	—	726,706	—	267,448	—	63,543	18,120	2,510	—	84,173

ATT Holding Co.

Consolidated Statements of Changes in Stockholders' Equity (Predecessor Company I) (continued)

(In Thousands, Except Number of Shares)

	Series A Preferred Stock		Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Total Stockholders' Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at September 27, 2003 (from previous page)	62,495	$—	726,706	$—	267,448	$—	$63,543	$18,120	$2,510	$—	$84,173
Issuance of common stock	—	—	600	—	—	—	1	—	—	—	1
Purchase of treasury stock	—	—	(750)	—	—	—	—	—	—	(1)	(1)
Net income	—	—	—	—	—	—	—	19,381	—	—	19,381
Other comprehensive income:
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	217	—	217
Minimum pension liability	—	—	—	—	—	—	—	—	(53)	—	(53)
Comprehensive income											19,545
Balance at June 27, 2004	62,495	$—	726,556	$—	267,448	$—	$63,544	$37,501	$2,674	$(1)	$103,718

See accompanying notes.

ATT Holding Co.
Combined Statement of Changes in Invested Capital (Predecessor Company II)
(In Thousands)

Balance at September 29, 2001	$86,400
Comprehensive loss:
Net loss	(2,800)
Foreign currency translation adjustments	(700)
Total comprehensive loss	(3,500)
Net transactions with Affiliates	(2,100)
Balance at January 13, 2002	$80,800

See accompanying notes.

ATT Holding Co.
Consolidated Statements of Cash Flows

		Predecessor Company I			Predecessor Company II
	Period ended September 25, 2004	Period ended June 27, 2004	Fiscal year ended September 27, 2003	Period ended September 28, 2002	Period ended January 13, 2002
	(In Thousands)
Operating activities
Net (loss) income	$(7,820)	$19,381	$16,565	$1,559	$(2,800)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation expense	2,626	5,953	7,485	3,000	900
Amortization of intangible assets	477	3,303	3,508	—	—
Amortization of loan fees	453	661	755	425	—
Provision for bad debts	66	(95)	(3)	182	700
Provision for deferred taxes	(4,080)	5,281	1,356	(1,184)	1,200
Noncash interest expense	—	206	489	193	—
Gain on disposal of fixed assets	(7)	(4,786)	(880)	(85)	—
Changes in assets and liabilities, net of effects of acquisition:
Accounts receivable	35,233	(40,754)	(9,969)	6,179	6,900
Inventories	4,082	(18,737)	(8,653)	57,429	(6,300)
Prepaid expenses and other assets	1,235	(21)	(1,381)	(1,864)	(1,800)
Accounts payable	(11,528)	14,588	2,063	3,092	(700)
Accrued expenses	(173)	219	(3,598)	1,283	4,000
Other liabilities	278	511	(532)	726	—
Net cash provided by (used in) operating activities	20,842	(14,290)	7,205	70,935	2,100
Investing activities
Acquisition of businesses, net of cash acquired	(306,374)	(236)	(38,620)	(165,400)	—
Purchase of fixed assets	(1,624)	(4,219)	(7,053)	(4,647)	(2,000)
Proceeds from sale of fixed assets	7	5,095	1,112	188	—
Net cash (used in) provided by investing activities	(307,991)	640	(44,561)	(169,859)	(2,000)
Financing activities
Increase in notes payable to Affiliates	—	—	—	—	2,600
Repayments of long-term debt	(60,936)	(15,731)	(8,836)	(775)	—
(Repayments) borrowings on revolver, net	(24,021)	28,380	1,941	—	—
Borrowings on long-term debt	290,000	—	10,000	75,600	—
Debt issuance costs	(13,598)	—	(533)	(3,559)	—
Net transfers with Affiliates	—	—	—	—	(2,100)
Proceeds from issuance of capital stock	—	1	3,003	60,416	—
Capital contributions from buyer	96,585	—	—	—	—
(Purchase) issuance of treasury stock	—	(1)	130	(130)	—
Payment of dividends on preferred stock	—	—	—	(4)	—
Net cash provided by financing activities	288,030	12,649	5,705	131,548	500
Effect of exchange rate changes on cash	(534)	216	746	(31)	(600)
Increase (decrease) in cash and cash equivalents	347	(785)	(30,905)	32,593	—
Cash and cash equivalents at beginning of period	903	1,688	32,593	—	3,200
Cash and cash equivalents at end of period	$1,250	$903	$1,688	$32,593	$3,200

See accompanying notes.

ATT Holding Co.

Notes to Consolidated Financial Statements

(Dollars in Thousands, Except Share Data)

1.    Formation and Description of Business

ATT Holding Co. and its subsidiaries (the "Company") manufacture and market non-powered lawn and garden tools and accessories primarily in North America and Europe. The Company refers to operations subsequent to June 27, 2004. Operations from January 14, 2002 to June 27, 2004 are referred to as "Predecessor Company I". Operations of Ames True Temper Group predating January 14, 2002 are referred to as "Predecessor Company II".

The accompanying consolidated financial statements present the financial position of the Company as of September 25, 2004 and of Predecessor Company I as of September 27, 2003, and the results of operations, changes in stockholders' equity, and cash flows of the Company for the period from June 28, 2004 to September 25, 2004 and the results of operations, changes in stockholders' equity, and cash flows of the Predecessor Company I for the period from September 28, 2003 to June 27, 2004, the fiscal year ended September 27, 2003 and the period from January 14, 2002 through September 28, 2002, and the results of operations, changes in invested capital, and cash flows of the Predecessor Company II for the period from October 1, 2001 through January 13, 2002.

ATT Holding Co. (as Predecessor Company I) was incorporated on December 20, 2001. On January 14, 2002, Predecessor Company I acquired, from U.S. Industries, Inc. (USI), certain assets and liabilities of Predecessor Company II, including Ames True Temper, Inc.; True Temper Ltd.; IXL Manufacturing, Inc.; and Garant Division of USI Canada, Inc., a division of U.S. Industries, Inc. The purchase price was approximately $165,400, including transaction costs of approximately $4,712. The transaction was recorded under the purchase method of accounting. The purchase price was allocated to the acquired assets and assumed liabilities based upon the fair values of those assets and liabilities as determined by the Predecessor Company I. The operating results of the acquired company have been included in the accompanying statements of operations from the date of acquisition. In May 2002, IXL Manufacturing was merged into Ames True Temper, Inc.

At January 13, 2002, Predecessor Company II had no separate legal status or existence as a combined group. These financial statements are presented on a going concern basis as if the Predecessor Company II had existed as a corporation separate from USI during the period presented and include the net assets and results of operations directly related to Predecessor Company II's operations.

On June 28, 2004, the Company completed the sale of all outstanding common and preferred stock of Predecessor Company I to affiliates of Castle Harlan, a private equity group. CHATT Holdings, Inc., the "buyer", and CHATT Holdings LLC, the "buyer parent", were created to make the acquisition of the Company. Approximately 87% of the equity interests of the buyer parent are owned by affiliates of Castle Harlan, and the remainder were issued to members of our management who held capital stock in the Predecessor Company I, in lieu of cash consideration that they otherwise would have been entitled to receive in the acquisition. In addition, certain members of management that did not hold equity in Predecessor Company I purchased an equity interest in the buyer parent for cash.

The transaction was valued at approximately $380,000, plus $6,345 in transaction costs and a working capital adjustment of $26,638. In connection with the sale, Ames True Temper, Inc., which is a 100%-owned subsidiary of the Company, entered into a new credit facility, at which time all existing indebtedness was repaid. In connection with the new facility, ATT Holding Co. fully and unconditionally guaranteed the $150,000 10% Senior Subordinated Notes due 2012. ATT Holding Co. has no other subsidiaries other than Ames True Temper, Inc. and has no independent assets or operations separate from the investment in Ames True Temper, Inc. Ames True Temper, Inc. is restricted by the Credit Agreement dated as of June 28, 2004 to provide funds to ATT Holding Co., except for the provisions described therein.

The Company's fiscal year generally ends on the Saturday nearest to September 30.

ATT Holding Co.

Notes to Consolidated Financial Statements (Continued)

2.    Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Principles of Consolidation

The accompanying consolidated financial statements for the period ended September 25, 2004, the period ended June 27, 2004, the fiscal year ended September 27, 2003 and the period ended September 28, 2002 include the accounts of ATT Holding Co. and its subsidiaries. All material intercompany transactions have been eliminated in consolidation.

The combined financial statements for the period ended January 13, 2002 include the accounts of the Predecessor Company II, which is defined in Note 1. All material intercompany transactions have been eliminated in combination.

Cash and Cash Equivalents

Cash equivalents represent short-term, highly liquid investments, which have maturities of 90 days or less when purchased. The carrying amount of cash and cash equivalents approximates fair value.

Accounts Receivable

Accounts receivable are reported net of an allowance for doubtful accounts. The allowance is based on management's estimate of the amount of receivables that will actually be collected. Accounts are considered past due based on how payments are received compared to the customer's credit terms. Accounts are written off when management determines the account is uncollectible. Finance charges are generally not assessed on past due accounts.

Inventories

Inventories are stated at the lower of cost, which is determined by the first-in, first-out method, or market.

Property, Plant and Equipment

Property, plant and equipment are stated on the basis of cost less accumulated depreciation provided under the straight-line method. Buildings and building improvements are depreciated based on lives of 25 and 10 years, respectively. Land improvements and leasehold improvements are depreciated based on lives of 15 and 10 years, respectively. Machinery and equipment is depreciated based on lives ranging from three to seven years, and furniture and fixtures based on a life of five years. Expenditures for major additions and improvements are capitalized, while minor replacements, maintenance, and repairs are charged to expense as incurred. When property is retired or otherwise disposed of, the costs and accumulated depreciation are removed from the accounts. Any resulting gain or loss is recognized currently. Construction in progress is comprised of ongoing development costs associated with upgrades and additions.

The Predecessor Company II depreciated buildings based on lives ranging from 10 to 40 years, machinery and equipment based on lives ranging from 5 to 15 years, and furniture and fixtures based on lives ranging from 3 to 15 years.

ATT Holding Co.

Notes to Consolidated Financial Statements (Continued)

Long-Lived Assets

Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, requires that companies consider whether indicators of impairment of long-lived assets held for use are present. If such indicators are present, companies determine whether the sum of the estimated undiscounted future cash flows attributable to such assets is less than their carrying amount, and if so, companies recognize an impairment loss based on the excess of the carrying amount of the assets over their fair value. Accordingly, management will periodically evaluate the ongoing value of property and equipment.

Goodwill and Other Intangible Assets

Effective January 14, 2002, Predecessor Company I, and the Company adopted SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141, which addresses financial accounting and reporting for business combinations, requires the use of the purchase method of accounting for business combinations initiated after June 30, 2001 and prohibits the use of the pooling-of-interests method. SFAS No. 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets.

SFAS No. 142 prohibits the amortization of goodwill and intangible assets with indefinite useful lives and requires that these assets be tested for impairment. In addition to goodwill, the Company has tradenames that are deemed to have indefinite lives. Intangible assets with finite lives are amortized over their useful lives. Under the provisions of SFAS No. 142, intangible assets, including goodwill, that are not subject to amortization will be tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired, using a two-step impairment assessment. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired, and the second step of the impairment test is not necessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The Company completed the annual impairment tests, which resulted in no impairment charge.

Predecessor Company II Goodwill

The Predecessor Company II's Parent Company reviewed operating results and other relevant facts quarterly for each of its businesses to determine if there were indications that the carrying value of the business may be impaired. When there were indicators of impairment, the Parent Company first assessed the recoverability of goodwill associated with long-lived assets in accordance with the requirements of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets, which required impairment losses to be recorded when the undiscounted cash flows estimated to be generated by those assets were less than the carrying amount of those assets. In addition, an enterprise level assessment of the recoverability of any remaining goodwill was performed using the fair value methodology, as permitted under Accounting Principles Board (APB) Opinion No. 17, Intangible Assets. In the event that such fair value was below the carrying value of an enterprise, for those companies with goodwill, the Predecessor Company II reduced goodwill to the extent it was impaired based upon fair value.

The fair value methodology was applied to determine the recoverable value for each business on a stand-alone basis using ranges of fair values obtained from independent appraisers. In developing these ranges, the independent appraisers considered (a) publicly available information, (b) financial projections of each business based on management's best estimates, (c) the future prospects of each business as discussed with senior operating and financial management, (d) publicly available information regarding comparable publicly traded companies in each industry, (e) market prices, capitalizations and trading multiples of comparable public companies and (f) other information deemed relevant. In reviewing these

ATT Holding Co.

Notes to Consolidated Financial Statements (Continued)

valuations and considering the need to record a charge for impairment of enterprise value and goodwill to the extent it is part of the enterprise value, the Predecessor Company also evaluated solicited and unsolicited bids for the businesses of the Predecessor Company.

Debt Issuance Costs

Current and other long-term assets include debt issuance costs in the amount of $13,598 and $3,559 as of September 25, 2004 and September 27, 2003, respectively. The debt issuance costs are being amortized over a period of three to eight years based on the corresponding life of the debt. Accumulated amortization of debt issuance costs amounted to approximately $453 and $1,180 as of September 25, 2004 and September 27, 2003, respectively.

Income Tax

Deferred tax assets and liabilities are computed based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates and laws. Deferred income tax expense or benefit is based on changes in deferred tax assets and liabilities from period to period.

Revenue and Cost Recognition

Revenue is recognized upon shipment of products or delivery of products to the customer depending on the terms of the sale. Provisions are made for estimated sales returns and allowances at the time of the sale. Such amounts, which are included in net sales, totaled $2,634, $4,118, $6,235, $4,330 and $1,606 for the period ended September 25, 2004, the period ended June 27, 2004, fiscal year ended September 27, 2003, the period ended September 28, 2002 and the period ended January 13, 2002, respectively.

Shipping and Handling Costs

All shipping and handling costs are expensed as incurred. Costs incurred to ship product from the distribution center to the customer are included in costs of goods sold and totaled $3,889, $14,224, $16,594, $11,852 and $4,400 for the period ended September 25, 2004, the period ended June 27, 2004, fiscal year ended September 27, 2003, the period ended September 28, 2002 and the period ended January 13, 2002, respectively. Costs to ship the product from manufacturing facilities to the distribution centers are included in selling, general and administrative expense and totaled $575, $2,617, $3,891, $3,738 and $1,300 for the period ended September 25, 2004, the period ended June 27, 2004, fiscal year ended September 27, 2003, the period ended September 28, 2002 and the period ended January 13, 2002, respectively.

Advertising Costs

Advertising costs are expensed as incurred. Such amounts totaled $2,447, $9,424, $9,798, $6,904 and $2,600 for the period ended September 25, 2004, the period ended June 27, 2004, fiscal year ended September 27, 2003, the period ended September 28, 2002 and the period ended January 13, 2002, respectively.

Research and Development Costs

Research and development costs are expensed as incurred. Such amounts totaled $195, $648, $899, $558 and $400 for the period ended September 25, 2004, the period ended June 27, 2004, fiscal year ended September 27, 2003, the period ended September 28, 2002 and the period ended January 13, 2002, respectively.

Foreign Currency Translation

The financial statements of the Company's foreign operations are measured using the local currency as the functional currency. Assets and liabilities of foreign subsidiaries are translated at the exchange rates

ATT Holding Co.

Notes to Consolidated Financial Statements (Continued)

as of the balance sheet date. Resulting translation adjustments, net of the related income tax effects, are recorded in the currency translation adjustment account, a separate component of Accumulated Other Comprehensive Income. Income and expense items are translated at average monthly exchange rates. Gains and losses from foreign currency transactions are included in net income.

Accumulated Other Comprehensive Income

Comprehensive income (loss) is defined as net income (loss) and other changes in stockholders' equity (deficit) from transactions and other events from sources other than stockholders. The components of and changes in other comprehensive income (loss) are as follows:

	Beginning Balance	Before-Tax Amount	Tax Benefit (Expense)	Net-of-Tax Amount	Ending Balance
September 25, 2004
Currency translation adjustment	$—	$3,696	$(1,448)	$2,248	$2,248
Predecessor Company I
June 27, 2004
Currency translation adjustment	$2,536	$372	$(155)	$217	$2,753
Minimum pension liability adjustment	(26)	(90)	37	(53)	(79)
	$2,510	$282	$(118)	$164	$2,674
September 27, 2003
Currency translation adjustment	$360	$3,567	$(1,391)	$2,176	$2,536
Minimum pension liability adjustment	(123)	159	(62)	97	(26)
	$237	$3,726	$(1,453)	$2,273	$2,510

Fair Value of Financial Instruments

Financial instruments held by the Company include cash and cash equivalents, accounts receivable, accounts payable and long-term debt.

The fair values of all cash and cash equivalents, accounts receivable, and accounts payable approximate their carrying value due to their short-term nature. The fair value of the debt is also estimated to approximate its carrying amount based upon current market conditions and interest rates.

Segment Reporting

Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by chief operating decision makers in deciding how to allocate resources in assessing performance. All of the Company's operations are classified within one business segment.

Labor Availability

The industry is labor intensive and requires an adequate supply of labor. As of September 25, 2004, approximately one-third of the Company's employees are subject to collective bargaining agreements.

Stock-Based Compensation

On June 28, 2004, certain management employees of Ames True Temper and affiliates became eligible to purchase Class B management incentive units of CHATT Holdings LLC. These units vest

ATT Holding Co.

Notes to Consolidated Financial Statements (Continued)

based on three criteria: (1) time vesting based on a five-year term, (2) performance vesting based on the results of Ames True Temper, Inc. and (3) vesting based upon a targeted rate of return upon change of control. There are certain acceleration clauses in the event of a change of control. As of September 25, 2004, there were 165,243 incentive units issued to management. Additionally, an affiliate of Castle Harlan holds 29,734 units that may be issued in the future. These units may not be sold, pledged or otherwise transferred under securities law. Additional restrictions and limitations are set forth in the agreement. These units are accounted for under FASB Interpretation No. 44 of APB No. 25, Accounting for Stock Issued to Employees. For the period ended September 25, 2004, there was no expense recorded related to these units.

Reclassifications

Certain amounts in the accompanying financial statements of the Predecessor Companies (I and II) have been reclassified to conform to the Company's period ended September 25, 2004 presentation.

3.    Transactions of Predecessor Company II

Cash Equivalents

Cash equivalents represent short-term, highly liquid investments, which have maturities of 90 days or less when purchased. Except for certain cash balances owned by Predecessor Company II, cash accounts were controlled on a centralized basis by an Affiliate. Accordingly, cash receipts and disbursements were made through Affiliates. The net results of cash transactions between or on behalf of the Company, including intercompany advances, are included in the combined balance sheet as invested capital.

Income Taxes

Predecessor Company II's United States earnings have been included in the consolidated federal income tax return filed by USI. Predecessor Company II provided for income taxes in the accompanying financial statements as if it were a stand-alone entity and filed separate income tax returns from USI. Federal taxes currently receivable or payable are included in invested capital. Income taxes paid to state, local, and foreign jurisdictions were $0 for the period ended January 13, 2002.

4.    Acquisitions Made by Predecessor Company I

On November 15, 2002, the Predecessor Company I acquired National Sales Company LLC and Global Sales LLC, d/b/a Dynamic Design. Dynamic Design is in the business of manufacturing, marketing, selling and distributing indoor and outdoor pots and planters.

On May 5, 2003, the Predecessor Company I acquired Outdoor Inspirations, Inc., Ontario, Canada. Outdoor Inspirations is in the business of marketing, selling and distributing garden hose.

On August 4, 2003, the Predecessor Company I acquired Greenlife, Inc., Bridgewater, Massachusetts, with operations in China. Greenlife is in the business of marketing, selling and distributing non-powered lawn and garden tools and accessories. The Predecessor Company I established an indemnity escrow account related to the acquisition of $300, which is being held for two years.

The purchase price allocation of the above acquisitions resulted in an increase in cost of goods sold of approximately $892 for the fiscal year ended September 27, 2003. That amount represents the manufacturing profits acquired.

ATT Holding Co.

Notes to Consolidated Financial Statements (Continued)

Information described above with respect to businesses acquired in the purchase transactions during the fiscal year ended September 27, 2003 is as follows:

Cash paid including acquisition costs (net of cash acquired)	$25,830
Preferred stock issued	3,000
Long-term debt issued	10,000
Liabilities assumed	5,922
44,752
Fair value of assets acquired, primarily accounts receivable, inventory and fixed assets	15,027
Tradenames	8,450
Customer relationships	6,950
Vendor relationships	1,300
Restrictive covenants and noncompete agreements	2,747
Employment agreements	468
Cost in excess of fair value of net assets acquired (goodwill)	$9,810

The above businesses were acquired to expand Predecessor Company I's product lines and increase related market share.

All acquisitions were accounted for using the purchase method. The allocation of the purchase price associated with the acquisitions has been determined by Predecessor Company I based upon available information using independent third-party appraisals.

The operating results of the acquired companies have been included in the accompanying consolidated statements of operations from the respective dates of acquisition.

The following unaudited pro forma financial information for the period ended September 28, 2002 reflects the results of operations as if the acquisition of Dynamic Design had occurred as of the beginning of the period. Pro forma adjustments include only the effects of events directly attributed to the transaction that are factually supportable and expected to have a continuing impact. The pro forma adjustments reflected in the table below include adjustments for amortization expense on the acquired identifiable intangible assets, interest expense on the acquisition debt and the related income tax effects.

Net sales	$316,361
Net income	$2,228

The unaudited pro forma financial information does not necessarily reflect the operating results that would have occurred had the acquisition been consummated as of the above date, nor is such information indicative of future operating results.

Pro forma information reflecting the results of operations of Dynamic Design for the fiscal year ended September 27, 2003 is not materially different from the actual results of operations for the fiscal year ended September 27, 2003. Pro forma information, reflecting the result of operations of Outdoor Inspirations, Inc. and Greenlife, Inc. are not provided, as those acquisitions did not materially impact Predecessor Company I's results of operations.

5.    Restructuring and Purchase Accounting

Acquisition of Predecessor Company I

On June 28, 2004, the Company completed the sale of all outstanding common and preferred stock of Predecessor Company I to affiliates of Castle Harlan, a private equity group. CHATT Holdings, Inc.,

ATT Holding Co.

Notes to Consolidated Financial Statements (Continued)

the "buyer", and CHATT Holdings LLC, the "buyer parent", were created to make the acquisition of the Company. Approximately 87% of the equity interests of the buyer parent are owned by affiliates of Castle Harlan, and the remainder were issued to members of our management who held capital stock in the Predecessor Company I, in lieu of cash consideration that they otherwise would have been entitled to receive in the acquisition. In addition, in a few cases, certain members of management that did not hold equity in Predecessor Company I purchased an equity interest in the buyer parent for cash.

The following represents the allocation of purchase price for the acquisition of the Company on June 28, 2004, as described above:

Capital contributions from buyer	$96,585
Revolver debt used	25,338
Long-term debt issued	290,000
Liabilities assumed, net of pay off of debt of Predecessor Company I	109,983
521,906
Fair value of assets acquired, primarily accounts receivable, inventory and fixed assets	284,838
Tradenames	69,406
Customer relationships	11,144
Patents	878
Non-compete agreements	981
Cost in excess of fair value of net assets acquired (goodwill)	$154,659

The transaction was accounted for as a purchase in accordance with SFAS No. 141, Business Combinations, and Emerging Issues Task Force (EITF) Issue 88-16, Basis in Leveraged Buyout Transactions. As such, the acquired assets and assumed liabilities have been recorded at fair market value for the interests acquired and preliminary estimates of assumed liabilities by new investors and at the carryover basis for continuing investors. The acquired assets and assumed liabilities were assigned new book values in the same proportion as the residual interests of the continuing investors and the new interests acquired by the new investors. Under EITF 88-16, the Company was revalued at the merger date to the fair value to the extent of the majority stockholder's 87.35% controlling interest in the Company. The remaining 12.65% is accounted for at the continuing stockholders' carryover basis in the Company. An adjustment of $13,539 to record this effect is included as a reduction of stockholders' equity under the caption "Predecessor basis adjustment." The excess of the purchase price over the historical basis of the net assets acquired has been applied to adjust net assets to their fair values to the extent of the majority stockholder's 87.35% ownership. Goodwill resulting from this transaction is not deductible for income tax purposes. Goodwill resulting from the acquisitions made by Predecessor Company I described in Note 4 is expected to be deductible for income tax purposes.

In connection with the acquisition of Predecessor Company I, the Company reevaluated the restructuring reserves previously set up by Predecessor Company I. These restructuring reserves were originally established to reduce total workforce and close certain facilities. The Company, as of the date of acquisition of Predecessor Company I, began to assess and formulate an exit and restructuring plan that includes additional reductions of workforce, facility closures and changes in business strategies. This updated exit and restructuring plan is intended to increase operating efficiencies. At June 28, 2004, the Company recorded a liability of $4,782 related to the reductions of workforce and facility closures and $4,795 related to changes in business strategies for a product line. These plans also resulted in a $6,825 decrease to the beginning balance of the pension asset for the period ended September 25, 2004. Adjustments will be made to these reserves as the cost estimates are refined and finalized. The Company expects to complete these plans in the next one to three years. The following schedule shows the changes to the restructuring reserve since the date of acquisition, which is included in accrued liabilities and other long-term liabilities:

ATT Holding Co.

Notes to Consolidated Financial Statements (Continued)

Balance as of June 27, 2004	$2,223
Additions, Purchase accounting	7,354
Balance as of June 28, 2004, date of acquisition	$9,577
Payments	(79)
Balance as of September 25, 2004	$9,498

Acquisition of Predecessor Company II and Dynamic Design

In connection with the initial acquisition of Predecessor Company II on January 14, 2002, Predecessor Company I committed to exit plans for the closing of several facilities. The exit plans called for Predecessor Company I to consolidate corporate office functions and to reduce workforce in multiple manufacturing locations in order to reduce fixed overhead costs and lower internal shipping and handling expenses. Costs associated with the plans, including severance, totaling approximately $6,198 were accrued as part of the purchase price allocation. In addition, the Company granted enhanced pension benefits to certain severed employees, which resulted in a net decrease to the pension asset of $3,315. During fiscal 2003, as additional information was obtained, adjustments were made to these estimates.

In 2003, in connection with the acquisition of Dynamic Design, Predecessor Company I committed to exit plans for the closure of certain acquired administrative offices and the consolidation of certain acquired distribution facilities. Costs related to these plans consist of employee severance and benefits, and exit costs (primarily lease expenses under existing contracts), and totaled $434 and were added to the purchase price of Dynamic Design.

At June 27, 2004, the remaining restructuring reserves of $2,223 were included in accrued liabilities and relate to portions of the exit plans that were not yet completed. At the date of acquisition of Predecessor Company I, these reserves were reevaluated and included in the purchase price. Changes to the restructuring reserves are as follows:

	Ames True Temper	Dynamic Design	Total

Balance as of January 14, 2002, date of acquisition	$6,198	$—	$6,198
Payments	(3,424)	—	(3,424)
Balance as of September 28, 2002	2,774	—	2,774
Adjustments to 2002 reserves (see below)	1,730	—	1,730
2003 exit plans	—	434	434
Payments	(2,090)	(434)	(2,524)
Balance as of September 27, 2003	2,414	—	2,414
Payments	(191)	—	(191)
Balance as of June 27, 2004	$2,223	$—	$2,223

During the allocation period, Predecessor Company I recorded adjustments to the original purchase accounting totaling $1,340 based on refinement of the original estimated purchase information. The nature of the adjustments are as follow: increase of restructuring accruals for severance of $1,730; decrease of self-insurance reserves of $(558); increase in reserves for potential product liability for plastic-rim wheelbarrow tires of $1,617; decrease of prepaid pension assets for curtailment related to restructuring plans of $(782); decrease of reserves for an employee injury suit of $(745) and other adjustments of $78. These adjustments have been allocated to the purchase price of Predecessor Company II resulting in an increase to fixed assets.

ATT Holding Co.

Notes to Consolidated Financial Statements (Continued)

6.    Trade Receivables and Concentrations of Credit Risk

Trade receivables are as follows:

		Predecessor Company I
	September 25, 2004	September 27, 2003
Trade receivables	$75,634	$67,443
Allowance for doubtful accounts	(1,410)	(2,091)
Other sales reserves	(16,320)	(14,329)
	$57,904	$51,023

The Company operates principally in the United States, and to a lesser extent, in Europe and Canada. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Credit losses have been within management's estimates.

The Company's top two customers represented approximately 33% and 22% of sales for the thirteen-week period ended September 25, 2004 and represent 45% and 29% of trade receivables at September 25, 2004.

Predecessor Company I's top two customers represented approximately 33% and 20% of sales for the thirty-nine week period ended June 27, 2004; approximately 35% and 20% of sales for the fiscal year ended September 27, 2003; and approximately 33% and 19% of sales for the period ended September 28, 2002. These customers represent approximately 35% and 24% of net trade receivables at September 27, 2003.

Predecessor Company II's top two customers represented approximately 29% and 15% of sales for the period ended January 13, 2002.

7.    Inventories

Inventories are as follows:

		Predecessor Company I
	September 25, 2004	September 27, 2003
Finished goods	$65,291	$51,767
Work in process	18,729	14,812
Raw materials	22,595	17,764
	106,615	84,343
Less allowance for obsolescence	(8,398)	(7,292)
	$98,217	$77,051

ATT Holding Co.

Notes to Consolidated Financial Statements (Continued)

8.    Property, Plant and Equipment

A summary of property, plant and equipment is as follows:

		Predecessor Company I
	September 25, 2004	September 27, 2003
Land and improvements	$1,965	$471
Buildings and improvements	13,992	9,675
Machinery and equipment	45,595	26,591
Furniture and fixtures	210	281
Computer hardware	424	447
Computer software	1,686	2,054
Construction in progress	2,517	3,302
	66,389	42,821
Less accumulated depreciation	(2,712)	(11,593)
Net property, plant and equipment	$63,677	$31,228

9.    Goodwill and Other Intangibles

In accordance with SFAS No. 142, the Company is required to test goodwill and indefinite lived intangible assets for impairment on at least an annual basis. There can be no assurance that future impairment tests will not result in a charge to earnings. The cost of other acquired intangible assets, including primarily customer and vendor relationships, covenants not to compete and employment agreements, is amortized on a straight-line basis over the estimated lives of 2 to 10 years. Amortization of other intangibles amounted to $477 for the period ended September 25, 2004. The estimated aggregate amortization expense for each of the succeeding fiscal years is as follows: $1,732 in 2005; $1,807 in 2006; $1,345 in 2007; $1,266 in 2008; $1,079 in 2009 and $5,372 thereafter.

The changes in carrying amount of goodwill for the period ended September 25, 2004 are as follows:

Goodwill, after allocations to fair value on June 28, 2004	$154,659
Currency translation adjustments	1,904
Goodwill at September 25, 2004	$156,563

The following table reflects the components of intangible assets other than goodwill at September 25, 2004:

	Gross Carrying Amount	Accumulated Amortization
Indefinite lived intangible assets:
Trade names	$69,690	$—
Finite lived intangible assets:
Technology (patents)	984	68
Non-compete agreements	885	99
Customer relationships	11,209	310
	13,078	477
	$82,768	$477

ATT Holding Co.

Notes to Consolidated Financial Statements (Continued)

The following table reflects the components of goodwill and intangible assets at September 27, 2003:

	Gross Carrying Amount	Accumulated Amortization
Predecessor Company I
Nonamortized intangible assets:
Goodwill	$9,810	$—
Tradenames	8,450	—
	18,260	—
Amortized intangible assets:
Customer and vendor relationships	8,250	3,059
Covenants not to compete	2,747	315
Employment agreements	468	134
	11,465	3,508
	$29,725	$3,508

The cost of other acquired intangible assets was amortized on a straight-line basis over the estimated lives of 2 to 14 years. Amortization of other intangibles amounted to $3,303 and $3,508 for the period ended June 27, 2004 and the fiscal year ended September 27, 2003, respectively.

ATT Holding Co.

Notes to Consolidated Financial Statements (Continued)

10.    Income Taxes

Income before income taxes and the related provision for income taxes consist of the following:

		Predecessor Company I			Predecessor Company II
	Period ended September 25, 2004	Period ended June 27, 2004	Fiscal year ended September 27, 2003	Period ended September 28, 2002	Period ended January 13, 2002
Income before provision for income taxes:
Domestic	$(12,985)	$27,482	$20,991	$212	$(2,700)
Foreign	127	5,827	6,069	2,397	1,100
	$(12,858)	$33,309	$27,060	$2,609	$(1,600)

Income tax expense (benefit):
Current:
Federal	$(842)	$6,615	$7,477	$1,480	$—
State	(103)	360	406	39	—
Foreign	(13)	1,672	1,256	715	—
	(958)	8,647	9,139	2,234	—

Deferred:
Federal	(3,665)	3,703	286	(1,160)	1,200
State	(415)	743	353	(24)	—
Foreign	—	835	717	—	—
	(4,080)	5,281	1,356	(1,184)	1,200
	$(5,038)	$13,928	$10,495	$1,050	$1,200

The reported income tax provisions differ from the amount based on United States federal income tax rates as follows:

		Predecessor Company I		Predecessor Company II
	Period ended September 25, 2004	Period ended June 27, 2004	Fiscal year ended September 27, 2003	Period ended September 28, 2002	Period ended January 13, 2002

Statutory federal income tax benefit (expense)	$4,372	$(11,658)	$(9,435)	$(887)	$560
State income tax expense (net of federal benefit)	342	(717)	(517)	—	—
Nondeductible other	(22)	—	(50)	(30)	—
Foreign income tax differential	—	(908)	128	—	—
Valuation allowance	—	—	—	—	(2,000)
Other	346	(645)	(621)	(133)	240
	$5,038	$(13,928)	$(10,495)	$(1,050)	$(1,200)

ATT Holding Co.

Notes to Consolidated Financial Statements (Continued)

The following table sets forth the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities:

	September 25, 2004	September 27, 2003
Deferred tax assets:
Accounts receivable	$1,814	$1,295
Inventories	2,696	1,579
Accrued liabilities and restructuring expenses	8,551	8,480
Intangible assets	—	1,190
Other non-current items	64	212
Total deferred tax assets	13,125	12,756

Deferred tax liabilities:
Plant and equipment, principally due to differences in depreciation	12,433	2,853
Deferred revenue	—	816
Pensions	—	8,649
Intangible assets	19,975	—
Other current items	1,387	340
Other non-current items	953	350
Total deferred tax liabilities	34,748	13,008
Net deferred tax liabilities	$(21,623)	$(252)

During the period ended September 25, 2004, the period ended June 27, 2004, the fiscal year ended September 27, 2003 and the period ended September 28, 2002, the Company paid income taxes of $1, $8,743, $7,153 and $801, respectively. During the period ended January 13, 2002 the Company received a refund of $35.

11.    Debt Arrangements

On June 28, 2004, in conjunction with the acquisition of the Company, Ames True Temper, Inc. entered into a $215,000 Senior Secured Credit Facility and issued $150,000 of Senior Subordinated Notes in order to finance the acquisition, repay the Company's outstanding debt and pay related fees and expenses. The Senior Secured Credit Facility consists of a $75,000 revolving credit facility and a $140,000 term loan.

ATT Holding Co.

Notes to Consolidated Financial Statements (Continued)

Senior Secured Credit Facility

The $215,000 Senior Secured Credit Facility is with a syndicate of banks led by Banc of America Securities LLC. This senior credit facility consists of a $75,000 revolving credit facility and a $140,000 term loan B. The revolving credit facility includes a $15,000 subfacility for letters of credit and a $15,000 subfacility for swing-line loans. As of September 25, 2004, $6,300 was outstanding under our revolving credit facility. Additionally, the credit agreement allows for the issuance of letters of credit in accordance with certain terms and conditions as defined in the agreement. The Company had letters of credit outstanding totaling $960 at September 25, 2004. The total amount available under the revolving credit facility at September 25, 2004 was $67,740.

The term loan B has been fully drawn as of September 25, 2004 and is subject to repayment according to the scheduled amortization described below, with the final payment of all amounts outstanding, plus accrued interest, being due on June 28, 2011. The revolving credit facility will mature on June 28, 2010. The term loan B is subject to quarterly amortization of principal, to be payable in an amount equal to $350, or 0.25% of $140,000 (the initial aggregate term loan B advance) for each of the first 27 quarters following the funding of the term loan B and the remaining sum of $130,550, or 93.25% of the initial aggregate advances, at maturity.

Advances under the revolving credit facility may be made, on a revolving basis, up to the full amount of the revolving credit facility (subject to compliance with annual clean-down requirements requiring the aggregate amount outstanding under the revolving credit facility to be maintained at $0, not including outstanding unfunded letters of credit, for at least 10 days during each consecutive 15 month period) and letters of credit may be issued up to the sublimit for letters of credit. The Company has complied with this clean-down requirement during the thirteen-weeks ended September 25, 2004.

The Senior Secured Credit Facility contains various affirmative and negative covenants customary for similar credit facilities (subject to customary exceptions and certain existing obligations and liabilities), including, but not limited to, restrictions on: liens; debt (with exceptions); loans, acquisitions, joint ventures and other investments; mergers and consolidations, sales, transfers and other dispositions of property or assets; dividends, distributions, redemptions and other restricted payments; changes in the nature of the Company's business; transactions with affiliates; prepayment, redemption or repurchase of certain debt; and capital expenditures. In addition, the new Senior Secured Credit Facility will require that the Company meets certain financial covenant tests, including, without limitation, maintenance of a minimum interest coverage ratio, maintenance of a maximum leverage ratio and maintenance of a minimum fixed charge coverage ratio. As of September 25, 2004, the Company was in compliance with all debt covenants.

The applicable interest rate (i) in the case of Term Loan B, is equal to LIBOR plus 2.75% per annum for Eurodollar Rate Loans and Prime plus 1.75% per annum for Base Rate Loans and (ii) in the case of the revolving loan facility, swing line loans and letters of credit, the interest rate was LIBOR plus 3.00% for Eurodollar Rate Loans and Prime plus 2.00% per annum for Base Rate Loans based on the Company's consolidated leverage ratio in accordance with the Credit Agreement. As of September 25, 2004, the weighted average interest rate for the Term Loan B was 4.7% and for the revolver was 6.1%. Annual commitment fees are 0.50% of the unused portion of the revolving loan facility.

Senior Subordinated Notes

Ames True Temper, Inc. issued $150,000 of 10% Senior Subordinated Notes due 2012 on June 28, 2004. The notes are unsecured, unsubordinated obligations of Ames True Temper, Inc. and will rank behind all of its existing and future senior debt, including borrowings under the Senior Secured Credit Facility and effectively behind all of the existing and future liabilities of the subsidiaries of Ames True Temper, Inc., including trade payables. These notes will rank equally with any future senior subordinated debt and ahead of any future debt that expressly provides for its subordination to the notes. ATT Holding

ATT Holding Co.

Notes to Consolidated Financial Statements (Continued)

Co. guarantees the notes on a senior subordinated basis. This guarantee will rank behind all existing and future senior debt of ATT Holding Co, including the guarantee of the Senior Secured Credit Facility, equal to all future senior subordinated indebtedness and ahead of a future debt that expressly provides that it is subordinated to the guarantee.

Total indebtedness is as follows:

	September 25, 2004	September 27, 2003
Senior Secured Credit Facility:
Revolving loan facility, expires 2010	$6,300	$—
Term Loan B, due 2011	140,000	—
Term Loan A	—	9,882
Term Loan B	—	19,763
Revolving loan facility	—	1,941
13% Senior Subordinated Notes, due 2010	—	47,000
10% Senior Subordinated Notes, due 2012	150,000	—
Total debt	296,300	78,586
Less short-term revolving loan facilities	(6,300)	(1,941)
Current portion of long-term debt	(1,400)	(13,794)
Less unaccreted discount	—	(98)
Long-term debt	$288,600	$62,753

Future principal payments due on the long-term debt are $1,400 for fiscal 2005, $1,400 for fiscal 2006, $1,400 for fiscal 2007, $1,400 for fiscal 2008, $1,400 for fiscal 2009 and $283,000 thereafter.

Predecessor Company I Indebtedness

On January 14, 2002, in conjunction with the Ames True Temper acquisition, Predecessor Company I entered into a loan and security agreement with Wells Fargo Foothill, the arranger and administrative agent, and a group of other lenders, consisting of two term loans and a revolving loan facility. The loan and security agreement was secured by substantially all assets of Predecessor Company I. The term loans consisted of a $13,600 Term Loan A and a $25,000 Term Loan B. The revolving loan facility provided for up to $115,000 of borrowings. Revolving loan amounts outstanding as of September 27, 2003 were $1,941. Annual fees were 0.50% of the unused portion of the revolving loan facility. The credit agreement allowed for the issuance of letters of credit in accordance with certain terms and conditions as defined in the agreement.

Predecessor Company I had letters of credit outstanding totaling $1,450 as of September 27, 2003. Borrowings under the Term Loans and revolving loan facility bear interest at rates based on Prime or LIBOR adjusted by a certain percentage, as defined by the agreement. Interest on all loans was payable monthly. Principal payments on Term Loan A were made monthly beginning July 1, 2002. Principal payments on Term Loan B were made annually based upon Predecessor Company I cash flows, as defined. The remaining Term Loan B principal was scheduled to be due January 14, 2005. The weighted-average interest rate incurred on the credit facility was 10.1% for the fiscal year ended September 27, 2003. These debt instruments were fully repaid on June 28, 2004 in connection with the sale of the Predecessor Company I. Predecessor Company I also entered into a Securities Purchase Agreement in the amount of $47,000, under which Predecessor Company I issued Senior Subordinated Notes. The note purchasers received warrants for the purchase of 124,859,393 shares of Class A Common Stock that were recorded at $124, the estimated fair value of the warrants on the date of issuance. The fair value was recorded as a discount to the Senior Subordinated Notes that was being amortized over the life of the debt. The notes bore interest at 13% per annum and interest was due quarterly. Required

ATT Holding Co.

Notes to Consolidated Financial Statements (Continued)

prepayments of $15,667 and related interest were expected to be due on January 14, 2008 and January 14, 2009. The remaining unpaid principal balance and interest was expected to be due on January 14, 2010. The notes were secured by substantially all existing assets of Predecessor Company I and were subordinate to the loan and security agreement with Wells Fargo Foothill Corporation. These notes were fully repaid on June 28, 2004 in connection with the sale of Predecessor Company I.

Interest payments were approximately $2,004, $7,229, $9,800, $5,100 and $0 for the periods ended September 25, 2004 and June 27, 2004, the fiscal year ended September 27, 2003 and the periods ended September 28, 2002 and January 13, 2002, respectively.

12.    Lease Arrangements

The Company leases certain distribution and production facilities, machinery, computer hardware, computer software, office equipment, and vehicles under lease arrangements of varying terms. The most significant lease commitments involve distribution and production facilities with lease terms of up to 17 years.

Rental expense for operating leases was $2,496, $6,748, $8,898, $5,999 and $2,900 for the period ended September 25, 2004, the period ended June 27, 2004, fiscal year ended September 27, 2003, the period ended September 28, 2002 and the period ended January 13, 2002, respectively.

Future minimum rental commitments under noncancelable operating leases as of September 25, 2004 are as follows:

2005	$8,333
2006	7,854
2007	7,767
2008	7,562
2009	7,564
Thereafter	65,969
Total minimum lease payments	$105,049

13.    Pension and Other Postretirement Benefits

The Company and Predecessor Company I have three noncontributory defined benefit plans covering substantially all of its United States employees. The benefits under these plans are based primarily on years of credited service and compensation as defined under the respective plan provisions. The Company's funding policy is to contribute amounts to the plans sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such amounts as the Company may determine to be appropriate from time to time. Effective September 1, 2003, the Retirement Plan for Hourly Paid Employees of the Kane, Pennsylvania plant and the Retirement Plan for Hourly Paid Employees of Ames True Temper, Inc. Elyria Plant were merged into the Ames True Temper, Inc. Pension Plan. The Company also sponsors the Supplemental Executive Retirement Plan, which is a nonqualified, unfunded plan designed to provide certain senior executives defined pension benefits in excess of the limits defined under Sections 415 and 401(a)(17) of the Internal Revenue Code. The Company also provides healthcare and life insurance benefits for certain groups of retirees through several plans. The benefits are at fixed amounts per retiree and are partially contributory by the retiree.

The following table provides a reconciliation of changes in the projected benefit obligation, fair value of plan assets and the funded status of the Company's U.S. qualified defined-benefit pension (valuation dates June 26, 2004 and July 1, 2003), non-qualified defined-benefit pension, and postretirement benefit plans with the amounts recognized in the Company's consolidated balance sheets at September 25, 2004 and September 27, 2003:

ATT Holding Co.

Notes to Consolidated Financial Statements (Continued)

	Pension Benefits			Other Benefits
		Predecessor I			Predecessor I
	September 25, 2004	June 27, 2004	September 27, 2003	September 25, 2004	June 27, 2004	September 27, 2003
Change in projected benefit obligation
Benefit obligation at beginning of period	$99,667	$89,213	$85,851	$2,602	$2,395	$2,400
Service cost	629	1,730	2,469	6	19	23
Interest cost	1,512	4,391	6,044	37	116	165
Curtailment, purchase accounting	6,825	—	—	—	—	—
Curtailment	—	—	(782)	—	—	—
Assumption changes	—	5,192	4,600	—	124	(11)
Amendments	—	—	78
Actuarial (gain) loss	(2,141)	4,358	(3,772)	(145)	—	—
Benefits paid	—	(5,217)	(5,275)	(36)	(52)	(182)
Benefit obligation at end of period	$106,492	$99,667	$89,213	$2,464	$2,602	$2,395

Change in fair value of plan assets
Fair value at beginning of period	$104,719	$94,641	$97,491	$—	$—	$—
Actual return on plan assets	—	15,633	2,787	—	—	—
Employer contributions	—	23	144	36	52	182
Benefits paid	—	(5,217)	(5,275)	(36)	(52)	(155)
Plan expenses	—	(361)	(506)	—	—	(27)
Fair value at end of period	$104,719	$104,719	$94,641	$—	$—	$—

Funded status of plan
Plan assets in excess of (less than) projected benefit obligation	$(1,773)	$5,052	$5,428	$(2,464)	$(2,602)	$(2,395)
Unrecognized prior service cost	—	32	51	—	—	—
Unrecognized net (gain) loss	2,095	16,594	16,208	(145)	138	14
Net amount recognized	$322	$21,678	$21,687	$(2,609)	$(2,464)	$(2,381)
Amounts recognized in balance sheet consist of
Prepaid benefit cost	$599	$21,825	$21,763	$—	$—	$—
Accrued benefit liability	(277)	(258)	(153)	(2,609)	(2,464)	(2,381)
Intangible asset	—	32	51	—	—	—
Accumulated other comprehensive income	—	79	26	—	—	—
Net amount recognized	$322	$21,678	$21,687	$(2,609)	$(2,464)	$(2,381)

Prepaid pension assets of $247 as of September 25, 2004 consist of: pension asset (above) $599 and Ireland pension liability of $352. Prepaid pension assets of $22,803 as of June 27, 2004 consist of: pension asset (above) $21,825, intangible asset (above) $32 and Ireland pension asset of $946. Prepaid pension assets of $22,761 as of September 27, 2003 consist of: pension asset (above) $21,763, intangible asset (above) $51, and Ireland pension asset of $947.

ATT Holding Co.

Notes to Consolidated Financial Statements (Continued)

The weighted-average assumptions used in determining the net periodic pension cost for the Company's defined benefit and retiree plans, covering employees in the United States are presented below.

	Pension Benefits		Other Benefits
	2004	2003	2004	2003
Discount rate	6.75%	7.25%	6.75%	7.25%
Rate of compensation increase	4.00%	4.50%	—	—
Expected return on assets	9.00%	9.00%	—	—

The weighted-average assumptions used in determining the plan obligations for the Company's defined benefit and retiree plans, covering employees in the United States, at the measurement dates of June 26, 2004 and July 1, 2003 are presented below.

	Pension Benefits		Other Benefits
	2004	2003	2004	2003
Discount rate	6.25%	6.75%	6.25%	6.75%
Rate of compensation increase	3.50%	4.00%	—	—

The accumulated benefit obligation for the Company's U.S. defined benefit plans at the measurement dates were $94,461 at June 26, 2004 and $86,090 at July 1, 2003.

Amounts recognized in the income statement consist of:

	Pension Benefits		Other Benefits
	Period ended September 25, 2004	Period ended June 27, 2004	Period ended September 25, 2004	Period ended June 27, 2004
Service cost	$629	$2,091	$6	$19
Interest cost	1,512	4,391	37	116
Actual (return) on plan assets	—	(15,633)	—	—
Asset (loss) gain deferred	(2,148)	8,825	—	—
Amortization of prior service cost	—	19	—	—
Amortization of unrecognized loss	—	340	—	—
Net periodic benefit cost (credit)	$(7)	$33	$43	$135

	Pension Benefits		Other Benefits
	Fiscal year ended September 27, 2003	Period ended September 28, 2002	Fiscal year ended September 27, 2003	Period ended September 28, 2002
Service cost	$2,975	$2,315	$23	$22
Interest cost	6,044	3,923	165	120
Actual (return) loss on plan assets	(2,787)	2,655	—	—
Asset (loss) deferred	(6,329)	(9,100)	—	—
Amortization of prior service cost	26	—	—	—
Amortization of unrecognized loss	—	—	—	—
Net periodic benefit cost (credit)	$(71)	$(207)	$188	$142

ATT Holding Co.

Notes to Consolidated Financial Statements (Continued)

The Company anticipates making contributions of $155 to its retiree plan during the fiscal year beginning on September 26, 2004. No contributions are anticipated to be made to the U.S. defined benefit pension plan.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid to participants in the U.S. pension and retiree plans:

	Pension Benefits	Postretirement Benefits
2005	$5,330	$168
2006	5,462	169
2007	5,626	169
2008	5,850	167
2009	6,009	165
Five year period beginning thereafter	33,352	872

The Company's Irish subsidiary administers a defined benefit pension plan. The following table provides a reconciliation of changes in the projected benefit obligation, fair value of plan assets and the funded status of this pension plan. The measurement date was June 26, 2004.

ATT Holding Co.

Notes to Consolidated Financial Statements (Continued)

	Period ended September 25, 2004	Period ended June 27, 2004
Change in projected benefit obligation
Benefit obligation at beginning of period	$5,512	$4,643
Service cost	45	133
Interest cost	72	202
Assumption changes	—	191
Actuarial (gain) loss	50	(126)
Benefits paid	(167)	(72)
Effect of foreign currency	46	541
Benefit obligation at end of period	$5,558	$5,512

Change in fair value of plan assets
Fair value at beginning of period	$4,975	$4,085
Actual return on plan assets	133	366
Employer contributions	29	102
Plan participants' contributions	5	18
Benefits paid	(167)	(72)
Effect of foreign currency	42	476
Fair value at end of period	$5,017	$4,975

Funded status of plan
Plan assets (less than) projected benefit obligation	$(541)	$(537)
Unrecognized net loss	189	1,483
Net amount recognized	$(352)	$946

Amounts recognized in balance sheet consist of
Prepaid benefit cost	$—	$946
Accrued benefit liability	(352)	—
Net amount recognized	$(352)	$946

The pension plan had a projected benefit obligation of $4,643 and a fair value of plan assets of $4,085 at September 27, 2003.

The weighted-average assumptions used in determining the net periodic pension cost for the Irish pension plan for the period ended September 25, 2004 are presented below.

Discount rate	5.25%
Rate of compensation increase	3.75%
Expected return on assets	6.50%

The weighted-average assumptions used in determining the plan obligations for the Irish pension plan are listed below.

Discount rate	5.25%
Rate of compensation increase	3.75%

At the measurement date of June 26, 2004, the accumulated benefit obligation was $4,578.

ATT Holding Co.

Notes to Consolidated Financial Statements (Continued)

Amounts recognized in the income statement consist of:

	Period ended September 25, 2004	Period ended June 27, 2004
Service cost	$39	$115
Interest cost	72	202
Actual (return) on plan assets	(133)	(365)
Asset gain deferred	53	144
Net periodic benefit cost	$31	$96

Net periodic pension cost for the fiscal year ended September 27, 2003 and the period ended September 28, 2002 was $130 and $69, respectively.

The Irish subsidiary anticipates making contributions of $136 to the plan during the year beginning on September 26, 2004.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid to plan participants:

2005	$96
2006	101
2007	114
2008	195
2009	249
Five year period beginning thereafter	1,753

The tables above set forth the historical components of net periodic pension cost and a reconciliation of the funded status of the pension and other postretirement benefit plans for the employees associated with the Company and are not necessarily indicative of the amounts to be recognized by the Company on a prospective basis.

The assets of the Ames True Temper, Inc. Pension Plan are invested and managed by Mellon Bank, which acts as both trustee and administrator. The Ames True Temper Benefits Committee meets quarterly to review current investment policy and to monitor Mellon Bank's fund performance. The assets of the plan are invested in a manner consistent with the Fiduciary Standards of the Employee Retirement Income Security Act of 1974. Investment strategy is based on a rolling time horizon of three to five years. The investment objective is to achieve the highest possible return commensurate with the assumed level of risk. Based on key characteristics such as work force growth, plan maturity, and assets vs. liabilities, a slightly conservative to normal risk portfolio asset mix structure has been adopted.

The asset allocations attributable to the Company's U.S. pension plan at June 26, 2004 and the target allocation of plan assets for the period beginning June 27, 2004, by asset category, are as follows (as permitted by SFAS No. 132 (revised 2003), Employers' Disclosures about Pensions and Other Postretirement Benefits–an amendment of FASB Statements No. 87, 88, and 106, the Company has deferred reporting of this information for its Irish pension plan assets):

	Target Allocation June 27, 2004	Percentage of Assets June 26, 2004
Domestic equity securities	65%	66%
Fixed income securities	30%	29%
International equity securities	5%	5%

The Company has a defined contribution savings plan that covers substantially all of its eligible U.S. employees. The purpose of the plan is generally to provide additional financial security to employees

ATT Holding Co.

Notes to Consolidated Financial Statements (Continued)

during retirement. Participants in the savings plan may elect to contribute, on a pre-tax basis, a certain percent of their annual earnings with the Company matching a portion of these contributions. Expense under the plan related to the Company's matching contribution was $121, $353, $479 and $325 for the periods ended September 25, 2004 and June 27, 2004,the fiscal year ended September 27, 2003 and the period ended September 28, 2002, respectively.

The Company's Canadian subsidiary, Garant Inc., operates a group-registered retirement savings plan. The Company matches 50% of nonunion employee contributions, up to 3% of an employee's base salary. The expense related to the plan for the Company for the periods ended September 25, 2004 and June 27, 2004, the fiscal year ended September 27, 2004 and the period ended September 28, 2002 was $21, $40, $66 and $74, respectively.

14.    Pension and Other Postretirement Benefits – Predecessor Company II

Predecessor Company II had four noncontributory defined benefit plans covering substantially all of its United States employees. The benefits under these plans were based primarily on years of credited service and compensation as defined under the respective plan provisions. Predecessor Company II's funding policy was to contribute amounts to the plans sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such amounts as Predecessor Company II determined to be appropriate from time to time. Predecessor Company II also provided healthcare and life insurance benefits for certain groups of retirees through several plans. These plans were partially contributory by the retiree.

Predecessor Company II also sponsored defined contribution plans. Contributions relating to defined contribution plans were made based upon the respective plans' provisions.

The assumptions used for the Predecessor Company II's defined benefit plans during the period ended June 13, 2002 covering employees in the United States are presented below:

	Pension Benefits	Other Benefits
	2002	2002
Weighted-average assumptions:
Discount rate	7.50%	7.50%
Rate of compensation increase	4.50%	—
Expected return on assets	9.50%	—

Amounts recognized in the income statement consist of:

	Pension Benefits	Other Benefits
	2002	2002

Service cost	$3,500	$—
Interest cost	6,400	200
Actual (return) on plan assets	(17,500)	—
Amortization of prior service cost	900	—
Amortization of unrecognized transition assets	(100)	—
Curtailment	—	(200)
	$(6,800)	$—

15.    Stock-Based Compensation — Predecessor Company II

The Predecessor Company II did not have stock-based compensation plans separate from USI; however, the Predecessor Company II did participate in USI's stock-based compensation plans.

ATT Holding Co.

Notes to Consolidated Financial Statements (Continued)

Consistent with USI, the Predecessor Company II accounted for participation in these plans in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees.

Certain key employees of the Predecessor Company II participated in stock incentive plans of USI that provided for awards of restricted stock and options to purchase USI common stock at prices equal to the fair value of the underlying shares at the date of grant. Any options that were not vested as of the date of the sale of the Predecessor Company were forfeited. The Predecessor Company II has elected to not present any of the pro-forma net income disclosures under SFAS No. 123, Accounting for Stock-Based Compensation, as such amount would not differ materially from the Predecessor Company II's reported results of operations for the period ended January 13, 2002.

16.    Stockholders' Equity

On June 28, 2004, CHATT Holdings Inc. purchased 726,556 shares of Class A Common Stock, 124,859 warrants to purchase shares of Class A Common Stock, 267,448 shares of Class B Common Stock and 62,495 shares of Series A Preferred Stock, which constituted all of the outstanding securities of ATT Holding Co. There were no changes to the legal composition of these equity securities. The number of authorized shares of ATT Holding Co. remained unchanged as a result of the sale of the Company.

Series A Preferred Stock

The Company is authorized to issue 100,000 shares of Series A Preferred Stock at a par value of $0.0001. There were 62,495 shares issued and outstanding as of September 25, 2004 and September 27, 2003. Dividends on each share of the Series A Preferred Stock were accrued on a daily basis at the rate of 10% per annum of the Liquidation Value thereof plus all accumulated and unpaid dividends thereon from and including the date of issuance of such share to and including the first to occur of (i) the date on which the Liquidation Value of such share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Company or the redemption of such share by the Company or (ii) the date on which such share is otherwise acquired by the Company. Predecessor Company I had $11,203 accumulated and unpaid dividends as of September 27, 2003. Predecessor Company I had $16,925 accumulated and unpaid dividends as of June 27, 2004, which were paid out on June 28, 2004, the day of sale. The Company had $1,577 accumulated and unpaid dividends as of September 25, 2004.

Upon any liquidation, dissolution or winding up of the Company, each holder of Series A Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all shares held by such holder plus all accrued and unpaid dividends thereon, and the holders of Series A Preferred Stock shall not be entitled to any further payment. The aggregate Liquidation Preference was $62,495 as of September 27, 2003 and June 27, 2004, which was paid to shareholders on June 28, 2004, the day of sale. The aggregate Liquidation Preference was $62,495 as of September 25, 2004, which excludes any accumulated dividends. The Series A Preferred Stock has no voting rights.

Class A and B Common Stock

The Company is authorized to issue 1,600,000 shares of Class A Common Stock at a par value of $0.0001. There were 726,556 and 726,706 shares issued and outstanding as of September 25, 2004 and September 27, 2003, respectively.

The Company is authorized to issue 300,000 shares of Class B Common Stock at a par value of $0.0001. There were 267,448 shares issued and outstanding as of September 25, 2004 and September 27, 2003.

Class A Common Stock and Class B Common Stock shall be entitled to one vote for each share. With respect to the election of the Board of Directors, the holders of shares of Class B Common Stock shall

ATT Holding Co.

Notes to Consolidated Financial Statements (Continued)

have that number of votes equal to the lesser of (i) the number of shares outstanding or (ii) 29.99% of the voting power of the Company. With respect to the election of the Board of Directors, the holders of shares of Common Stock excluding Class B Common Stock shall have the number of votes equal to the greater of (i) the number of shares outstanding or (ii) 70.01% of the voting power of the Company.

Warrants

In conjunction with the issuance of the $47,000 Senior Subordinated Notes on January 14, 2002, Predecessor Company I issued warrants to purchase 124,859 shares of Class A Common Stock at a price equal to $.01 per share. The warrants were exercisable at any time prior to January 13, 2010. In connection with the sale of the Predecessor Company I, CHATT Holdings Inc. purchased the warrants to purchase Class A Common Stock on June 28, 2004. These warrants were outstanding at September 25, 2004.

17.    Segment Information

The Company's operations are classified into one business segment. These operations are conducted primarily in the United States, and to a lesser extent, in Canada and Ireland. The following table presents certain data by geographic areas:

	Identifiable Assets	Net Sales	Earnings Before Income Taxes
Period ended September 25, 2004
United States	$410,801	$71,054	$(12,981)
Europe	6,432	1,833	1
Canada	66,004	10,157	122
Total	$483,237	$83,044	$(12,858)

	Identifiable Assets	Net Sales	Earnings Before Income Taxes
Predecessor I

Period ended June 27, 2004
United States	$251,205	$307,465	$27,482
Europe	5,919	5,405	347
Canada	22,787	42,573	5,480
Total	$279,911	$355,443	$33,309

Fiscal year ended September 27, 2003
United States	$200,317	$360,213	$20,991
Europe	5,200	6,741	785
Canada	22,564	40,472	5,284
Total	$228,081	$407,426	$27,060

ATT Holding Co.

Notes to Consolidated Financial Statements (Continued)

18.    Other (Income) Expense

Other (income) expense consists of the following:

		Predecessor Company I			Predecessor Company Ii
	Period ended September 25, 2004	Period ended June 27, 2004	Fiscal year ended September 27, 2003	Period ended September 28, 2002	Period ended January 13, 2002
Foreign exchange (gain) loss	$(82)	$71	$(935)	$—	$—
Anti-dumping duties	—	—	(74)	—	(2,400)
Other	46	128	(56)	(131)	—
Total	$(36)	$199	$(1,065)	$(131)	$(2,400)

19.    Related Party Transactions

The Company entered into a management agreement with Castle Harlan, Inc., an affiliate of a shareholder, to provide business and organizational strategy, financial and investment management, advisory, merchant and investment banking services to the Company. The Company paid $3,186 at the closing of the acquisition in connection with one time transaction services in connection with the acquisition. During the period ended September 25, 2004, the Company recorded expenses of $362 for the annual management fee, which is payable in arrears in accordance with the management agreement.

Wind Point Partners, a shareholder, provided certain management services to Predecessor Company I. The related agreement provided for annual fees of $800 plus expenses. Fees incurred for the period ended June 27, 2004, the fiscal year ended September 27, 2003 and the period ended September 28, 2002 were $606, $819 and $586, respectively.

20.    Commitments and Contingencies

The Company is involved in lawsuits and claims, including certain environmental matters, arising out of the normal course of its business. In the opinion of management, the ultimate amount of liability, if any, under pending litigation will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

The Company has future minimum purchase obligations and royalty payments under a certain supply contract associated with its operations. The future minimum purchases under this contract as of September 25, 2004 are as follows: $889 for 2005; $1,392 for 2006; $1,772 for 2007 and $1,704 for 2008.

21.    Special Charges

During the period ended June 27, 2004, the Company incurred non-capitalizable transaction expenses of $799 related to the sale of the Company. The Company incurred $797 in medical expenses during the fiscal year ended September 27, 2003, as a result of an insurance company's refusal to provide stop loss coverage.

ATT Holding Co.

Notes to Consolidated Financial Statements (Continued)

ATT Holding Co.
Condensed Consolidated Balance Sheets
(In Thousands)

	December 25, 2004	September 25, 2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,615	$1,250
Trade receivables, net	46,337	57,904
Inventories	113,932	98,217
Deferred income taxes	4,518	4,387
Prepaid expenses and other current assets	8,738	6,289
Total current assets	176,140	168,047
Property, plant and equipment, net	63,300	63,677
Pension asset	235	247
Intangibles, net	82,131	82,291
Goodwill	158,127	156,563
Other noncurrent assets	12,960	12,412
Total assets	$492,893	$483,237
Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$34,912	$28,926
Accrued payroll and related taxes	3,480	3,593
Accrued interest payable	8,572	4,804
Accrued expenses and other current liabilities	20,769	21,881
Revolving loan	7,100	6,300
Current portion of long-term debt	1,400	1,400
Total current liabilities	76,233	66,904
Deferred income taxes	25,619	26,010
Long-term debt	288,250	288,600
Other liabilities	10,332	10,334
Total liabilities	400,434	391,848
Stockholders' equity:
Preferred stock-Series A	—	—
Common stock-Class A	—	—
Common stock-Class B	—	—
Additional paid-in capital	110,500	110,500
Predecessor basis adjustment	(13,539)	(13,539)
Retained earnings deficit	(8,940)	(7,820)
Accumulated other comprehensive income	4,438	2,248
Total stockholders' equity	92,459	91,389
Total liabilities and stockholders' equity	$492,893	$483,237

See accompanying notes.

ATT Holding Co.

Notes to Consolidated Financial Statements (Continued)

ATT Holding Co.
Condensed Consolidated Statements of Operations
(In Thousands)

		Predecessor
	Thirteen weeks ended December 25, 2004	Thirteen weeks ended December 27, 2003
	(unaudited)
Net sales	$82,046	$84,415
Cost of goods sold	60,985	61,714
Gross profit	21,061	22,701
Selling, general, and administrative expenses	16,624	16,693
(Gain) loss on disposal of fixed assets	(19)	12
Amortization of intangible assets	414	1,137
Operating income	4,042	4,859
Interest expense	6,195	2,493
Other income	(215)	(1,948)
(Loss) income before taxes	(1,938)	4,314
Income tax (benefit) expense	(818)	1,626
Net (loss) income	$(1,120)	$2,688

See accompanying notes.

ATT Holding Co.

Notes to Consolidated Financial Statements (Continued)

ATT Holding Co.
Condensed Consolidated Statements of Cash Flows
(In Thousands)

		Predecessor
	Thirteen weeks ended December 25, 2004	Thirteen weeks ended December 27, 2003
	(unaudited)
Operating activities
Net (loss) income	$(1,120)	$2,688
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation of property, plant and equipment	2,355	1,930
Amortization of intangible assets	414	1,137
Amortization of loan fees	559	220
Provision for deferred taxes	(522)	—
Provision for bad debts	(2)	(122)
Noncash interest expense	86	100
(Gain) loss on sale of fixed assets	(19)	12
Changes in assets and liabilities, net of effects of acquisition:
Accounts receivable	11,501	533
Inventories	(15,715)	(19,575)
Prepaid expenses and other assets	(3,544)	496
Accounts payable	5,986	7,309
Accrued expenses	2,210	(1,062)
Other liabilities	310	187
Net cash provided by (used in) operating activities	2,499	(6,147)
Investing activities
Acquisition of businesses, net of cash received	(461)	(139)
Purchase of fixed assets	(1,435)	(1,176)
Proceeds from sale of fixed assets	19	(12)
Net cash used in investing activities	(1,877)	(1,327)
Financing activities
Repayments of long-term debt	(350)	(675)
Borrowings on revolver, net	800	7,251
Net cash provided by financing activities	450	6,576
Effect of exchange rate changes on cash	293	395
Increase (decrease) in cash and cash equivalents	1,365	(503)
Cash and cash equivalents at beginning of period	1,250	1,688
Cash and cash equivalents at end of period	$2,615	$1,185

See accompanying notes.

ATT HOLDING CO.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
(Dollars in thousands)

1.    Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and, therefore, do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete annual financial statements. The accompanying financial information reflects all adjustments (consisting only of normal recurring adjustments), which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods. As our business has historically been seasonal, the results of operations for the thirteen-week period ended December 25, 2004 are not necessarily indicative of the results to be expected for the full fifty-three week fiscal year ending October 1, 2005. These condensed consolidated financial statements should be read in conjunction with the Company's consolidated financial statements and notes thereto in the financial statements for the year ended September 25, 2004, included herein.

The consolidated balance sheet at September 25, 2004 has been derived from the audited consolidated balance sheet at that date but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

All entities and assets owned by ATT Holding Co. subsequent to June 27, 2004 are referred to collectively as the "Company." All entities and assets owned by ATT Holding Co. prior to June 27, 2004 are referred to collectively as the "Predecessor."

2.    Recent Accounting Pronouncements

In November 2004, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 151, Inventory Costs, an amendment of ARB No. 43 Chapter 4. This Statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." as defined in ARB No. 43. In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company is in the process of reviewing SFAS 151 and has not determined the effects on the consolidated financial statements.

3. Acquisitions

On August 4, 2003, the Predecessor acquired Greenlife, Inc., a Massachusetts corporation, with operations in China. Greenlife is in the business of marketing, selling and distributing non-powered lawn and garden tools and accessories. The Predecessor established an indemnity escrow account related to the acquisition of $300, which is being held for two years.

The purchase price of the acquisition allocated to the fair market value of inventory acquired resulted in an increase in cost of goods sold of approximately $90 for the thirteen-weeks ended December 27, 2003. That amount represents the manufacturing profits acquired. This business was acquired to increase the Predecessor's market share and gain access to the operations in China.

On June 28, 2004, the Company completed the sale of all outstanding common and preferred stock of the Predecessor to affiliates of Castle Harlan, Inc., a private equity group. CHATT Holdings, Inc., the "buyer", and CHATT Holdings LLC, the "buyer parent", were created to make the acquisition of the Company. Approximately 87% of the equity interests of the buyer parent are owned by affiliates of Castle Harlan, and the remainder were issued to members of our management who held capital stock in the Predecessor, in lieu of cash consideration that they otherwise would have been entitled to receive in the

ATT HOLDING CO.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
(Dollars in thousands)

acquisition. In addition, certain members of management that did not hold equity in the Predecessor purchased an equity interest in the buyer parent for cash.

All acquisitions were accounted for using the purchase method. The allocation of the purchase price associated with the acquisitions has been determined by the Company based upon available information and in certain cases is subject to further refinement.

The acquisition of the Predecessor was accounted for as a purchase in accordance with SFAS No. 141, Business Combinations, and Emerging Issues Task Force (EITF) Issue No. 88-16, Basis in Leveraged Buyout Transactions. As such, the acquired assets and assumed liabilities have been recorded at fair market value for the interests acquired and preliminary estimates of assumed liabilities by new investors and at the carryover basis for continuing investors. The acquired assets and assumed liabilities were assigned new book values in the same proportion as the residual interests of the continuing investors and the new interests acquired by the new investors. Under EITF 88-16, the Company was revalued at the merger date to the fair value to the extent of the majority stockholder's approximately 87% controlling interest in the Company. The remaining approximately 13% is accounted for at the continuing stockholders' carryover basis in the Company. An adjustment of $13,539 to record this effect is included as a reduction of stockholders' equity under the caption "Predecessor basis adjustment." The excess of the purchase price over the historical basis of the net assets acquired has been applied to adjust net assets to their fair values to the extent of the majority stockholder's approximately 87% ownership.

4.    Restructuring and Purchase Accounting

In connection with the acquisition of the Predecessor on June 28, 2004, the Company began to assess and formulate an exit and restructuring plan that includes reductions of workforce, facility closures and changes in business strategies. This exit and restructuring plan is intended to increase operating efficiencies. At June 28, 2004, the Company recorded a liability of $4,782 related to the reductions of workforce and facility closures and $4,795 related to changes in business strategies for a product line. Adjustments will be made to these reserves as the cost estimates are refined and finalized. The Company expects to complete these plans in the next one to three years.

At December 25, 2004, the remaining restructuring reserves of $8,704 were included in accrued expenses and other current liabilities and other liabilities and relate to portions of the exit plans that are not yet completed. Changes to the restructuring reserves are as follows:

Balance as of September 25, 2004	$9,498
Accretion of Interest	86
Payments	(655)
Balance as of December 25, 2004	$8,929

5.    Other Comprehensive Income

	Thirteen weeks ended December 25, 2004	Thirteen weeks ended December 27, 2003
Net (loss) income	$(1,120)	$2,688
Other comprehensive income:
Currency translation adjustment	2,190	804
Comprehensive income	$1,070	$3,492

6.    Goodwill and Other Intangibles

In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, the Company is required to test goodwill and indefinite lived intangible assets for impairment on at least an annual basis. There can

ATT HOLDING CO.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
(Dollars in thousands)

be no assurance that future impairment tests will not result in a charge to earnings. There were additions to goodwill during the period ended December 25, 2004, which reflect additional payments the Company made to third-parties related to the acquisition of the Company. The cost of other acquired intangible assets, including primarily customer relationships and covenants not to compete is amortized on a straight-line basis over the estimated lives of 2 to 10 years. Amortization of other intangibles amounted to $414 for the period ended December 25, 2004. The estimated aggregate amortization expense for each of the succeeding periods is as follows: $1,318 for the remainder of fiscal 2005; $1,807 in fiscal 2006; $1,345 in fiscal 2007; $1,266 in fiscal 2008; $1,079 in fiscal 2009 and $5,439 thereafter.

The changes in carrying amount of goodwill for the period ended December 25, 2004 are as follows:

Goodwill at September 25, 2004	$156,563
Additions	466
Currency translation adjustments	1,098
Goodwill at December 25, 2004	$158,127

The following table reflects the components of intangible assets other than goodwill:

	December 25, 2004	September 25, 2004
Finite lived intangible assets:
Technology (patents)	$984	$984
Non-compete agreements	888	885
Customer relationships	11,273	11,209
	13,145	13,078
Accumulated amortization:
Technology (patents)	(136)	(68)
Non-compete agreements	(199)	(99)
Customer relationships	(556)	(310)
	(891)	(477)
Net finite lived intangible assets	12,254	12,601
Indefinite lived intangible assets:
Trade names	$69,877	$69,690
Total intangibles, net	$82,131	$82,291

Only amounts of acquired goodwill from acquisitions made by the Predecessor are expected to be deductible for income tax purposes.

ATT HOLDING CO.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
(Dollars in thousands)

7. Inventories

Inventories are as follows:

	December 25, 2004	September 25, 2004
Finished goods	$76,568	$65,291
Work in process	19,757	18,729
Raw materials	26,471	22,595
	122,796	106,615
Less allowance for obsolescence	(8,864)	(8,398)
	$113,932	$98,217

8.    Debt Arrangements

On June 28, 2004, in conjunction with the acquisition of the Predecessor, Ames True Temper, Inc., a direct wholly-owned subsidiary of the Company, entered into a $215,000 Senior Secured Credit Facility and issued $150,000 of Senior Subordinated Notes in order to finance the acquisition, repay the Predecessor's outstanding debt and pay related fees and expenses. The Senior Secured Credit Facility is guaranteed by the Company and each of existing and future direct and indirect subsidiaries, other than any subsidiary that is a "controlled foreign corporation" under Section 957 of the Internal Revenue Code. The Company and each of the other guarantors granted to the senior lenders a first priority (subject to certain customary exceptions) security interest in and liens on all of the respective present and future property and assets to secure all of the obligations under the Senior Secured Credit Facility, and any interest rate swap or similar agreements with a senior lender under the Senior Secured Credit Facility. The Company also guarantees the Senior Subordinated Notes on a senior subordinated basis. This guarantee ranks behind all existing and future senior debt of the Company, including the guarantee of the Senior Secured Credit Facility, equal to all future senior subordinated indebtedness and ahead of a future debt that expressly provides that it is subordinated to the guarantee.

The Senior Secured Credit Facility consists of a $75,000 revolving credit facility and a $140,000 term loan. Amounts outstanding under the revolving credit facility were $7,100 and $6,300 as of December 25, 2004 and September 25, 2004, respectively. The Company had letters of credit outstanding totaling $1,610 and $960 as of December 25, 2004 and September 25, 2004, respectively. The total amount available under the revolving credit facility at December 25, 2004 and September 25, 2004 was $66,290 and $67,740, respectively.

Total indebtedness is as follows:

	December 25, 2004	September 25, 2004
Senior Secured Credit Facility:
Revolving loan facility, expires 2010	$7,100	$6,300
Term Loan B, due 2011	139,650	140,000
10% Senior Subordinated Notes, due 2012	150,000	150,000
Total debt	296,750	296,300
Less short-term revolving loan facilities	(7,100)	(6,300)
Current portion of long-term debt	(1,400)	(1,400)
Long-term debt	$288,250	$288,600

ATT HOLDING CO.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
(Dollars in thousands)

The Senior Secured Credit Facility and the Senior Subordinated Notes contain various affirmative and negative covenants customary for similar credit facilities (subject to customary exceptions and certain existing obligations and liabilities), including, but not limited to, restrictions (with exceptions) on: liens; debt; loans, acquisitions, joint ventures and other investments; mergers and consolidations, sales, transfers and other dispositions of property or assets; dividends, distributions, redemptions and other restricted payments; changes in the nature of the Company's business; transactions with affiliates; prepayment, redemption or repurchase of certain debt; and capital expenditures. In addition, the Senior Secured Credit Facility will require that the Company meets certain financial covenant tests, including, without limitation, maintenance of a minimum interest coverage ratio, maintenance of a maximum leverage ratio and maintenance of a minimum fixed charge coverage ratio. As of December 25, 2004, the Company was in compliance with all applicable debt covenants.

Recent Developments

On January 14, 2005, Ames True Temper, Inc. completed the offering of $150,000 Senior Floating Rate Notes (the "Senior Floating Rate Notes") due 2012 in an unregistered offering to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended, and outside the United States pursuant to Regulation S under the Securities Act.

The Senior Floating Rate Notes, issued at a 0.5% discount, bear interest at a floating rate per annum, reset quarterly, equal to LIBOR plus 4%. The Senior Floating Rate Notes will pay interest quarterly in cash in arrears on January 15, April 15, July 15 and October 15 of each year, starting on April 15, 2005. The Senior Floating Rate Notes mature on January 15, 2012, unless earlier redeemed or repurchased, and are subject to the terms and conditions set forth in the Indenture. The Senior Floating Rate Notes are guaranteed by the Company.

The Notes are unsecured, unsubordinated obligations of Ames True Temper, Inc. They are effectively subordinated to all existing and future secured debt, to the extent of the assets securing such debt, including borrowings under the Senior Secured Credit Facility, pari passu with all future senior unsecured indebtedness, senior in right of payment to all existing and future senior subordinated debt, including the Senior Subordinated Notes, and effectively behind all of the existing and future liabilities of Ames True Temper, Inc.'s subsidiaries, including trade payables.

On January 14, 2005, simultaneously with the completion of the offering of the Senior Floating Rate Notes referred to above, Ames True Temper, Inc. entered into an amendment (the "Amendment") to the terms of the Senior Secured Credit Facility. As amended, availability under the Senior Secured Credit Facility is restricted to the lesser of $75.0 million and the borrowing-base amount, which is equal to (a) 85% of the amount of eligible receivables, plus (b) the lower of (i) 55% of the cost or fair market value of eligible inventory and (ii) if an inventory appraisal has been performed, 80% of the orderly liquidation value of Ames True Temper's inventory, plus (c) a percentage of eligible equipment or real property determined by Bank of America, N.A., as administrative agent, and not objected to by the required lenders.

In connection with the issuance of the Senior Floating Rate Notes, on January 11, 2005, Ames True Temper, Inc. entered into interest rate swaps (the "Swaps") with Bank of America, N.A. and Wachovia Bank, N.A. Pursuant to the Swap with Bank of America, N.A., which becomes effective on January 17, 2006, Ames True Temper, Inc. will swap 3-month LIBOR rates for fixed interest rates of 4.31% on a notional amount of $100,000 for the period from January 17, 2006 through January 15, 2008, $66,667 for the period from January 15, 2008 to January 15, 2009 and $33,333 for the period from January 15, 2009 through January 15, 2010.

Pursuant to the Swap with Wachovia Bank, N.A., effective January 15, 2006, Ames will swap 3 month LIBOR rates for fixed interest rates of 4.29% on a notional amount of $50,000 for the period from January

ATT HOLDING CO.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
(Dollars in thousands)

15, 2006 through January 15, 2008, $33,333 million for the period from January 15, 2008 to January 15, 2009 and $16,667 for the period from January 15, 2009 through January 15, 2010.

The Company will account for the interest rate swaps in accordance with Statement of Financial Accounting Standards ("SFAS") No. 133 Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities and SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (collectively, "SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized as either assets or liabilities at fair value. The Company will account for the swaps as cash flow hedges and will record changes in fair value in accumulated other comprehensive income.

9.    Pension and Other Postretirement Benefits

	Pension Benefits		Other Benefits
	Thirteen weeks ended		Thirteen weeks ended
	December 25,	December 27,	December 25,	December 27,
	2005	2004	2005	2004
Service Cost	828	748	6	7
Interest Cost	1,606	1,553	37	46
Expected return on plan assets	(2,465)	(2,432)	—	—
Amortization of prior service cost	1	7	—	—
Amortization of unrecognized net loss	68	178	—	—
Net periodic benefit cost	38	54	43	53

Employer Contributions

During the thirteen-week periods ended December 25, 2004 and December 27, 2003, the Company contributed $28 and $27, respectively, to its defined benefit pension plan.

During the thirteen-week periods ended December 25, 2004 and December 27, 2003, the Company contributed $76 and $10, respectively, to its post-retirement benefit plan.

10.     Segment Information

The Company has operations in the United States, Europe and Canada. The following is a summary by geographic region:

	Net Sales	(Loss) Earnings Before Income Taxes
Thirteen weeks ended December 25, 2004
United States	$65,847	$(3,728)
Europe	1,178	(20)
Canada	15,021	1,810
Total	$82,046	$(1,938)

ATT HOLDING CO.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
(Dollars in thousands)

	Net Sales	Earnings Before Income Taxes
Thirteen weeks ended December 27, 2003
United States	$69,996	$2,775
Europe	1,390	(84)
Canada	13,029	1,623
Total	$84,415	$4,314

	Identifiable Assets
	December 25, 2004	September 25, 2004
United States	$416,575	$410,801
Europe	6,359	6,432
Canada	69,959	66,004
Total	$492,893	$483,237

11.    Commitments and Contingencies

The Company is involved in lawsuits and claims, including certain environmental matters, arising out of the normal course of its business. In the opinion of management, the ultimate amount of liability, if any, under pending litigation will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

PROSPECTUS DATED April 14, 2005

$150,000,000

Ames True Temper, Inc.
Offer to Exchange

Senior Floating Rate Notes due 2012
for any and all outstanding
Senior Floating Rate Notes due 2012

PROSPECTUS

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of our company have not changed since the date hereof.

Until July 13, 2005 (90 days from the date of this prospectus), all dealers effecting transactions in the securities, whether or not participating in this exchange offer, may be required to deliver a prospectus.